                            STOCK PURCHASE AGREEMENT


                                  DATED AS OF

                                  MAY 31, 1994

                                    BETWEEN


                         BELL CANADA INTERNATIONAL INC.

                                      AND

                             JONES INTERCABLE, INC.

                               TABLE OF CONTENTS

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                                   ARTICLE 1

                                  DEFINITIONS

1.1    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . .        1

                                   ARTICLE 2

                               PURCHASE AND SALE

2.1    Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . .       10
2.2    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10
2.3    Legends  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1    Corporate Existence and Power  . . . . . . . . . . . . . . . . .       11
3.2    Corporate Authorization; Minute Books  . . . . . . . . . . . . .       12
3.3    Governmental Authorization . . . . . . . . . . . . . . . . . . .       13
3.4    Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . .       13
3.5    Capitalization of the Company  . . . . . . . . . . . . . . . . .       14
3.6    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .       15
3.7    SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . .       16
3.8    Financial Statements . . . . . . . . . . . . . . . . . . . . . .       17
3.9    No Undisclosed Material Liabilities  . . . . . . . . . . . . . .       17
3.10   Absence of Certain Changes . . . . . . . . . . . . . . . . . . .       18
3.11   Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
3.12   Franchises . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
3.13   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
3.14   Material Contracts . . . . . . . . . . . . . . . . . . . . . . .       20
3.15   Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . .       21
3.16   Compliance with Laws and Court Orders; No
            Defaults  . . . . . . . . . . . . . . . . . . . . . . . . .       22
3.17   Environmental Matters  . . . . . . . . . . . . . . . . . . . . .       22
3.18   Intellectual Property  . . . . . . . . . . . . . . . . . . . . .       23
3.19   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
3.20   Transactions with Affiliates . . . . . . . . . . . . . . . . . .       25
3.21   Directors and Officers . . . . . . . . . . . . . . . . . . . . .       25
3.22   Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . .       26
3.23   Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . .       28
3.24   Spacelink  . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
3.25   Representations  . . . . . . . . . . . . . . . . . . . . . . . .       29
3.26   Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . .       29
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                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1    Organization and Existence . . . . . . . . . . . . . . . . . . . .           29
4.2    Corporate Authorization  . . . . . . . . . . . . . . . . . . . . .           29
4.3    Governmental Authorization . . . . . . . . . . . . . . . . . . . .           30
4.4    Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . .           30
4.5    Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . .           30
4.6    Purchase for Investment  . . . . . . . . . . . . . . . . . . . . .           30
4.7    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .           31
4.8    Financial Statements . . . . . . . . . . . . . . . . . . . . . . .           31
4.9    Compliance with Laws and Court Orders  . . . . . . . . . . . . . .           31
4.10   Disclosure in Joint Proxy Statement  . . . . . . . . . . . . . . .           31

                                   ARTICLE 5

                             PRE-CLOSING COVENANTS

5.1    Stockholder Meetings; Proxy Material . . . . . . . . . . . . . . .           32
5.2    Certain Pre-Closing Transactions . . . . . . . . . . . . . . . . .           33
5.3    Conduct Prior to Closing . . . . . . . . . . . . . . . . . . . . .           33
5.4    Interim Financing  . . . . . . . . . . . . . . . . . . . . . . . .           38
5.5    Access to Information  . . . . . . . . . . . . . . . . . . . . . .           39
5.6    Notices of Certain Events  . . . . . . . . . . . . . . . . . . . .           40
5.7    Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . .           41
5.8    Public Announcements . . . . . . . . . . . . . . . . . . . . . . .           41
5.9    Other Offers . . . . . . . . . . . . . . . . . . . . . . . . . . .           41
5.10   Break-Up Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .           42
5.11   No Other Cable Business Discussions  . . . . . . . . . . . . . . .           43
5.12   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . .           43
5.13   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . .           43
5.14   Spacelink Agreement  . . . . . . . . . . . . . . . . . . . . . . .           44

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

6.1    Conditions to Obligations of the Purchaser
            and the Company . . . . . . . . . . . . . . . . . . . . . . .           44
6.2    Conditions to Obligation of the Purchaser  . . . . . . . . . . . .           46
6.3    Conditions to Obligation of the Company  . . . . . . . . . . . . .           47



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                                   ARTICLE 7

                           SURVIVAL; INDEMNIFICATION

7.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           48
7.2    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .           49
7.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           49
7.4    Actual Knowledge Limitation  . . . . . . . . . . . . . . . . . . . .           50
7.5    Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . .           50

                                   ARTICLE 8

                                  TERMINATION

8.1    Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . .           50
8.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . .           51

                                   ARTICLE 9

                                 MISCELLANEOUS

9.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           51
9.2    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . .           52
9.3    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           53
9.4    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .           53
9.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .           53
9.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .           53
9.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           53
9.8    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .           53
9.9    Separability . . . . . . . . . . . . . . . . . . . . . . . . . . . .           54
9.10   Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           54

                                   SCHEDULES

Schedule 1.1   Loan Agreements
Schedule 3.3   Governmental Authorization
Schedule 3.4   Non-Contravention
Schedule 3.5   Capitalization
Schedule 3.6   Subsidiaries
Schedule 3.10  Absence of Certain Changes
Schedule 3.11  Properties
Schedule 3.12  Franchises
Schedule 3.13  Litigation
Schedule 3.14  Material Contracts
Schedule 3.17  Environmental Matters
Schedule 3.18  Intellectual Property
Schedule 3.19  Taxes
Schedule 3.20  Transactions with Affiliates

Schedule 3.21  Directors and Officers
Schedule 3.22  Employee Benefit Matters
Schedule 3.23  Fees
Schedule 5.11  No Other Cable Business Discussions

                                    EXHIBITS

Exhibit A      Financial Services Agreement
Exhibit B      Jones Employment Agreement
Exhibit C      Shareholders Agreement
Exhibit D      Spacelink Schedules
Exhibit E      Supply and Services Agreement
Exhibit F      Amended and Restated By-laws of Jones
                       Intercable, Inc.
Exhibit G      Form of opinion of counsel to the
                       Company
Exhibit H      Form of opinion of counsel to the
                       Purchaser
Exhibit I      Additional Closing Representations
Exhibit J      Spacelink Covenants
Exhibit K      Secondment Agreement

                            STOCK PURCHASE AGREEMENT

           AGREEMENT dated as of May 31, 1994 between Bell Canada International Inc., a Canadian corporation (the "Purchaser"), and Jones Intercable, Inc., a Colorado corporation (the "Company").

           The parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

           1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

           "Allocated Expenses" means for any period the fees payable (without regard to any Cable Partnership's right to defer or limit actual payment) to the Company or a Consolidated Subsidiary by the Cable Partnerships to compensate the Company or such Consolidated Subsidiary for that portion (computed by the Company consistently with respect to all Cable Partnerships) of its general overhead and administrative expenses, including all of its direct and indirect expenses allocable to the operation of the Cable Partnerships' business, including, but not limited to, home office rent, supplies, telephone, travel and copying charges, and salaries of full and part-time employees.

           "Alternative Transaction" has the meaning set forth in the Transaction Agreement.

           "Annualized Operating Cash Flow" means, for any fiscal quarter of the Company, the product of (i) four and (ii) the total revenues (excluding the gain on the sale of any assets to the extent included therein) of the Company and its Consolidated Subsidiaries for such quarter, adjusted for Owned Systems acquired or sold during such period, plus MLP Distributions and Interest Income, less the sum of (A) operating expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, adjusted for Owned Systems acquired or sold during such period, (B) general and administrative expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, in each case, (C) CATV Fund Fees, net of taxes, and (D) payments of Taxes on operating income, provided that Management Fees, Allocated Expenses and Interest Income shall be included in the foregoing amounts only to the extent actually received in cash during such quarter.

           "Balance Sheet Date" means May 31, 1993.

           "Balance Sheets" means the consolidated balance sheets of (i) the Company and its Subsidiaries and (ii) after consummation of the Spacelink Transaction, Spacelink and its Subsidiaries, in each case as of the Balance Sheet Date and included in the SEC Documents.

           "Board" means the board of directors of the Company.

           "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado.

           "Cable Partnership" means, at any time, any partnership that owns or operates a System in which an Intercable Group Entity is a general or managing partner at such time, and any joint venture of any such partnership.

           "Capital Stock" means, at any time, Common Stock, Class A Common Stock and any other authorized capital stock of the Company.

           "CATV Fund Fees" means cash distributions (other than MLP Distributions and Management Fees) from the Cable Partnerships to the Company in its capacity as general partner of the Cable Partnerships, including, without limitation, distributions from cash flow, distributions from the sale or refinancing of Systems owned by a Cable Partnership and distributions upon dissolution of a Cable Partnership (whether or not such distributions are recognized for income statement purposes).

           "Class A Common Stock" means Class A Common Stock, par value $0.01 per share, of the Company.

           "Closing Date" means the date of the Closing.

           "Common Stock" means Common Stock, par value $0.01 per share, of the Company.

           "Consolidated Subsidiaries" means, at any date, those Subsidiaries of the Company whose accounts would be consolidated with those of the Company if consolidated financial statements were prepared as of such date in accordance with generally accepted accounting principles.

           "Control Option" means the option to purchase the Optioned Shares (as defined in the Option Agreements) pursuant to the Option Agreements.

           "Convertible Debentures" means the 7.5% Convertible Debentures due June 1, 2007 of the Company.

           "Core Business" means, at any time, the following lines of business:
(i) cable television services, (ii) wireline local communications services (including exchange, access and value-added services, such as call waiting, call forwarding and similar services) in geographic markets where the Company or a Subsidiary of the Company owns a cable television business at such time and (iii) physical cable or wireline delivery of multi-media services (including inter-active services) over broadband networks in geographic markets where the Company or a Subsidiary of the Company provides cable television or wireline local communications services at such time. "Core Business" does not include (A) the provision of personal communications services (as defined by the Federal Communications Commission at 47 C.F.R. 99.5 on the date hereof), but includes the lease (or other provision) of wireline or broadband networks used in connection with the operation of the Core Business to providers of personal communications services and (B) the creation, development, production, acquisition, packaging and sale (but not physical delivery) of entertainment, informational, educational and other programming services or software, including inter-active, multi-media and CD ROM services.

           "Current SEC Filings" means (i) the annual report on Form 10-K of the Company for the fiscal year ended May 31, 1993, (ii) the quarterly report on Form 10-Q of the Company for the fiscal quarter ended February 28, 1994,
(iii) the proxy statement dated November 19, 1993 of the Company prepared in connection with the Notice of Annual Meeting of Shareholders of the Company to be held on December 21, 1993, (iv) the annual reports on Form 10-K of each Cable Partnership for the fiscal year ended December 31, 1993 and (v) after consummation of the Spacelink Transaction, such reports and proxy statement of Spacelink for such periods or at such date.

           "Debt" of the Company and its Consolidated Subsidiaries means at any date, without duplication, (i) all obligations of such Persons for borrowed money, (ii) all obligations of such Persons evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of all such Persons to pay the deferred purchase price of property or services, except trade accounts payable and current liabilities arising in the ordinary course of business, (iv) all obligations of all such Persons as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of all such Persons, whether or not such Debt is otherwise an obligation of such Persons,
(vi) all guarantees, endorsements and other contingent obligations with respect to Debt, or to otherwise assure the owner of any of such Debt against loss with respect thereto and (vii) obligations to repurchase assets previously sold.

           "Dollars" or "$" means United States dollars.

           "Employee Options" means any options to purchase Class A Common Stock granted to employees, officers or directors of the Company or any of its Subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by the Board.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "Exon-Florio Act" means Section 721 of Title VII of the Defense Production Act of 1950, as amended, together with the rules and regulations promulgated thereunder.

           "FCC" means the Federal Communications Commission or its successor.

           "FCC License" means any license, authorization, certification or permit issued by the FCC (and any applications for any of the foregoing), including, without limitation, licenses issued in connection with the operation of community antenna television systems, community antenna relay systems, microwave systems, earth stations and business and other two-way radios.

           "Financial Services Agreement" means the Financial Services Agreement dated as of the Closing Date between the Company and Jones Financial Group, Inc., substantially in the form of Exhibit A hereto.

           "Franchise Agreement" means any franchise, agreement, permit, license or other authorization granted by any Governmental Authority organized within the United States of America, including all laws, regulations and ordinances relating thereto, which authorizes the construction or operation of a System or the reception and transmission of signals by microwave, and shall include, without limitation, all FCC Licenses and all certificates of compliance, if any, and cable television registration statements (or similar documents) which are required to be issued by or filed with the FCC.

           "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

           "Intellectual Property Right" means any trademark, service mark, trade name, copyright, patent, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

           "Intercable Group" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time. Immediately following the consummation of the Spacelink Transaction, such Subsidiaries will include the Persons that were Subsidiaries of Spacelink immediately prior to the consummation of the Spacelink Transaction.

           "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

           "Interest Income" means for any period the sum of interest paid to the Company (a) with respect to deferrals of Management Fees or Allocated Expenses owed to the Company, (b) with respect to loans and advances made by the Company to the Cable Partnerships, and (c) with respect to cash on deposit in interest bearing accounts.

           "JI Group" means, at any time, Glenn R. Jones, Jones International and each Person that is a Subsidiary of Glenn R. Jones or Jones International at such time, other than any Person that is an Intercable Group Entity or a Spacelink Group Entity at such time.

           "JI Group Entity" means, at any time, each Person included in the JI Group at such time.

           "Jones Employment Agreement" means the Employment Agreement dated as of the Closing Date between Glenn R. Jones and the Company, substantially in the form of Exhibit B hereto.

           "Jones International" means Jones International, Ltd., a Colorado corporation.

           "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

           "Loan Agreements" means the agreements listed on Schedule 1.1.

           "Management Fees" means for any period management fees earned by the Company and its Consolidated Subsidiaries during such period for management services provided to the Cable Partnerships as described in the partnership agreements.

           "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Intercable Group Entities, taken as whole.

           "MLP Distributions" means for any period the cash distributions made by Jones Intercable Investors, L.P. to the Company in respect of the Class A Units owned by the Company.

           "Net Debt" means, at any time, Debt at such time, less cash and cash equivalents of the Company and its Consolidated Subsidiaries at such time.

           "New Securities" means any shares of Capital Stock, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of Capital Stock, in each case that are issued after the date hereof, provided that "New Securities" does not include Employee Options.

           "Officer" has the meaning ascribed to it in Rule 16a-1 under the Exchange Act.

           "Option Agreements" means the Option Agreements referred to in the Transaction Agreement dated as of the Closing Date.

           "Optioned Shares" means the Common Shares subject to the Option Agreements.

           "Owned System" means any System that is owned and operated by an Intercable Group Entity that is not a Partnership System.

           "Partnership System" means any System that is owned and operated by a Cable Partnership.

           "Permitted Amount" means, at any date, the product of (i) seven and
(ii) Annualized Operating Cash Flow for the most recently ended fiscal quarter of the Company prior to, or on, such date.

           "Permitted Equity Issuances" means sales by the Company of Class A Shares for cash where the proceeds from any such sale will be used to finance the purchase by the Company (or its wholly-owned Subsidiary) of any Partnership System.

           "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           "Purchase Price" means the product of (i) $27.50 and (ii) the number of Shares to be purchased by the Purchaser pursuant to Section 2.1.

           "Related Agreements" means the Shareholders Agreement, the Jones Employment Agreement, the Supply and Services Agreement, the Secondment Agreement and the Financial Services Agreement.

           "SEC" means the Securities and Exchange Commission or its successor.

           "SEC Reporting Entity" means the Company and each other Intercable Group Entity that is, or since January 1, 1991 has been, required to file periodic reports with the SEC under the Exchange Act. After consummation of the Spacelink Transaction, "SEC Reporting Entity" shall include Spacelink.

           "SEC Transaction Document" means any document required to be filed by the Company or Spacelink with the SEC in connection with consummation of the Transactions.

           "Secondment Agreement" means the Secondment Agreement dated as of the Closing Date between the Purchaser and the Company, substantially in the form of Exhibit K hereto.

           "Securities Act" means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

           "Shareholders Agreement" means the Shareholders Agreement dated as of the Closing Date substantially in the form of Exhibit C hereto, provided that in the event the Alternative Transaction is consummated, "Shareholders Agreement" means the Shareholders Agreement substantially in the form of Exhibit D to the Transaction Agreement.

           "SMATV" means a satellite master antenna television system.

           "Spacelink" means Jones Spacelink, Ltd., a Colorado corporation.

           "Spacelink Agreement" means the Exchange Agreement and Plan of Reorganization between the Company and Spacelink dated as of May 31, 1994.

           "Spacelink Group Entity" means, at any time prior to consummation of the Spacelink Transaction, Spacelink and any person that is a Subsidiary of Spacelink at such time. After consummation of the Spacelink Transaction, "Spacelink Group Entity" shall have no meaning.

           "Spacelink Schedules" means the schedules attached hereto as Exhibit
D.

           "Spacelink Shares" means the 4,100,000 shares of Class A Common Stock to be issued and delivered by the Company to Spacelink pursuant to the Spacelink Agreement.

           "Spacelink Transaction" means the transactions contemplated by the Spacelink Agreement.

           "Subscriber" means at any time, the number of single customer accounts receiving basic cable television services from an Intercable Group Entity and billed at the basic monthly price in the applicable System (subject to applicable published discounts) during the full calendar month ending immediately prior to such time.

           "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. The parties hereto acknowledge that (i) Glenn R. Jones and Jones International are not Subsidiaries of any Intercable Group Entity and (ii) BCE Inc. is not a Subsidiary of Investor.

           "Subsidiary Securities" means any shares of capital stock of a Subsidiary of the Company, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of such capital stock.

           "Supply and Services Agreement" means the Supply and Services
Agreement dated as of the Closing Date between the Purchaser and the Company, substantially in the form of Exhibit E hereto.

           "System" means a cable television or SMATV system owned or operated by an Intercable Group Entity serving subscribers within a geographical area covered by one or more Franchise Agreements from the same head end facility (or two or more related head end facilities).

           "Transaction Agreement" means the agreement dated as of the date hereof among the Purchaser, Glenn R. Jones, Jones International and Spacelink.

           "Transactions" means the transactions contemplated by this Agreement, the Spacelink Agreement and the Related Agreements, and the grant
(but not the exercise) of the Control Option pursuant to the Option Agreements.

           (b) Each of the following terms is defined in the Section set forth opposite such term:

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     Term                              Section
     Acquisition Proposal               5.9
     Benefit Agreement                  3.22
     Cable Acquisition Proposal         5.11
     Closing                            2.2
     Damages                            7.2
     Environmental Laws                 3.17
     Environmental Liabilities          3.17
     ERISA                              3.22
     ERISA Affiliate                    3.22
     Hazardous Substances               3.17
     Indemnified Party                  7.3
     Indemnifying Party                 7.3
     Intercable Proposals               5.1
     Material Financing Transaction     5.10
     Multiemployer Plan                 3.22
     Outstanding Securities             3.5
     PBGC                               3.22
     Restricted Business                9.4
     Restricted Persons                 5.9
     Returns                            3.19
     SEC Documents                      3.7
     Shares                             2.1
     Spacelink Proposals                5.1
     Subscribers                        3.12
     Subsidiary Securities              3.6
     Tax                                3.19
     Title IV Plan                      3.22

           (c) All accounting determinations hereunder shall be made, and all financial calculations required to be made hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries.

                                   ARTICLE 2

                               PURCHASE AND SALE

          2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company 7,500,000 shares of Class A Common Stock (the "Shares") at $27.50 a share, provided that (x) in the event the Alternative Transaction is consummated, the number of such Shares will be 5,864,873 and (y) the number of Shares to be purchased pursuant to this Section
2.1 will be reduced by the number of shares, if any, of Class A Common Stock purchased by the Purchaser after the date hereof and prior to Closing pursuant to Section 5.4.

          2.2 Closing. (a) The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis, Graham & Stubbs as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 6, or at such other time or place as the Purchaser and the Company may agree.

          (b) Upon the terms and subject to the conditions of this Agreement at the Closing:

          (i) the Purchaser shall deliver, or cause to be delivered, to the Company the Purchase Price in immediately available funds by wire transfer to an account of the Company with a bank designated by the Company, by notice to the Purchaser, not later than two business days prior to the Closing Date;

          (ii) the Company shall deliver to the Purchaser certificates representing the Shares, with any required transfer stamps affixed thereto;

         (iii) the Company will execute and deliver each of the Related Agreements, and the Purchaser will execute and deliver the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement; and

          (iv) the parties hereto will deliver, or cause to be delivered, the opinions, certificates and other documents required by Article 6.

          2.3 Legends. (a) The certificate evidencing the Shares shall, until such time as the same is no longer required under applicable requirements of the Securities Act, contain a legend substantially in the form of the following paragraph:

                   "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE
                NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AS TO SUCH SALE OR OFFER FOR SALE, OR UNLESS AN EXEMPTION
                FROM REGISTRATION IS AVAILABLE."

          (b) Upon request of a holder of any of the Shares, the Company shall issue to such holder a new certificate therefor free of any transfer legend if
(i) the Shares are being sold pursuant to a registration statement in compliance with the Securities Act, (ii) the Company shall have received either
(A) a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act, or
(B) a "no-action" letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (iii) such holder provides evidence reasonably satisfactory to the Company that it may sell such shares under Rule 144 of the Securities Act (or any successor rule).


                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Purchaser:

          3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to the Purchaser true and complete copies of its articles of incorporation and bylaws as currently in effect.

          3.2 Corporate Authorization; Minute Books. (a) The execution, delivery and performance by the Company of this Agreement, the Spacelink Agreement and the Related Agreements, are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, provided that the issuance by the Company of the Spacelink Shares pursuant to the Spacelink Agreement and the issuance by the Company of the Shares pursuant to this Agreement are subject to approval by the shareholders of the Company. Each of this Agreement and the Spacelink Agreement constitutes a valid and binding agreement of the Company. Upon the execution and delivery by the Company and the other parties thereto, each of the Related Agreements will constitute a valid and binding agreement of the Company.

          (b) The Company has made available to the Purchaser true and complete copies of all minutes of meetings and actions by consent of (i) the boards of directors of the Intercable Group Entities and any committees thereof and (ii) shareholders or partners of the Intercable Group Entities. All actions taken by the Company requiring action by its board of directors or shareholders have been duly authorized or ratified by all necessary corporate action and are evidenced in such minutes and consents.

          (c) The Board of Directors of the Company, acting in accordance with the unanimous recommendation of a special committee of the Board of Directors of the Company, has unanimously (i) determined that the issuance of the Shares by the Company in exchange for the Purchase Price pursuant to this Agreement is fair to, and in the best interest of, the Company, (ii) determined that the issuance of the Spacelink Shares by the Company in exchange for the assets of Spacelink pursuant to the Spacelink Agreement is fair to, and in the best interest of, the Company and (iii) resolved to recommend the Intercable Proposals to the stockholders of the Company. The Company further represents that Salomon Brothers Inc and Dillon, Read & Co. Inc. have each delivered to the Company's Board of Directors its written opinion substantially to the effect that each of the issuance of the

Shares by the Company in exchange for the Purchase Price pursuant to this Agreement and the issuance of the Spacelink Shares by the Company in exchange for the assets of Spacelink pursuant to the Spacelink Agreement, is fair to the Company from a financial point of view. The Company has been advised that all of its directors who are shareholders of the Company intend to vote in favor of the Intercable Proposals.

          3.3 Governmental Authorization. Assuming the accuracy of the Purchaser's representations and warranties contained in Section 4.3 hereof, the execution, delivery and performance by the Company of this Agreement, the Spacelink Agreement and the Related Agreements, and the consummation of the Transactions and the exercise by the Purchaser of the Control Option (assuming such exercise occurred on the date the representation is given), require no action by any Intercable Group Entity in respect of, or filing by any Intercable Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than (i) compliance with any applicable requirements of the Exon-Florio Act, (ii) the actions and filings listed on Schedule 3.3 and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the Spacelink Agreement and the Related Agreements, and the consummation of the Transactions and the exercise by the Purchaser of the Control Option (assuming such exercise occurred on the date the representation is given) do not:

           (i) violate (x) the articles of incorporation or by-laws of the Company or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Intercable Group Entity,

          (ii) assuming compliance with the matters referred to in Section 3.3, the approval by the shareholders of Spacelink of the Spacelink Proposals and the accuracy of Purchaser's representations and warranties contained in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on any Intercable Group Entity,

         (iii) except as set forth in Schedule 3.4 and assuming compliance with the matters referred to in Section 3.3 and the accuracy of Purchaser's representations and warranties contained in Section 4.3, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Intercable Group Entity under, or cause a loss of any benefit to which such Intercable Group Entity is entitled under, any agreement or other instrument binding upon any Intercable Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Intercable Group Entity, or

          (iv) result in the creation or imposition of any Lien on any asset of any Intercable Group Entity, except in the case of clauses (ii),
         (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.5  Capitalization of the Company.  (a)  At the date hereof:

          (i) the Company's authorized capital stock consists of (A) 5,550,000 shares of Common Stock, of which 5,498,539 shares are issued and 4,913,021 shares are outstanding, and (B) 30,000,000 shares of Class A Common Stock, of which 16,062,502 shares are issued and 14,817,088 shares are outstanding,

          (ii) there are outstanding employee stock options to purchase an aggregate of 200,000 shares of Common Stock and 798,665 shares of Class A Common Stock, and Schedule 3.5 hereto lists the grantees of such options, together with the date of grant and the exercise price,

         (iii) there are outstanding $19,468,000 principal amount of 7.5% Convertible Debentures due June 1, 2007 of the Company, which are convertible into 1,289,272 shares of Class A Common Stock, and

          (iv) the Company holds (a) 585,518 shares of Common Stock and (b) 1,245,414 shares of Class A Common Stock in its treasury.

          (b) Except as set forth in paragraph (a) of this Section 3.5, as of the date hereof there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) except as contemplated by this Agreement, the Option Agreements and the Spacelink Agreement, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses
(i), (ii) and (iii) being referred to collectively as the "Outstanding Securities"). There are no outstanding obligations of any Intercable Group Entity to repurchase, redeem or otherwise acquire any Outstanding Securities.

          (c) All outstanding shares of capital stock of the Company have been, and the Shares and the Spacelink Shares at or prior to the Closing will be, duly authorized and validly issued, fully paid and non-assessable and have been (or will have been) offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. At the Closing, the Shares will be delivered to Purchaser free and clear of any Lien.

          (d) To the knowledge of the Company, as of the date hereof there are no voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of capital stock of the Company other than those so created by the articles of incorporation and by-laws of the Company and as contemplated hereby.

          3.6 Subsidiaries. (a) All Subsidiaries of the Company at the date hereof, and their respective jurisdictions of incorporation or organization (as applicable) are identified on Schedule 3.6. Schedule 3.6 also lists any investments in excess of $5,000,000 of any Intercable Group Entity at the date hereof in Persons that are not Subsidiaries of the Company. Each Subsidiary of the Company is either a corporation, general partnership or a limited partnership.

          (b) Each Subsidiary identified as a corporation on Schedule 3.6 is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary identified as a partnership on
Schedule 3.6 is a partnership duly organized and validly existing as a partnership under the laws of its jurisdiction of organization. Each Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (c) Except as disclosed in Schedule 3.6 or pursuant to Liens granted to secure obligations under the Loan Agreements, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, but excluding restrictions in the partnership agreements of the Cable Partnerships), other than limitations and restrictions arising under applicable securities laws and regulations. There are no outstanding (i) securities of any such Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Intercable Group Entity or (ii) options or other rights to acquire from any such Subsidiary, or other obligation of any such Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Intercable Group Entity (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of any Intercable Group Entity to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          3.7 SEC Documents. (a) The Company has delivered to the Purchaser all reports, statements, schedules and registration statements filed with the SEC by each SEC Reporting Entity since May 31, 1991, including (i) the annual reports on Form 10-K of each SEC Reporting Entity for the fiscal years ended on or after May 31, 1991, (ii) the quarterly reports on Form 10-Q of each SEC Reporting Entity for the fiscal quarters ended after the end of the most recent fiscal year of such SEC Reporting Entity and (iii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders or partners of each SEC Reporting Entity held since May 31, 1991.

          (b) Since May 31, 1991, each SEC Reporting Entity has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Securities Act and the Exchange Act (the "SEC Documents"), and each such registration statement, when it became effective, and each such report or proxy statement when it was filed, as the case may be, complied in all material respects with the Securities Act or the Exchange Act, as the case may be.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its filing date, each such report or proxy statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          3.8 Financial Statements. (a) The audited and unaudited interim consolidated financial statements of the Company included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as at the date thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

          (b) The audited and unaudited interim financial statements of each SEC Reporting Entity other than the Company included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of such SEC Reporting Entity as at the date thereof and the statements of operations, partners' capital (or stockholders' equity) and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

          3.9 No Undisclosed Material Liabilities. There are no liabilities of any Intercable Group Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities provided for in the Balance Sheets or disclosed in the notes thereto;

          (b) liabilities disclosed in the Current SEC Filings or in Schedule 3.13; and

          (c) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Intercable Group, taken as a whole.

          3.10  Absence of Certain Changes.  Except as disclosed in Schedule
3.10 or the SEC Documents filed with the SEC prior to the date hereof, since the Balance Sheet Date the business of the Intercable Group Entities has been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by any Intercable Group Entity of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

         (iii) any amendment of any term of any outstanding equity security of the Company, or any debt security material to the Intercable Group Entities, taken as a whole, but excluding debt issued pursuant to the Loan Agreements and capitalized leases;

          (iv) prior to the date hereof any incurrence, assumption or guarantee by the Company (or any Subsidiary that is not a Cable Partnership) of any indebtedness for borrowed money exceeding $10,000,000 in the aggregate for all Intercable Group Entities (other than the Cable Partnerships);

          (v) prior to the date hereof any incurrence, assumption or guarantee by any Cable Partnership of any indebtedness for borrowed money (excluding borrowings to refinance outstanding debt) exceeding $50,000,000 in the aggregate for all Cable Partnerships;

          (vi) prior to the date hereof, any making by any Intercable Group Entity of any loan, advance or capital contributions to or other investment in any Person other than (A) loans, advances or capital contributions to or investments in other Intercable Group Entities or
         (B) loans, advances, capital contributions to or investments in other Persons that are not JI Group Entities in an aggregate amount not exceeding $5,000,000;

         (vii) any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of any Intercable Group Entity which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (viii) any material change in any method of accounting or accounting practice by any Intercable Group Entity, except as required by generally accepted accounting principles.

          3.11 Properties. Except as described in Schedule 3.11, each Intercable Group Entity possesses all assets (whether real or personal, tangible or intangible) and rights necessary to enable it to carry on its business in all material respects as currently conducted.

          3.12 Franchises. (a) Schedule 3.12 lists all Systems as of the date hereof and specifies for each such System (i) the name of the Intercable Group Entity that owns or operates such System, (ii) the material Franchise Agreements (other than FCC Licenses) relating to such System, true and complete copies of which have been previously delivered to the Purchaser, (iii) the approximate date on which each such Franchise Agreement expires, (iv) the approximate number of Subscribers serviced by such System on February 28, 1994 and (v) the approximate number of homes passed by such System on February 28, 1994.

          (b) The Intercable Group Entities have all material Franchise Agreements required to operate the Systems. All such Franchise Agreements held by an Intercable Group Entity were lawfully transferred or granted to such Intercable Group Entity pursuant to the rules and regulations of the relevant Governmental Authorities. The Franchise Agreements (other than FCC Licenses) authorize the Intercable Group Entity indicated on Schedule 3.12 to operate a System (or portion thereof) until the respective approximate expiration dates listed on Schedule 3.12. Except as specifically disclosed in writing to the General Counsel of Purchaser, the Intercable Group Entities are in compliance in all material respects with all material Franchise Agreements relating to the Systems (taken as a whole), and no event has occurred or exists which permits, or, after the giving of notice or the lapse of time or both would permit, the revocation or termination of any Franchise Agreement, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) Schedule 3.12 lists each Franchise Agreement for which an Intercable Group Entity has received notice from, or has been advised by, the relevant Governmental

Authority that such Governmental Authority is taking, or threatening to take, action to terminate or otherwise revoke such Franchise Agreement.

          (d) Schedule 3.12 contains a complete list and brief description of all FCC Licenses granted to each Intercable Group Entity and in effect as of the date hereof, and all applications by an Intercable Group Entity for an FCC License now pending, other than the following types of licenses: (i) business and other two-way radio licenses that are used in connection with the operation of the businesses conducted by the Intercable Group and are not held for resale or to provide services to third parties and (ii) microwave licenses and earth station registrations which authorize the reception or transmission of signals in connection with the operation of the Systems.

          3.13  Litigation.  (a)  Except as listed and described in Schedule
3.13 or the Current SEC Filings, there are no claims, actions, suits, proceedings or, to the knowledge of the Company, investigations pending by or against any Intercable Group Entity or any of their respective businesses, properties, assets or any of the capital stock of any Intercable Group Entity at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no such claim, action, suit, proceeding or investigation is threatened.

          (b) Except as described in Schedule 3.13, as of the date hereof there is no claim, action, suit, proceeding or, to the knowledge of the Company, investigation pending (or to the knowledge of the Company threatened) against, or affecting, any Intercable Group Entity or any of their respective properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the Transactions or the exercise by the Purchaser of the Control Option.

          3.14 Material Contracts. (a) Except as disclosed in Schedule 3.14 or in any SEC Document filed with the SEC between December 31, 1992 and the date hereof (including documents incorporated by reference therein) and except for the Spacelink Agreement, as of the date hereof none of the Intercable Group Entities is a party to or bound by:

          (i) any partnership, joint venture or other similar agreement or arrangement material to the Intercable Group Entities, taken as a whole;

          (ii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), except for agreements relating to the acquisition or disposition of cable television systems for a purchase price less than $5,000,000 in any one case or $25,000,000 in the aggregate;

         (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except for the Loan Agreements and any such other agreements with an aggregate outstanding principal amount not exceeding $10,000,000;

          (iv) any agreement that limits the freedom of any Intercable Group Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Intercable Group Entity after the Closing Date (or the exercise by Purchaser of the Control Option) other than (A) reasonable and customary agreements not to compete in the cable television, SMATV or similar businesses for a period of not greater than five years entered into in connection with the sale or other disposition of such businesses and (B) provisions in Franchise Agreements that restrict Intercable Group Entities from providing certain services to customers in the franchise area; or

          (v) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Intercable Group, taken as a whole and that has not been disclosed in a Schedule to this Agreement.

          (b) Each agreement, commitment, arrangement or plan required to be disclosed in Schedule 3.12 or 3.14 to this Agreement (i) is a valid and binding agreement in all material respects of the relevant Intercable Group Entity and, to the knowledge of the Company, the other parties thereto and (ii) is in full force and effect. Except as described in Schedule 3.14, neither the relevant Intercable Group Entity nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, commitment, arrangement or plan required to be disclosed in Schedule 3.14, other than defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.15 Insurance Coverage. The Company has furnished to the Purchaser a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Intercable Group Entities. There is no material claim by any Intercable Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid timely and the Company and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Intercable Group Entities.

          3.16 Compliance with Laws and Court Orders; No Defaults. (a) None of the Intercable Group Entities is in violation of, and has since May 31, 1991, violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) Except as disclosed pursuant to Section 3.12 or Schedule 3.14, none of the Intercable Group Entities is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon any Intercable Group Entity or any license, franchise, permit or similar authorization held by any Intercable Group Entity, which defaults or potential defaults would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.17 Environmental Matters. (a) Except as disclosed on Schedule 3.17, there are no Environmental Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) Except as disclosed in Schedule 3.17, there has been no Phase I or Phase II environmental site audit or assessment conducted of which the Company has knowledge in relation to the current or prior business of any Intercable Group Entity or any property or facility now or previously owned or leased by any Intercable Group Entity which has not been delivered to the Purchaser at least five days prior to the date hereof.

          (c) Except as disclosed in Schedule 3.17, none of the Intercable Group Entities owns or leases or has owned or leased any property, or conducts or has conducted any operations, in Connecticut or New Jersey.

          (d) For purposes of this Agreement, the following terms have the following meanings:

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, groundwater or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "Environmental Liabilities" means any and all liabilities of or relating to any Intercable Group Entity, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

          3.18 Intellectual Property. Each Intercable Group Entity owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by it. Except as disclosed in Schedule 3.18, the Company has no knowledge of any infringement by any Intercable Group Entity of, or conflict by any Intercable Group Entity with, any Intellectual Property Rights of others which is likely to be sustained and, if such infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

           3.19  Taxes.  Except as set forth in the Balance Sheets, Schedule
3.19 hereto, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) the Intercable Group Entities have filed, been included in or sent, and will, prior to the Closing Date, file, be included in or send all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing Date relating to any Taxes (as defined below) with respect to any income, properties or operations of any and all of the Intercable Group Entities prior to the Closing Date (collectively, the "Returns"); (b) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Intercable Group Entities and any other information required to be shown therein; (c) the Intercable Group Entities have timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Intercable Group Entities have made or will make provision for all Taxes payable for any periods that end on or before the Closing Date for which no Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending at the Closing Date; (e) the charges, accruals and reserves for taxes reflected on the books of the Intercable Group Entities are adequate to cover the Tax liabilities that have accrued or are payable by the Intercable Group Entities; (f) none of the Intercable Group Entities is delinquent in the payment of any material Taxes;
(g) no deficiency for any material Taxes has been proposed, asserted or assessed in writing against any of the Intercable Group Entities (or any member of any affiliated or combined group of which any of the Intercable Group Entities is or has been a member for which any of the Intercable Group Entities could be liable); and (h) none of the Intercable Group Entities is or has been a party to any tax sharing agreement with any corporation which, as of the Closing Date, is not a member of the affiliated group of which the Company or Spacelink is a member. "Tax" means with respect to any person (A) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person, (B) any liability of any Intercable Group Entity for the payment of any amount of the type described in clause (A) as a result of being a member of an affiliated or combined group or being a party to any arrangement or agreement whereby liability of any Intercable Group Entity was determined or taken into account by reference to the liability of any other Person for any period and
(C) any liability of any Intercable Group Entity for the payment of any amounts of the type described in clauses (A) or (B) as a result of any express or implied obligation to indemnify any other Person.

          3.20   Transactions with Affiliates.  (a)  Except as disclosed on
Schedule 3.20 or in the SEC Documents filed with the SEC prior to the date hereof, no Intercable Group Entity is, or since May 31, 1991, has been, a party to a material agreement or transaction with any of its Affiliates (other than other Intercable Group Entities).

          (b) Except as disclosed on Schedule 3.20 or pursuant to transactions disclosed in the Current SEC Filings:

           (i) no officer or director of any Intercable Group Entity (other than the Cable Partnerships) is employed by, or renders or supplies services to, any JI Group Entity (A) for which the JI Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such JI Group Entity to pay fair market value for such services, and

          (ii) no officer or director of any JI Group Entity is employed by, or renders or supplies services to, any Intercable Group Entity (other than the Cable Partnerships) (A) for which the Intercable Group Entities since May 31, 1992 paid, or are reasonably expected to pay, more than $20,000 per year or (B) on terms which do not require such Intercable Group Entity to pay fair market value for such services.

          (c) Schedule 3.20 lists all property or assets (whether real or personal, tangible or intangible) that are owned, leased or licensed by a JI Group Entity and are necessary for use in connection with the businesses conducted by any of the Intercable Group Entities.

          (d) Except as set forth in Schedule 3.20 or in the SEC Documents filed with the SEC prior to the date hereof, to the knowledge of the Company, none of the officers or directors of any Intercable Group Entity, or their relatives, owns directly or indirectly, individually or collectively, a material interest in any Person (other than a JI Group Entity) which is a material customer or supplier of (or has any material existing contractual relationship with) any Intercable Group Entity or owns any property used in the business of any Intercable Group Entity.

          3.21 Directors and Officers. Schedule 3.21 identifies all directors and officers of the Company at the date hereof. At the date hereof, none of such directors or officers has indicated to an officer of the Company that he or she intends to resign or retire within one year after the Closing Date as a result of the Transactions or the exercise by Purchaser of the Control Option.

          3.22 Employee Benefit Plans. (a) Schedule 3.22(a) identifies each Employee Plan. The Company has furnished to the Purchaser copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.

          (b) No Employee Plan is a Multiemployer Plan, Title IV Plan or "defined benefit plan" as defined in Section 3(35) of ERISA.

          (c) No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan or any other employee benefit plan or arrangement maintained by any Intercable Group Entity or any of its ERISA Affiliates which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption and excluding transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Intercable Group Entity nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

          (d)  Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. The Company has provided the Purchaser with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Except as described in Schedule 3.22(a), each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders,
rules and regulations, including but not limited to ERISA and the Code.    (e)
Schedule 3.22(e) identifies each material Benefit Arrangement. The Company has furnished to the Purchaser copies or descriptions of each such Benefit Arrangement. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f) The Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of active, retired and former employees of the Intercable Group Entities does not in the aggregate exceed $1,000,000 and, except as set forth on Schedule 3.22(f), no condition exists that would prevent the Intercable Group Entities from amending or terminating any plan providing health, medical or life insurance benefits in respect of any such active, retired or former employee.

          (g) Except as set forth in Schedule 3.22(g), there is no contract, agreement, plan or arrangement covering any employee or former employee of any Intercable Group Entity that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

          (h) Except as set forth on Schedule 3.22(h), and except for bonuses not to exceed $1,000,000 in the aggregate, no current or former director, officer or employee of any Intercable Group Entity will become entitled to any bonus, retirement, severance, job security or similar benefit from the Intercable Group Entities, or any enhancement of any such benefit, solely as a result of the consummation of the Transactions or the exercise by Purchaser of the Control Option. Without limiting the generality of the foregoing, neither the consummation of the transactions contemplated hereby nor the exercise by Purchaser of the Control Option will constitute a "Change of Control" for purposes of the Jones Intercable, Inc. 1992 Stock Option Plan or otherwise result in the acceleration of vesting of stock options under any stock option plan of the Company in effect at the Closing Date.

          (i) For purposes of this Agreement,the following terms have the following meanings:

          "Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any other contract, plan, policy or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by any of the Intercable

Group Entities or any of its Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

          "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any of the Intercable Group Entities or any of its Affiliates and (iii) covers any employee or former employee of any Intercable Group Entity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

          3.23  Finders' Fees.  Except for the fees payable pursuant to Section
5.12 or as disclosed in Schedule 3.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Intercable Group Entity who might be entitled to any fee or commission from Purchaser or any Intercable Group Entity in connection with the Transactions, or the exercise by the Purchaser of the Control Option.

          3.24 Spacelink. (a) In connection with the consummation of the Closing, (i) the Company makes to the Purchaser the representations and warranties set forth in Exhibit I (in addition to the representations and warranties described in this Article 3) and (ii) each Schedule to this Agreement will be deemed to include the Spacelink Schedule having a corresponding number to each such Schedule.

          (b) The parties acknowledge that in connection with the Spacelink Transaction, a wholly-owned Subsidiary of the Company will acquire substantially all of the assets, and assume substantially all of the liabilities, of Spacelink. For purposes of the representations and warranties made at and as of the Closing Date pursuant to

Section 6.2, references to the "Intercable Group" include such assets and liabilities.

          (c) The representations and warranties of Spacelink set forth in the Spacelink Agreement (i) are similar in all material respects to the representations and warranties of Intercable set forth in this Article 3, as qualified by the Spacelink Schedules and (ii) to the knowledge of the Company are true and correct in all material respects. As of the date hereof, to the knowledge of the Company, the representations and warranties set forth in
Exhibit I will be true and correct in all material respects at and as of the Closing Date.

          (d) The Spacelink Agreement includes the covenants set forth in Exhibit J.

          (e) In the event the Alternative Transaction is consummated, the Spacelink Agreement will be terminated and this Section 3.24, and Exhibits I and J hereto, will have no force or effect.

          3.25 Representations. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

          3.26 Use of Proceeds. The Company intends that the proceeds received by it in connection with the sale to Purchaser of the Shares will be used to (i) repay short-term indebtedness of the Company, (ii) purchase cable television systems or (iii) purchase short-term investments.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          The Purchaser hereby represents and warrants to the Company that:

          4.1 Organization and Existence. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

          4.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement, the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes, and at Closing the Shareholders Agreement, the Supply and Services Agreement and the Secondment Agreement will constitute, valid and binding agreements of the Purchaser.

          4.3 Governmental Authorization. Assuming the accuracy of the Company's representations and warranties contained in Section 3.3, the execution, delivery and performance by the Purchaser of this Agreement require no action by Purchaser or BCE Inc. or in respect of, or filing by Purchaser or BCE Inc. with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the Exon-Florio Act and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the business, assets, results of operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

          4.4 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement, the Shareholders Agreement and the Supply and Services Agreement and the Secondment Agreement do not (i) violate the certificate of incorporation or bylaws of Purchaser or (ii) assuming compliance with the matters referred to in Section 4.3 and the accuracy of the Company's representations and warranties contained in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or instrument binding upon the Purchaser, except, in the case of clauses (ii) and (iii), to the extent that any such violation, failure to obtain any such consent or take such other action would not reasonably be expected to be, individually or in the aggregate, material to the business, assets, results of operations, properties or condition (financial or otherwise) of the Purchaser.

          4.5 Finders' Fees. Except for the fees payable pursuant to Section 5.12, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from any Intercable Group Entity upon consummation of the Transactions or the exercise by the Purchaser of the Control Option.

          4.6 Purchase for Investment. The Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any public distribution thereof. Any transfer of Shares by the Purchaser will be made in compliance with the Securities Act.

          4.7 Litigation. As of the date hereof there is no claim, action, suit, proceeding or, to the knowledge of Purchaser, investigation pending (or to the knowledge of the Purchaser threatened) against, or affecting, the Purchaser, its Affiliates or any of its or their properties before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay consummation of the Transactions.

          4.8 Financial Statements. The audited pro-forma consolidated balance sheet of the Purchaser as of December 31, 1993 and the related pro-forma consolidated statements of income and cash flows the year then ended, previously delivered to the Company, present fairly, in all material respects, the pro-forma consolidated financial position of the Purchaser as of such date and its pro-forma consolidated results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles in Canada, applied on a consistent basis.

          4.9 Compliance with Laws and Court Orders. Neither the Purchaser nor any of its Subsidiaries is in violation of, nor has any of them since May 31, 1991, violated any applicable law, rule, regulation, judgment, injunction, order or decree that would reasonably be expected to prevent or materially delay the consummation of the Transactions.

          4.10. Disclosure in Joint Proxy Statement. The information to be supplied by Purchaser in writing specifically for use in the joint proxy statement to be filed by the Company and Spacelink with the SEC pursuant to
Section 5.1, any amendments and supplements thereto and any reports required to be filed with the SEC will not, when first mailed to the shareholders of the Company and at the time the shareholders of the Company and Spacelink vote on the Intercable Proposals and the Spacelink Proposals, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5

                             PRE-CLOSING COVENANTS

          5.1 Stockholder Meetings; Proxy Material. (a) The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the following matters (the "Intercable Proposals"):

          (i) a proposal to approve the acquisition by the Company of substantially all of the assets of Spacelink in exchange for the Spacelink Shares and the assumption by the Company of all liabilities of Spacelink (other than liabilities to dissenting shareholders), as contemplated by the Spacelink Agreement, and

          (ii) a proposal to approve the issuance by the Company of the Shares to the Purchaser, as contemplated by this Agreement. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval of the Intercable Proposals by the Company's stockholders.

          (b) Pursuant to the Spacelink Agreement, Spacelink has agreed to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the following matters (the "Spacelink Proposals"):

          (i) a proposal to approve (x) the acquisition by the Company of substantially all of the assets of Spacelink in exchange for the Spacelink Shares and the assumption by the Company of all liabilities of Spacelink (other than liabilities to dissenting shareholders), (y) the dissolution of Spacelink and (z) the distribution by Spacelink to its shareholders (other than dissenting shareholders) of all of the shares of Capital Stock then held by Spacelink, in each case as contemplated by the Spacelink Agreement, and

          (ii) a proposal to approve the Alternative Transaction (as defined in the Transaction Agreement). Pursuant to the Spacelink Agreement, the Directors of Spacelink have agreed to, subject to their fiduciary duties as advised by counsel, recommend approval of the Spacelink Proposals by Spacelink's stockholders.

          (c) In connection with such meetings, the Company (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a joint proxy statement/prospectus and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of the matters submitted for approval to such stockholders and
(iii) will otherwise comply with all legal requirements applicable to such meeting.

          (d) The Company will not file, amend or supplement any SEC Transaction Document, and pursuant to the Spacelink Agreement will not allow Spacelink to file, amend or supplement any SEC Transaction Document, without prior consultation with the Purchaser and its counsel. The Company shall notify the Purchaser promptly of the receipt by the Company, or to its knowledge Spacelink, of any comments from the SEC for amendments or supplements to any SEC Transaction Document or for additional information and will supply the Purchaser with copies of all correspondence between the Company or, to the extent available to the Company, Spacelink and their respective representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to any SEC Transaction Document.

          5.2 Certain Pre-Closing Transactions. (a) Pursuant to the Spacelink Agreement, Spacelink has agreed to distribute to its shareholders the Spacelink Shares and 2,859,240 shares of Common Stock immediately following consummation of the Spacelink Transaction.

           (b) On or prior to the Closing Date, following the approval by the stockholders of the Company of the Intercable Proposals, the Board of Directors of the Company will cause the Amended and Restated By-Laws of the Company, substantially in the form of Exhibit F attached hereto, to be adopted, provided that nothing contained in this Agreement shall require such actions to be taken prior to the time that all of the conditions set forth in Article 6 (other than those related to such actions) have been satisfied or waived.

           5.3 Conduct Prior to Closing. (a) Except as contemplated by this Agreement, from the date hereof until the Closing Date, the Company shall, and will cause each of the other Intercable Group Entities to, conduct its businesses in the ordinary course consistent with past practice and to use its reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the consent of the Purchaser or except as required to consummate the Transactions in accordance with the terms of this Agreement and the Spacelink Agreement, the Company will not take, or agree to take, or permit any other Intercable Group Entity to take or agree to take, directly or indirectly, any of the following actions:

           (i) authorize, sell, distribute or otherwise issue, or grant rights with respect to, New Securities, Employee Options or Subsidiary Securities (or any stock appreciation or similar interests or rights with respect to such securities) except for (A) routine grants of Employee Options (or stock appreciation rights) approved after the date hereof by the compensation committee of the Board in an amount not to exceed options to purchase (and stock appreciation rights in respect of 2,000,000) shares of Class A Common Stock in the aggregate,
         (B) any issuances of Capital Stock pursuant to the terms of Employee Options or the Convertible Debentures, (C) authorizations, sales, distributions or other issuances of Subsidiary Securities to Persons that are wholly-owned Intercable Group Entities (except in connection with sales of Subsidiary Securities permitted by subparagraphs (v) and (vi) of this subsection 5.3(a)) or (D) Permitted Equity Issuances,

          (ii) repurchase, redeem or exchange any shares of Capital Stock, other than (A) repurchases, redemptions or exchanges of Class A Common Stock where all holders of Class A Common Stock are entitled to participate on a pro rata basis, (B) repurchases of Class A Common Stock in the open market, provided that at any time the aggregate number of shares of Class A Common Stock repurchased during the immediately preceding 12 months may not exceed 5% of the aggregate number of shares of Capital Stock outstanding on the immediately preceding December 31 (calculated on a fully diluted basis assuming the conversion of all options and the exercise of other rights), and
         (C) as contemplated by the terms of any New Securities,

         (iii)  amend the articles of incorporation or bylaws of the Company,

          (iv) (A) in the case of the Company and its Consolidated Subsidiaries, incur Debt if after the incurrence of such Debt, Net Debt would exceed the Permitted Amount and (B) in the case of the Cable Partnerships, incur long-term Debt not in the ordinary course of business,

           (v) acquire or sell any interest in a cable television system that is not owned by a Cable Partnership for a purchase price exceeding $50,000,000 in any single transaction (or series of related transactions), and $250,000,000 in the aggregate for acquisitions and $250,000,000 in the aggregate for sales,

          (vi) acquire or sell any interest in a business (other than a cable television system) having a purchase price exceeding $5,000,000 in any single transaction (or series of related transactions), and $50,000,000 in the aggregate for acquisitions and $50,000,000 in the aggregate for sales,

         (vii) enter into (whether by acquisition or otherwise) a line of business other than (A) the Core Business in the United States of America, England and Spain, (B) the provision of audio programming services to radio stations and cable television systems, (C) manufacturing and marketing of computer and facsimile security products and software, and the manufacture of printed circuit board assembly using surface mount or through-hole technology for the computer, communications, business equipment, finance, medical and scientific industries, (D) the acquisition and distribution of entertainment, informational, educational and other programming services in connection with the provision of cable television or multi-media services to customers of a System and (E) the provision of local origination programming services to customers of a System (whether required by a Franchise Agreement or otherwise),

         (viii) take any action that would reasonably be expected to, as a result of a law, rule or regulation of a Governmental Authority organized within the United States of America, England or any other jurisdiction where the Intercable Group conducts a material portion of its business, (A) prevent Purchaser from exercising the Control Option or from otherwise obtaining control of the Company, (B) require Purchaser to divest or otherwise limit Purchaser's ability to exercise full rights of ownership over the Control Option or any shares of Capital Stock (whether acquired upon exercise of the Control Option or otherwise) or (C) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, provided that (1) if on the date hereof the activities conducted by any BCE Group Entity are subject to any such law, rule or regulation (based on interpretations in effect on the date hereof) that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), or if after the date hereof

         Purchaser or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), then in each case this subparagraph (viii) will not apply to actions of the Intercable Group that would reasonably be expected to have such effects under such law, rule or regulation and (2) after the Option Termination Date this subparagraph
         (viii) will only apply to actions that would reasonably be expected to require Purchaser to divest, or otherwise limit its ability to exercise full rights of ownership over, any shares of Capital Stock,

          (ix) (A) sell substantially all of the assets of the Company, (B) adopt a plan of liquidation or dissolution of the Company, (C) engage in a merger, consolidation, share exchange or other business combination involving the Company (except in connection with an acquisition for cash that is permitted by subparagraphs (v) and (vi) of this Section 5.3(a)), (D) engage in a recapitalization, stock split or similar reconstitution of the Capital Stock or (E) file a petition by or on behalf of the Company or any Subsidiary, or the taking of similar action, under any bankruptcy, insolvency, reorganization or similar law,

           (x) declare or make any provision for payment of, or the setting aside of assets with respect to, any dividend or other distribution of any property other than cash by the Company with respect to any shares of Capital Stock, and

          (xi) agree to, or enter into, any amendment to a Related Agreement; provided, however, any transaction approved by Purchaser pursuant to the Company's request will not count towards the aggregate transaction amounts described in subparagraphs (v) and (vi) above. If the Company wishes to take an action described in subparagraphs (i) through (xi) above, the Company will deliver to Purchaser a written notice describing in reasonable detail the action proposed to be taken and expressly requesting Purchaser's consent to such action pursuant to this subsection 5.3(a). Such notice will be accompanied by such additional information as is reasonably required to enable Purchaser to evaluate such proposed action. Upon receipt of such notice, Purchaser will have ten Business Days to exercise its right not to consent to such proposed action. If no response is received by the Company from Purchaser prior to the expiration of such time period, the proposed action will be deemed to have been approved by Purchaser.

           (b) The Company will not, and will not permit any Intercable Group Entity to, take or agree to take any action that would knowingly make any representation and warranty set forth in Article 3 inaccurate in any respect at, or as of any time prior to, the Closing Date. The Purchaser will not take or agree to take any action that would knowingly make any representation and warranty set forth in Article 4 inaccurate in any respect at, or as of any time prior to, the Closing Date.

           (c) From the date hereof until the Closing, the Company will regularly advise and consult with the Purchaser as to the business of the Intercable Group Entities and to its knowledge the business of Spacelink and its Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to Partnership Systems and Owned Systems), (ii) equity, debt, joint venture and other financing strategies,
(iii) business plans for operations, marketing and technology deployment and
(iv) personnel, compensation and related policy decisions. From the date hereof until the Closing, the Company will deliver to the Purchaser copies of any agreements described in Section 3.14(a) that are entered into by an Intercable Group Entity after the date hereof.

           (d) As soon as available, the Company shall furnish the Purchaser with a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows for (i) all fiscal quarters ending after November 30, 1993 but prior to the Closing Date, and (ii) when available, for the fiscal year ended May 31, 1994. All such financial statements will be (and will be accompanied by a statement by the Chief Financial Officer of the Company that, in the opinion of management of the Company such financial statements have been) prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of the Company at, and for the period ended, May 31, 1993, will fairly present, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition, results of operations, stockholders' equity and cash flows for the applicable periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). The Company will furnish to the Purchaser similar financial statements of Spacelink as soon as delivered to the Company pursuant to the Spacelink Agreement.

           (e) As soon as available and in any event within 20 calendar days after the end of each monthly accounting period ending prior to the Closing, the Company shall furnish the Purchaser with (i) a management report with respect to operating revenues, operating expenses, capital expenditures and related information in such detail as such management report is prepared for the use of the management of the Company, consistent with past practice and
(ii) as soon as delivered to the Company pursuant to the Spacelink Agreement, a similar management report for such period prepared for use of the management of Spacelink.

           (f) Purchaser acknowledges that prior to the date hereof certain services have been provided by the Intercable Group Entities to the JI Group Entities, and by the JI Group Entities to the Intercable Group Entities. Purchaser agrees that the services described in the Current SEC Filings may continue to be provided during the period from the date hereof to the Closing Date, on terms and conditions consistent with past practice. Except for transactions described in the immediately preceding sentence or contemplated by this Agreement or any of the Related Agreements, the Company agrees that prior to Closing neither it nor any Intercable Group Entity will engage in any material transaction, or enter into any material agreement, with any JI Group Entity unless the terms of such transaction are fully and fairly disclosed to, and approved by, Purchaser.

           (g) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, the Company agrees that the Purchaser shall be entitled to designate an observer to attend meetings of the Board of Directors of the Company, provided that such observer shall be excluded from such meetings at all times during which the Board of Directors is discussing or considering a transaction between the Company and the Purchaser, or any other matter for which the attendance of such observer would not be in the best interests of the stockholders as determined by the Chairman of the Board or the independent directors. The Company shall provide such observer with the same notice of meetings of the Board of Directors as that provided to directors of the Company.

           5.4 Interim Financing. (a) Notwithstanding any other provision of this Agreement, if the Company believes that prior to the Closing its sources of funds may be insufficient to meet its projected cash requirements, the Company will discuss with the Purchaser the potential sources of financing to fund such projected shortfall. If after such discussions the Company reasonably believes that equity financing is its preferred alternative, the Company may sell up to 1,500,000 shares of Class A Common Stock, provided that prior to any such sale it first offers such shares to the Purchaser pursuant to the procedures set forth in paragraph (b) below.

           (b)  In the event the Company wishes to sell shares pursuant to this
Section 5.4, the Company will deliver a written notice (a "Sale Notice") to the Purchaser setting forth the number of shares of Class A Common Stock proposed to be sold (the "Notice Shares"), the proposed purchase price per share (the "Notice Price") and the other terms and conditions of such sale. Purchaser shall have the right for ten Business Days from the date of receipt of a Sale Notice (the "Notice Period") to agree to purchase any or all Notice Shares at the Notice Price, by delivery of written notice to the Company. If Purchaser so notifies the Company of its intent to purchase any Notice Shares, the closing for the purchase and sale of such Notice Shares will take place not more than five Business Days after the delivery of such notice to the Company. If Purchaser fails to notify the Company prior to the expiration of the Notice Period of its intent to purchase all Notice Shares, the Company will have the right, for a period of 20 Business Days after the expiration of the Notice Period, to sell any Notice Shares that Purchaser has not purchased or agreed to purchase to any Person in the open market, and otherwise to any Person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico, at a price per share not less than 90% of the Notice Price, provided that if during such period the Company wishes to sell shares at a price per share less than such amount, the Company will deliver an amended Sale Notice to the Purchaser setting forth the amended Notice Price. The provisions of the immediately preceding three sentences shall apply to any such amended Sale Notice, except that the Notice Period will be five Business Days.

           (c) Any shares of Class A Common Stock sold to the Purchaser pursuant to this Section 5.4 will be sold pursuant to an effective registration statement under the Securities Act and will be subject to the registration rights to be granted to the Purchaser pursuant to Section 3.9 of the Shareholders Agreement.

           5.5 Access to Information. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company will (i) give, and will cause each other Intercable Group Entity to give, the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Intercable Group Entities, (ii) furnish, and will cause each other Intercable Group Entity to furnish, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Intercable Group Entities to cooperate with the Purchaser in its investigation of the Intercable Group Entities. From the date hereof until the earlier of the consummation of the Spacelink Transaction or the termination of this Agreement, pursuant to the Spacelink Agreement the Company will cause Spacelink (i) to give, and to cause each Subsidiary of Spacelink to give, the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Spacelink and its Subsidiaries, (ii) to furnish, and to cause each Subsidiary of Spacelink to furnish, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Spacelink and its Subsidiaries to cooperate with the Purchaser in its investigation of Spacelink and its Subsidiaries.

           (b) Any investigations described in paragraph (a) by the Purchaser and its representatives will be conducted so as not to unreasonably disrupt the business operations of the Intercable Group Entities or Spacelink and its Subsidiaries, as the case may be. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made under this Agreement.

           5.6 Notices of Certain Events. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company and the Purchaser shall promptly notify each other of:

           (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or the exercise by the Purchaser of the Control Option;

          (ii) any notice or other communication from any Governmental Authority (other than routine correspondence) in connection with any of the Transactions or the exercise by the Purchaser of the Control Option;

         (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Intercable Group Entities, Spacelink or any of its Subsidiaries, or the Purchaser, as applicable, that, if pending on the Closing Date, would be required to be disclosed pursuant to Section 3.13 or 4.7, as applicable, or that relate to the consummation of the Transactions or the exercise by the Purchaser of the Control Option; and

             (iv) any material adverse developments affecting the business of the Company, other than developments affecting the cable television industry generally.

           5.7 Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and the Spacelink Agreement, each of the Purchaser and the Company will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to satisfy the conditions to the other party's obligations under this Agreement and the Spacelink Agreement, as the case may be, provided that nothing herein will be construed as requiring the Purchaser to take any action in connection with the consummation of the Spacelink Transaction. The Purchaser and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement and the Spacelink Agreement.

           (b)  The Company and the Purchaser shall cooperate with one another
(i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and
(ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

           5.8 Public Announcements. The Company and the Purchaser agree to consult with each other before issuing (or allowing their Affiliates or Subsidiaries to issue) any press release with respect to any of the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

           5.9 Other Offers. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, no Restricted Person will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject, in the case of the Company, to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, with a view to pursuing an Acquisition Proposal with any Person (x) engage in negotiations with, or (y) disclose any nonpublic information relating to any Intercable Group Entity to, or (z) afford access to the properties, books or records of any Intercable Group Entity to, any such Person. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company will promptly notify the Purchaser after receipt by a Restricted Person of (A) any Acquisition Proposal or (B) actual notice that any person is giving serious consideration to making an Acquisition Proposal or (C) any request for nonpublic information relating to any Intercable Group Entity or for access to the properties, books or records of any Intercable Group Entity by any person that has made, or a Restricted Person reasonably believes is considering making, an Acquisition Proposal and will keep the Purchaser fully informed of the status and details of any such Acquisition Proposal, notice or request. Nothing in this Section 5.9 shall prevent a Restricted Person from discussing, negotiating and otherwise pursuing transactions for which no consent of Purchaser is required under Section 5.3(a), or as contemplated by Section 5.4.

           (b) "Acquisition Proposal" means a bona fide offer or proposal for, or indication of interest in, a merger or other business combination involving the Company, Spacelink or any other Intercable Group Entity or the acquisition of any substantial equity interest in, or a substantial portion of the assets of, the Company or any other Intercable Group Entity, other than the Transactions.

           (c) "Restricted Persons" means the Company and any other Intercable Group Entity and their respective officers, directors, employees or other agents.

           5.10 Break-Up Fee. (a) In the event that the Company enters into an agreement relating to a Material Financing Transaction prior to 45 days after any termination of this Agreement (other than a termination pursuant to clause (i), (iii) or (iv) of Section 8.1), the Company will pay to the Purchaser an amount in cash equal to $5,000,000.

           (b) "Material Financing Transaction" means any transaction (other than the Transactions) pursuant to which (i) the Company issues (or is obligated to issue pursuant to the terms of a convertible or similar security) more than 1,000,000 shares of its common stock at a price greater than $26.125 per share (not including any shares issued pursuant to Section 5.4), (ii) the Company sells substantially all of its assets to a third party, or (iii) the Company consummates a merger, recapitalization, restructuring or other business combination involving the Company and a Person other than the Purchaser or an Affiliate thereof pursuant to which any class of common stock of the Company is valued at a price greater than $26.125 per share.

           5.11 No Other Cable Business Discussions. (a) Until the earlier of the Closing Date and the termination of this Agreement, none of the Purchaser or any Subsidiary of the Purchaser, and the officers, directors, employees or other agents of the Purchaser or any such Subsidiary will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Cable Acquisition Proposal (as defined below) or (ii) with a view to pursuing a Cable Acquisition Proposal with any Person, engage in negotiations, or exchange information, with any such Person or its directors, officers, employees or agents. The Purchaser will promptly notify the Company after receipt by it of
(A) a Cable Acquisition Proposal or (B) actual notice from a third party that it is seriously considering making or is interested in receiving a Cable Acquisition Proposal. The Purchaser will keep the Company fully informed of the status and details of any such Cable Acquisition Proposal or notice.

           (b) "Cable Acquisition Proposal" means any bona fide offer or proposal for, or indication of interest in, (x) a merger or other business combination involving the Purchaser (or any Subsidiary of the Purchaser) and any of the companies listed on Schedule 5.11 hereto or any Subsidiary of any such companies or (y) the acquisition of any equity interest in, or a substantial portion of the assets of, any such companies or Subsidiaries.

           5.12 Fees and Expenses. At the Closing, the Company will pay (i) a financial advisory fee of $2,000,000 to Jones Financial Group, Inc. and (ii) $600,000 to the Purchaser to cover expenses incurred by it in connection with this Agreement.

           5.13 Confidentiality. The Purchaser and its Affiliates will hold in confidence and not use, and will use its reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Intercable Group or any Spacelink Group Entity furnished to or acquired by the Purchaser or its Affiliates in connection with the consummation of the Transactions, except to the extent that such information can be shown to have been (i) previously known by the Purchaser on a nonconfidential basis, (ii) in the public domain through no fault of the Purchaser or (iii) later lawfully acquired by the Purchaser on a non-confidential basis from sources other than the Company or any of its Affiliates. The obligation of the Purchaser and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Purchaser and its Affiliates will, and will use their reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by the Purchaser or its Affiliates or on their behalf from any Intercable Group Entity or any Spacelink Entity in connection with this Agreement that are subject to such confidence.

           5.14 Spacelink Agreement. (a) The Company will consult with the Purchaser as to all material matters arising under the Spacelink Agreement and will furnish the Purchaser with copies of all correspondence, notices and other written communications between the Company or any of its respective counsel or other agents on the one hand, and Spacelink or any of its respective counsel or other agents on the other hand.

           (b) The Company will not amend or waive any provision of the Spacelink Agreement without the consent of the Purchaser. The Company will consult with the Purchaser as to any breach by Spacelink under the Spacelink Agreement and will take any action reasonably requested by the Purchaser in connection with any such breach.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

           6.1 Conditions to Obligations of the Purchaser and the Company. The obligations of the Company to sell, and the Purchaser to purchase, the Shares under this Agreement are each subject to the satisfaction or, to the extent legally permissible, waiver by each such party at or prior to the Closing of the following conditions:

           (a) The shareholders of the Company will have approved the Intercable Proposals, and the shareholders of Spacelink will have approved the Spacelink Proposals.

           (b) Unless an Alternative Transaction Notice is delivered pursuant to the Transaction Agreement, the Spacelink Transaction will have been consummated in accordance with the terms and conditions of the Spacelink Agreement (or such other terms and conditions as are acceptable to each of the Company and the Purchaser in their respective sole direction).


           (c) The United States Government shall have completed its national security review under the Exon-Florio Act and shall have concluded that no Presidential action to suspend or prohibit the transactions contemplated hereby is warranted.

           (d) There shall not then be in effect any order enjoining or restraining consummation of the Transactions, and there shall not then be instituted or pending any action or proceeding brought by a Governmental Authority before any federal or state court or other Governmental Authority challenging the acquisition of the Shares by the Purchaser or otherwise seeking to restrain or prohibit consummation of the Transactions or seeking to impose any material limitation on any material provision of this Agreement or the Spacelink Agreement.

           (e) The House of Representatives or the Senate of the United States Congress shall not have passed after the date hereof any bill that would reasonably be expected to have any of the effects described in clauses (i), (ii) or (iii) of Section 6.2(f).

           (f) All actions by, in respect of or filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken or obtained, as the case may be, and shall be in full force and effect, other than such actions or filings as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

           (g) Each of the Related Agreements shall have been executed and delivered by each party thereto.

           (h) The Intercable Group Entities shall have received all third party consents required to consummate each of the Transactions, in each case in form and substance reasonably satisfactory to the Purchaser and the Company, other than such consents the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            6.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waiver by the Purchaser, of the following further conditions:

           (a) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Spacelink Agreement on or prior to the Closing Date and Spacelink shall have performed in all material respects all obligations required to have been performed by it under the Spacelink Agreement (including the covenants set forth in Exhibit J) on or prior to the Closing Date.

           (b) The representations and warranties of the Company contained in this Agreement (including the representations and warranties set forth in Exhibit I, and as qualified by the Spacelink Schedules) and in any certificate delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

           (c) The Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company confirming the matters described in paragraphs (a) and (b) of this
         Section 6.2.

           (d) The Purchaser shall have received an opinion of Elizabeth Steele, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit G.

           (e) The Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and other Intercable Group Entities and the authority of the Company for this Agreement, the Spacelink Agreement and the Related Agreements, all in form and substance reasonably satisfactory to the Purchaser.

           (f) There shall not then be in effect any order enjoining or restraining the exercise by Purchaser of the Control Option, and there shall not then be instituted or pending any action or proceeding brought by a Governmental Authority before any federal or state court or other Governmental Authority that seeks to (i) prevent the Purchaser from exercising the Control Option, (ii) require the Purchaser to divest, or otherwise limit Purchaser's ability to exercise full rights of ownership over, any of the Shares, the Control Option or any of the shares of Common Stock that may be acquired upon exercise of the Control Option or (iii) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business.

           (g) The actions described in Section 5.2(b) will have been completed and the JI Group Entities will have (i) transferred to the Company all logos, trademarks, service marks, trade names and other names owned, leased or licensed by a JI Group Entity that are used or held for use by an Intercable Group Entity in connection with the conduct of its business, (ii) transferred to the Company all rights of Jones Programming Services, Inc. under programming agreements pursuant to which the Intercable Group Entities carry programming on their Systems and (iii) agreed on reasonable terms to continue to make available to the Intercable Group Entities such other Intellectual Property Rights owned, leased or licensed by a JI Group Entity that are used or held for use by an Intercable Group Entity in connection with the conduct of its business.


           (h) The Company will have entered into a written contract with Jones Interactive Systems, Inc. for information management and data processing services, in form and substance reasonably satisfactory to the Purchaser.

           (i) The Option Agreements shall have been executed and delivered by each party thereto as contemplated by the Transaction Agreement.

           (j) The Board will have taken such action as is necessary to increase the number of directors of the Company to thirteen and shall have elected three Investor Nominees and three Joint Nominees, each as defined in and contemplated by the Shareholders Agreement.

            6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or, to the extent legally permissible, waiver by the Company, of the following further conditions:

           (a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

           (b) The representations and warranties of the Purchaser contained in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

           (c) The Company shall have received a certificate signed on behalf of the Purchaser by the Chief Executive Officer of the Purchaser confirming the matters described in paragraphs (a) and (b) of this
         Section 6.3.

           (d) The Company shall have received an opinion of Martine Turcotte, counsel to the Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit H.

           (e) The Company shall have received all documents it may reasonably request relating to the existence of the Purchaser and the authority of the Purchaser for this Agreement and the Related Agreements, all in form and substance reasonably satisfactory to the Company.

                                   ARTICLE 7

                           SURVIVAL; INDEMNIFICATION

            7.1 Survival. (a) The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing until one year after the Closing Date, provided that (i) the covenants and agreements contained in Article V shall not survive the Closing, except for those contained in Sections 5.8 and 5.13 and (ii) the representations and warranties contained in Sections 3.5(c) and 3.19 shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with Section 7.3.

           (b) The representations and warranties contained in the Investment Agreement dated March 25, 1994 between the Purchaser and the Company shall survive until one year after the Closing Date.

            7.2 Indemnification. (a) Subject to the limitations set forth in this Article 7, the Company hereby indemnifies the Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense other than consequential damages (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by the Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement, provided that (i) the Company shall not be liable under this Section 7.2(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 7.2(a) exceeds $2,500,000, and then only to the extent of such excess and (ii) the Company's maximum liability under this Section 7.2(a) shall not exceed the Purchase Price.

           (b) Subject to the limitations set forth in this Article 7, the Purchaser hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages incurred or suffered by the Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement, provided that (i) the Purchaser shall not be liable under this Section 7.2(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 7.2(b) exceeds $2,500,000, and then only to the extent of such excess.

           (c) Any indemnification payment made hereunder by the Company to Purchaser shall be grossed-up to take into account the amount of any such payment that would be indirectly borne by the Purchaser (and its Subsidiaries) by reason of the ownership interest of the Purchaser (and its Subsidiaries) in the Company, reflected as a percentage of the outstanding securities of the Company held by the Purchaser (and its Subsidiaries) at the time of such payment (excluding any securities acquired after such time as the Purchaser has knowledge of the facts giving rise to the underlying claim).

           7.3 Notices. The party claiming indemnification under Section 7.2 (the "Indemnified Party") will give reasonably prompt written notice to the party against whom indemnification is sought (the "Indemnifying Party") of (i) the commencement of any third party suit, action or proceeding in respect of which the Indemnified Party may seek indemnification hereunder or (ii) any other claim in respect of which the Indemnified Party may seek indemnification hereunder. Any written notice delivered by an Indemnified Party pursuant to this Section 7.3 shall set forth the basis of the claim for indemnification (including reference to the specific details regarding the manner in which the covenants, agreements, representations or warranties are alleged to have been breached).

           7.4 Actual Knowledge Limitation. A party shall not have any liability under Section 7.2 for Damages incurred or suffered by the other party to the extent that (i) such party delivered to such other party prior to Closing a written notice describing one or more misrepresentations or breaches by such party and stating that as a result of such misrepresentations or breaches such other party is under no obligation to consummate the Closing,
(ii) such other party elected to consummate the Closing after receipt of such written notice and (iii) such Damages arise out of such misrepresentations or breaches.

           7.5 Third-Party Claims. If the claim for indemnification arises from a claim by a third party, the Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable hereunder for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. Each party shall render reasonable assistance to the other party in connection with the defense or prosecution of a claim subject to this
Section 7.5, including affording the Indemnifying Party and its representatives the right of access during normal business hours to pertinent books, records and other information that may be reasonably requested.

                                   ARTICLE 8

                                  TERMINATION

            8.1 Grounds for Termination. This Agreement shall be terminated if the Closing shall not have been consummated on or before December 30, 1994, unless such date is extended by mutual agreement, and may be terminated at any time prior to the Closing:

           (i)  by mutual written agreement of the Company and the Purchaser;

           (ii) by either the Company or the Purchaser if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any court or other Governmental Authority having competent jurisdiction; or

           (iii) by the Purchaser if there shall be any law or regulation that makes the exercise of the Control Option illegal or otherwise prohibited or if the exercise of the Control Option would violate any nonappealable final order, decree or judgment of any court or other Governmental Authority having competent jurisdiction.

           The party desiring to terminate this Agreement shall give notice of such termination to the other party.

            8.2 Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, provided that if such termination shall result from (i) the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or (ii) a knowing breach by a party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.8, 5.10, 5.13, 5.4(b) (if any shares of Class A Common Stock have been purchased pursuant to Section 5.4) and 9.3 shall survive any termination hereof pursuant to Section 8.1.

                                   ARTICLE 9

                                 MISCELLANEOUS

           9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to the Purchaser, to:
           Bell Canada International Inc.
           1000, rue de la Gauchetiere West
           Bureau 1100
           Montreal, Quebec
           Canada H3B 4Y8
           Attention:  Chief Financial Officer
           Fax:  514-392-2262

  with a copy to:
           Bell Canada International Inc.
           1000, rue de la Gauchetiere West
           Bureau 1100
           Montreal, Quebec
           Canada H3B 4Y8
           Attention:  General Counsel
           Fax:  514-392-2342

  if to the Company, to:
           Jones Intercable, Inc.
           9697 East Mineral Avenue
           Englewood, Colorado  80112
           Attention:  President
           Fax:  (303) 784-8503

  with a copy to:
           Jones Intercable, Inc.
           9697 East Mineral Avenue
           Englewood, Colorado  80112
           Attention:  General Counsel
           Fax:  (303) 799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           9.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

           9.3 Expenses. Except as provided in Section 5.12, all costs and expenses incurred in connection with this Agreement and the Related Agreements shall be paid by the party incurring such cost or expense.

           9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and to the extent applicable executors, administrators and legal representatives.

           (b) Neither the Company nor the Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, provided that the Purchaser may assign its rights, but not its obligations, to any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains, (i) controlled, directly or indirectly, by the Purchaser and
(ii) not primarily engaged in, or a Subsidiary of the Purchaser primarily engaged in, the direct operation or management of (x) cable television systems located in North America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than Purchaser and any Person that is an Intercable Group Entity or a JI Group Entity (each a "Restricted Business"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict the Purchaser from assigning its rights hereunder to a Subsidiary of the Purchaser that is a holding company of an entity or entities primarily engaged in a Restricted Business.

           9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflicts of law rules of such state.

           9.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

           9.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.

           9.8 Entire Agreement. This Agreement and the Related Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and the Related Agreements and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the Related Agreements. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

           9.9 Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           9.10 Schedules. Inclusion of, or reference to, matters in a schedule to this Agreement does not constitute an admission of what is material or the materiality of such matter.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                     BELL CANADA INTERNATIONAL INC.

                     By: ____________________________
                          Title:

                     JONES INTERCABLE, INC.

                     By: ____________________________
                          Title:

                                                                       EXHIBIT A

                         JONES FINANCIAL GROUP, INC.
                           9697 East Mineral Avenue
                          Englewood, Colorado  80112
                             (Closing Date), 1994


Jones Intercable, Inc.
9697 East Mineral Avenue
Englewood, CO  80112


           Re:  Financial Services Agreement


Gentlemen:

           This will confirm the understanding and agreement between Jones Financial Group, Inc., a Colorado corporation ("FinCo") and Jones Intercable, Inc., a Colorado corporation ("Intercable"), as follows:

           1. Intercable hereby engages FinCo on an exclusive basis to render financial advisory and related services in connection with the direct or indirect acquisition and disposition of, and investment in, any Core Business (as defined in the Shareholders Agreement, dated (Closing Date), 1994, among Intercable, Glenn R. Jones, Jones International, Ltd. (, Jones Spacelink, Ltd.) and Bell Canada International Inc. (the "Shareholders Agreement")) in the United States other than acquisitions or dispositions of, or investments in, cable television systems owned by partnerships managed by Intercable or its affiliates ("Transactions").

           2. FinCo hereby accepts the engagement and, in that connection, agrees to:

           (a) provide advisory services, including general business and financial analysis, transaction feasibility analysis and pricing and terms of the proposed Transactions;

           (b) assist in negotiations and related strategies with respect to Transactions;

           (c) supervise the conduct of due diligence in respect of the proposed Transactions;

           (d) assist in corporate capital planning, including the identification of available financing and the negotiation of credit facilities and strategic partner and/or joint venture relationships; and

           (e) provide such other advisory and investment services in connection with the Transactions as are mutually agreed upon between Intercable and FinCo from time to time.

           3. (a) As compensation for the services rendered by FinCo hereunder, Intercable shall pay FinCo a fee equal to 90% of the fees that would be charged to Intercable by unaffiliated third parties for the same or comparable services. FinCo shall provide to Intercable at or prior to the time FinCo commences its services for Intercable with respect to a Transaction such information as Intercable may reasonably request regarding the fees charged by third parties for the same or comparable services as those to be performed by FinCo. The fees payable to FinCo shall be paid at the closing of each Transaction.

           (b) Intercable shall also reimburse FinCo for its reasonable out-of-pocket expenses incurred hereunder with respect to services rendered or to be rendered by it. Out-of-pocket professional expenses shall include, but not be limited to, reasonable fees and disbursements incurred by FinCo in connection with the provision of services hereunder, and shall be payable by Intercable upon receipt of an invoice thereof together with such supporting documentation as Intercable shall reasonably request.

           (c) Intercable shall pay FinCo annually on June 1 of each year a retainer in the amount of $1,000,000 as an advance against payments due to it under subparagraphs (b) and (c), above. FinCo acknowledges that it has received the retainer for the fiscal year ending May 31, 1994.

           (d) Pursuant to the Stock Purchase Agreement dated May 31, 1994 between Intercable and Bell Canada International Inc., Intercable has paid to FinCo the sum of $2,000,000 for financial advisory services performed by FinCo in connection with the transaction contemplated thereby. Such fee is in lieu of the fees otherwise payable to FinCo under paragraphs 3(a), (b) and (c) hereof, it being agreed that the compensation arrangements provided for in this Agreement shall not apply to such transaction and are superseded by the terms of the Stock Purchase Agreement.

           4.   (a)  Intercable shall:

           (i) indemnify FinCo and hold it harmless against any losses, claims, damages or liabilities to which FinCo may become subject arising in any manner out of or in connection with the rendering of services by FinCo hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of FinCo; and

           (ii) reimburse FinCo immediately for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by FinCo hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph 4(a)(i), above, FinCo will remit to Intercable any amounts reimbursed under this paragraph 4(a)(ii).



Intercable agrees that the indemnification and reimbursement commitment set forth in this paragraph shall apply whether or not FinCo is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend, upon the terms set forth in this paragraph, to any controlling person, director, officer, employee, consultant or agent of FinCo (each an "Indemnified Person").

             (b) Upon receipt by an Indemnified Person of actual notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify Intercable with respect thereto. Intercable may, and at the request of an Indemnified Person will, assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to Finco and the payment of the fees and expenses of such counsel. In any such litigation or proceeding the defense of which Intercable shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) Intercable and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include Intercable and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between Intercable and such Indemnified Person, provided that in no event will be Company be liable for the fees and expenses of counsel to more than one Indemnified Person in connection with any such litigation or proceeding.

           5.  This Agreement shall extend from the date hereof through the
earlier of     , 2002 or the Option Termination Date (as defined in the
Shareholders Agreement), unless sooner terminated by mutual agreement of the parties. Notwithstanding the foregoing any payment obligations of Intercable under paragraph 3 through such termination date and the provisions of paragraphs 4, 6 and 7 hereof shall survive any expiration or termination of this Agreement.

           6. Except as contemplated by the terms hereof or as required by applicable law, FinCo shall keep confidential all material nonpublic information provided to it hereunder by Intercable or any of its affiliates and shall not disclose such information to any third party, other than such of its employees and advisors as FinCo reasonably determines to have a need to know.

           7. This Agreement may not be amended or modified except by a writing executed by the parties hereto and shall be governed by and construed in accordance with the laws of the State of Colorado.

           8. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           9. The parties acknowledge that FinCo may perform in the future financial advisory and related services for third parties.

           If the foregoing corrected sets forth the understanding and agreement between Intercable and FinCo, please so indicate in the space provided for the purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                           JONES FINANCIAL GROUP, INC.

                           By: _______________________

                           Title:_____________________


Accepted and agreed to this
_____ day of _____________, 1994:


JONES INTERCABLE, INC.

By: ____________________________

Title:__________________________

                                                                       EXHIBIT B

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the
day of      , 1994  ("Effective Date")(1), by and between Glenn R. Jones
("Executive") and Jones Intercable, Inc., a Colorado  corporation ("Company").

           WHEREAS, Executive is the founder of the Company, and currently serves as its Chairman of the Board and Chief Executive Officer; and

           WHEREAS, the Stock Purchase Agreement dated as of May 31, 1994 between Bell Canada International, Inc. ("Investor") and the Company (the "Stock Purchase Agreement"), provides for the sale of certain shares of stock in the Company to Investor, and

           WHEREAS, as a condition to the Investor's willingness to proceed with the transactions contemplated by the Stock Purchase Agreement, the Investor has acknowledged Executive's involvement with other Jones International affiliates and has required that the Executive also agree to serve as the Chairman and Chief Executive Officer of the Company on the terms and conditions and subject to the rights of termination hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

           NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

           1. EMPLOYMENT AS CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY. The Company does hereby employ Executive as Chairman of the Board and Chief Executive Officer of the Company, and Executive does hereby accept and agree to such employment. During such time as Executive shall be serving as Chief Executive Officer, his duties shall include such executive and managerial duties as the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company. Anything herein to the contrary notwithstanding, Executive shall devote such amount of time to the business of the Company as Executive shall determine in good faith is necessary to carry out the responsibilities of Chairman of the Board and Chief Executive Officer, due allowance being made for his involvement with other Jones International affiliates, reasonable vacations and reasonable absences

           (1) This agreement would be signed at the closing of the Stock Purchase Agreement.

because of illness. Furthermore, Executive shall exercise due diligence and care in the performance of his duties to the Company under this Agreement. Executive shall be free to devote time to other business enterprises and opportunities, whether or not related in any manner to the business of the Company, consistent with such amounts of time as Executive has historically devoted to such matters.

           2. TERM OF AGREEMENT. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company for a period (the "Term") commencing on the Effective Date and ending upon the first to occur of
(a) eight years from the Effective Date, or (b) the closing of the exercise of the Control Option (as defined in the Stock Purchase Agreement). As used herein, a year in the term of this Agreement shall be measured from the applicable anniversary of the Effective Date.

           3. COMPENSATION. The Company shall pay Executive, during each year in the Term of this Agreement, a base salary determined as follows ("Base Salary"):

           (a) During the first year in the Term of this Agreement, Executive's Base Salary shall be equal to $2,500,000(2).

           (b) During each subsequent year in the Term of this Agreement, Executive's Base Salary shall be equal to the "Increase Percentage" for such year multiplied by his Base Salary for the immediately preceding year. Increase Percentage for any year shall mean the increase in the Consumer Price Index for the Denver Metropolitan Area as published by the United States Department of Labor for the immediately preceding calendar year.

Such Base Salary shall be payable in equal biweekly installments or at such other time or times as Executive and Company shall agree.

           4. FRINGE BENEFITS. Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors.

           (2) $1,500,000 if the Alternate Transaction is consummated.

           (a) BENEFIT PLANS. Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans; provided, however, that Executive shall receive benefits under such plans at a level commensurate with his position as Chairman of the Board and/or Chief Executive Officer of the Company and consistent with the level of benefits and awards historically received by him as an employee of the Company.

           (b)  AUTOMOBILE.  The Company shall  provide Executive with a car
allowance of $     per  month, which shall be applied by Executive towards the purchase or lease of a suitable vehicle.

           (c) VACATION. Executive shall be entitled to seven weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies.

           (d) OPTIONS. The Company may, in the discretion of its Board of Directors or any duly designated committee thereof, grant the Executive (x) an option to purchase up to 436,979 shares of common stock of the Company and (y) such other stock options as it deems appropriate.

           5. BUSINESS EXPENSES. The Company shall reimburse Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by Executive on behalf of the Company.

           6.   TERMINATION OF EMPLOYMENT.

           (a) DEATH. If Executive dies while employed by the Company during the Term, his employment shall immediately terminate, in which event Executive shall be entitled to the benefits set forth in Section 7.

           (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the performance of his duties with the Company for 12 consecutive months or an aggregate of 14 months in any consecutive 24 month period, and within 30 days after written notice is provided to him by the Company, he shall not have returned to the performance of his duties, Executive's employment under this Agreement may be terminated either by the Company or by Executive for "Disability," in which event Executive shall thereupon be entitled to the benefits set forth in Section 7. Any question as to the existence of a Disability shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Investor. If Executive and Investor cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination. The determination of Disability made by any such physician shall be final and conclusive for all purposes of this Agreement.

           (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment under this Agreement for "Cause," at any time prior to expiration of the Term of the Agreement and, in the case of clause
(i) below, without any advance written notice to Executive. For purposes of this Agreement "Cause" shall mean (i) Executive's conviction or plea of guilty for fraud material misappropriation or embezzlement, or (ii) following notice and a reasonable opportunity to cure the problem, Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of a Disability). In the event of a termination of Executive's employment for Cause, all other obligations of the Company under this Agreement shall cease as of the date of such termination. If Executive terminates his employment voluntarily (but not by reason of death or Disability) with the Company for any reason, Executive shall be entitled to the same payments he would have received if his employment had been terminated by the Company for Cause and all other obligations of the Company hereunder shall terminate as of the date of such termination.

           7. COMPENSATION UPON TERMINATION BY DEATH, BY DISABILITY OR BY THE COMPANY OTHER THAN FOR CAUSE. If Executive's employment shall be terminated during the Term (i) by death, (ii) by Disability or (iii), subject to clause (f) below, by the Company other than for Cause, Executive shall be entitled to the following benefits:

           (a) LUMP SUM PAYMENT OF UNPAID BASE SALARY FOR ENTIRE REMAINING TERM OF AGREEMENT. Within 30 days from the date of termination of Executive's employment ("Termination Date"), the Company shall, at Executive's option, (i) continue to pay Executive his Base Salary (including the increases contemplated by Section 7(b) hereof) until the eighth anniversary of the Effective Date or (ii) make a lump sum payment to Executive in an amount equal to the total cumulative Base Salary that would have been payable to Executive under this Agreement for each of the remaining years in the Term of this Agreement; provided, however, that, for the purposes of determining the amount of such lump sum payment, and notwithstanding the provisions of Section 2 above, (i) the Term of this Agreement shall be eight years from the Effective Date; (ii) for purposes of determining the Increase Percentage for any year in the Term of this Agreement following the year in which the Termination Date occurs, the percentage increase in the Consumer Price Index for the Denver Metropolitan Area shall be deemed to be the average of such increases for the five calendar years immediately preceding the Termination Date; and, (iii) the amount of such lump sum payment, as determined above, shall be discounted to present value based on the interest rate, at the time of determination, of United States Treasury bonds, notes or bills, as the case may be, having a remaining maturity equal to the time remaining until the eighth anniversary of the Effective Date. Notwithstanding the foregoing, if Executive's employment is terminated by Disability, Executive shall not receive such lump sum payment, but shall continue to receive his Base Salary (including the increases contemplated by Section 7(b) hereof) until the eighth anniversary of the Effective Date.

           (b) CONTINUATION OF FRINGE BENEFITS. The Company shall continue to provide Executive and/or his eligible dependents and beneficiaries with all Fringe Benefits set forth in Section 4 throughout the remaining unexpired Term of the Agreement, as if Executive's employment under the Agreement had not been terminated. If, as the result of termination of Executive's employment, Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one or more of the Company's benefit plans, the Company shall continue to provide Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits to which Executive and his dependents and beneficiaries were entitled with respect to such plans pursuant to this Agreement immediately prior to the Termination Date.

           (c) EXCISE TAX GROSS-UP. In the event that Executive is terminated by the Company during the Term other than for Cause (excluding any termination by the Company due to Disability, termination due to death or termination by the Executive for any reason), and Executive becomes entitled to the benefit payments provided under subparagraphs (a) and (b) of this Section 7 ("Benefit Payments"), and if any of the Benefit Payments will be subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended from time to time ("Code"), or successor sections thereto ("Excise Tax"), the Company shall pay to

Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive as to the Benefit Payments, after deduction of any Excise Tax on the Benefit Payments and any federal, state and local income tax and Excise Tax upon the Benefit Payments, shall be equal to the amount of the Benefit Payments. Such Gross-Up Payment shall be computed in accordance with Annex I hereto.

           (d) NO MITIGATION REQUIRED; NO OTHER ENTITLEMENT TO BENEFITS UNDER AGREEMENT. Executive shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment with another employer after the Termination Date, or otherwise. Except as set forth in this Section 7, following a termination governed by this Section 7, Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive's employment.

           (e) TERM. For purposes of this Section 7, the Term of this Agreement shall be deemed to continue until eight years from the Effective Date.

           (f) TERMINATION OTHER THAN FOR CAUSE. For purposes of this Agreement, a termination of Executive's employment by the Company shall be deemed to be a termination other than for Cause only if a majority of the members of the Board of Directors who are Independent Directors (as defined in the Shareholders Agreement) or directors nominated by Investor shall have voted for such termination under circumstances when neither Cause nor a Disability shall exist.

           (g) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to pay Executive any amount or provide Executive with any benefits hereunder as a result of, or in connection with, any termination of employment occurring coincident with or following the expiration of the Term.

           (h) Notwithstanding anything herein to the contrary, if Executive shall commit suicide, he shall be entitled to receive only those payments he would have received had he been terminated for Cause.

           8.   REFERRAL, CONFIDENTIALITY.

           (a) For a period of one year following the termination of Executive's employment hereunder, other than a termination by the Company other than for Cause, Executive shall be subject to the obligation to refer business to the Company set forth in Section 3.3 of the Shareholders Agreement, provided that such referral obligation shall not last beyond the Term of this Agreement (or beyond the Option Termination Date, as defined in the Shareholders Agreement).

           (b) Executive acknowledges that as Chairman and Chief Executive Officer of the Company he may receive confidential information regarding the Company. Executive agrees that for a period of two years following the termination of Executive's employment hereunder, other than a termination by the Company other than for Cause, Executive shall keep such information confidential, unless (i) such information is generally available to the public, (ii) such information was available to Executive from other sources,
(iii) such information relates to other Jones International affiliates or (iv) Executive believes in good faith that such information is required to be disclosed (x) pursuant to law, regulation, court order, subpoena or other similar requirements or (y) to perform his duties hereunder.

           9. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given in person, by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt by the respective persons named below:

           If to Company:               Jones Intercable, Inc.
                                        Phone:
                                        Fax:

           If to Executive:             Glenn R. Jones
                                        Phone:

Either party may change such party's address for notices by notice duly given pursuant hereto.

           10. ATTORNEYS' FEES. In the event judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, each party shall have the right, in addition to any other relief granted by the court, to attorneys' fees based on a determination by the court of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

           11. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of Executive by the Company. Nothing herein shall be deemed to affect any stock option or related agreements between Executive and the Company.

           12. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

           13. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Colorado.

           14. ENTIRE AGREEMENT; HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

           15. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

           16. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

           17. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law.

           18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

                           Jones Intercable, Inc.

                           By: ____________________

                           ________________________
                           Glenn R. Jones

                                   ANNEX I

           For purposes of determining whether any of the Benefit Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Benefit Payments and any other payments or benefits received or to be received by Executive in connection with a change described in Section 280G(b)(2)(A)(i)(I) or (II) of the Code ("Change in Control") or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless in the written opinion of tax counsel (which opinion shall be reasonably acceptable to the Executive) selected by the Company's independent auditors and reasonably acceptable to Executive the Benefit Payments and/or such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; (ii) the amount of the Benefit Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Benefit Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(l) of the Code (after applying clause (i), above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes based on the marginal rate referenced above. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Termination Date, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Benefit Payments.

                                                                       EXHIBIT C

                            SHAREHOLDERS AGREEMENT

                       Dated as of (Closing Date), 1994

                                    Among

                               GLENN R. JONES,

                          JONES INTERNATIONAL, LTD.,

                        BELL CANADA INTERNATIONAL INC.


                                     and

                            JONES INTERCABLE, INC.



NOTE: AT CLOSING, THE SPECIAL PURPOSE VEHICLES WILL AGREE TO BE BOUND BY THE AGREEMENT.

                              TABLE OF CONTENTS(1)


                                                                        Page
                                   ARTICLE I

                                  DEFINITIONS
SECTION     1.1   Definitions . . . . . . . . . . . . . .

                                   ARTICLE II

                           GOVERNANCE OF THE COMPANY

SECTION     2.1   Board of Directors  . . . . . . . . . .
            2.2   Class A Directors   . . . . . . . . . .
            2.3   Common Directors  . . . . . . . . . . .
            2.4   Nomination and Vacancies  . . . . . . .
            2.5   Certain Shareholder Agreements  . . . .
            2.6   Investor Consent Rights . . . . . . . .
            2.7   Termination of Rights . . . . . . . . .
            2.8   Tag-Along Right and
                   Third Party Offers . . . . . . . . . .

                                  ARTICLE III

                                   COVENANTS

SECTION     3.1   Investment Commitment . . . . . . . . .
            3.2   Consultation on Business Strategies . .
            3.3   Obligation to Refer Business
                   Opportunities  . . . . . . . . . . . .
            3.4   Supplier Arrangements . . . . . . . . .
            3.5   Programming Services  . . . . . . . . .
            3.6   Transactions with Affiliates  . . . . .
            3.7   Information . . . . . . . . . . . . . .
            3.8   Preemptive Rights . . . . . . . . . . .
            3.9   Registration Rights . . . . . . . . . .
            3.10  Confidentiality . . . . . . . . . . . .
            3.11  Certain Brokerage Fees  . . . . . . . .
            3.12  Purchases of Additional Shares
                    of Capital Stock  . . . . . . . . . .
            3.13  Termination of Article III  . . . . . .



(1) The Table of Contents is not a part of this Agreement.

                                   ARTICLE IV

                             TRANSFER RESTRICTIONS
                              AND OFFER PROCEDURES


SECTION     4.1   Transfer Restrictions  . . . . . . . . .
            4.2   Sales of Class A Shares by Jones   . . .
            4.3   Purchases of Class A Shares by
                    Bell International Group Entities  . .
            4.4   General Offer Procedures   . . . . . . .
            4.5   Termination of Article IV. . . . . . . .

                                   ARTICLE V

                              PROVISIONS RELATING
                             TO THE CONTROL OPTION

SECTION     5.1   Issuances of Common Shares During the
                    Option Period . . . . . . . . . . . .
            5.2   Consents and Approvals For Exercise
                    of Control Option . . . . . . . . . .
            5.3   Further Assurances  . . . . . . . . . .
            5.4   No Proxies or Encumbrances on
                    Optioned Shares . . . . . . . . . . .
            5.5   Deemed Exercise . . . . . . . . . . . .
            5.6   Trading in Class A Shares . . . . . . .
            5.7   Certain Information . . . . . . . . . .
            5.8   Termination of Article V  . . . . . . .

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

SECTION     6.1   Representations and Warranties of
                    Jones   . . . . . . . . . . . . . . .
            6.2   Representations and Warranties of
                    International . . . . . . . . . . . .
            6.3   Representations and Warranties of
                    Investor  . . . . . . . . . . . . . .
            6.4   Representations and Warranties of

                    the Company . . . . . . . . . . . . .



                                  ARTICLE VII

                                 MISCELLANEOUS

SECTION     7.1   Termination . . . . . . . . . . . . . .
            7.2   Successors and Assigns; Assignment  . .
            7.3   Specific Performance  . . . . . . . . .
            7.4   Notices . . . . . . . . . . . . . . . .
            7.5   Expenses  . . . . . . . . . . . . . . .
            7.6   Amendments and Waivers  . . . . . . . .
            7.7   Governing Law . . . . . . . . . . . . .
            7.8   Counterparts; Effectiveness . . . . . .
            7.9   Headings  . . . . . . . . . . . . . . .
            7.10  Entire Agreement  . . . . . . . . . . .
            7.11  Separability  . . . . . . . . . . . . .


                                   SCHEDULES

SCHEDULE I    List of Affiliate Agreements
SCHEDULE II   List of Cable Partnerships

                                    EXHIBITS

EXHIBIT A     Registration Rights
EXHIBIT B     Form of Sale Offer Notice
EXHIBIT C     Form of Purchase Notice
EXHIBIT D     Form of Purchase Offer Notice
EXHIBIT E     Form of Sale Notice

           AGREEMENT dated as of (Closing Date), 1994 among GLENN R. JONES, a resident of Colorado, JONES INTERNATIONAL, LTD., a Colorado corporation ("International"), BELL CANADA INTERNATIONAL INC., a Canadian corporation ("Investor"), and JONES INTERCABLE, INC., a Colorado corporation (the "Company").

                              W I T N E S E T H :

           WHEREAS, on March 25, 1994 Investor, through its wholly owned subsidiary Bell Canada International BVI III Limited, purchased 2,500,000 Class A Shares (as defined below) at a price of $22.00 per share, or $55,000,000 in the aggregate;

           WHEREAS, concurrently with the execution of this Agreement, (i) Investor is purchasing from the Company 7,500,000 Class A Shares at a price of $27.50 per share, or $206,250,000 in the aggregate and (ii) certain affiliates of Glenn R. Jones are granting to Investor an option to purchase the Optioned Shares (as defined below); and

           WHEREAS, in connection with such transactions the parties hereto wish to enter into certain arrangements concerning the operation and governance of the Company and other related matters;

           NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

           1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

           "Affiliate Agreements" means the agreements described on Schedule I as in effect on the date hereof.

           "Allocated Expenses" means for any period the fees payable (without regard to any Cable Partnership's right to defer or limit actual payment) to the Company or a Consolidated Subsidiary by the Cable Partnerships to compensate the Company or such Consolidated Subsidiary for that portion (computed by the Company consistently with respect to all Cable Partnerships) of its general overhead and administrative expenses, including all of its direct and indirect expenses allocable to the operation of the Cable Partnerships' business, including, but not limited to, home office rent, supplies, telephone, travel and copying charges, and salaries of full and part-time employees.

           "Annualized Operating Cash Flow" means, for any fiscal quarter of the Company, the product of (i) four and (ii) the total revenues (excluding the gain on the sale of any assets to the extent included therein) of the Company and its Consolidated Subsidiaries for such quarter, adjusted for Owned Systems acquired or sold during such period, plus MLP Distributions and Interest Income, less the sum of (A) operating expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, adjusted for Owned Systems acquired or sold during such period, (B) general and administrative expenses of the Company and its Consolidated Subsidiaries for such quarter, excluding non-cash items, in each case, (C) CATV Fund Fees, net of taxes, and (D) payments of Taxes on operating income, provided that Management Fees, Allocated Expenses and Interest Income shall be included in the foregoing amounts only to the extent actually received in cash during such quarter.

           "BCE Group Entity" means, at any time, BCE Inc., Investor and (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by BCE Inc. at such time and (ii) any other entity that is, directly or indirectly, controlled by BCE Inc. at such time.

           "Bell International Group Entity" means, at any time, Investor and
(i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by Investor at such time and (ii) any other entity that is, directly or indirectly, controlled by Investor at such time.

           "Bell International Shareholder" means, at any time, any Bell International Group Entity that owns shares of Capital Stock at such time.

           "Board" means the board of directors of the Company.

           "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado.

           "Buy-Out Price" means the purchase price for the Owned Securities, as determined pursuant to Section 2.8(c) and (d). "Cable Partnership" means, at any time, any partnership listed on Schedule II hereto that is an Intercable Group Entity at such time.

           "Capital Stock" means, at any time, the Common Shares, the Class A Shares and any other shares of authorized capital stock of the Company.

           "CATV Fund Fees" means cash distributions (other than MLP Distributions and Management Fees) from the Cable Partnerships to the Company in its capacity as general partner of the Cable Partnerships, including, without limitation, distributions from cash flow, distributions from the sale or refinancing of Systems owned by a Cable Partnership and distributions upon dissolution of a Cable Partnership (whether or not such distributions are recognized for income statement purposes).

           "Class A Directors" means the members of the Board elected by the holders of the Class A Shares.

           "Class A Shares" means the shares of Class A Common Stock, par value $0.01 per share, of the Company.

           "Closing Date" means the date of this Agreement.

           "Common Directors" means the members of the Board elected by the holders of the Common Shares.

           "Common Shares" means the shares of Common Stock, par value $0.01 per share, of the Company.

           "Consolidated Subsidiaries" means, at any date, those Subsidiaries of the Company whose accounts would be consolidated with those of the Company if consolidated financial statements were prepared as of such date in accordance with generally accepted accounting principles.

           "Control Option" means the options to purchase the Optioned Shares pursuant to the Option Agreements.

           "Convertible Debt" means the 7.5% Convertible Debentures due June 1, 2007 of the Company.

           "Core Business" means, at any time, the following lines of business:
(i) cable television services, (ii) wireline local communications services (including exchange, access and value-added services, such as call waiting, call forwarding and similar services) in geographic markets where the Company or a Subsidiary of the Company owns a cable television business at such time and (iii) physical cable or wireline delivery of multi-media services (including inter-active services) over broadband networks in geographic markets where the Company or a Subsidiary of the Company provides cable television or wireline local communications services at such time. "Core Business" does not include (A) the provision of personal communications services (as defined by the Federal Communications Commission at 47 C.F.R. 99.5 on the date hereof), but includes the lease (or other provision) of wireline or broadband networks used in connection with the operation of the Core Business to providers of personal communications services and (B) the creation, development, production, acquisition, packaging and sale (but not physical delivery) of entertainment, informational, educational and other programming services or software, including inter-active, multi-media and CD ROM services.

           "Debt" of the Company and its Consolidated Subsidiaries means at any date, without duplication, (i) all obligations of such Persons for borrowed money, (ii) all obligations of such Persons evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of all such Persons to pay the deferred purchase price of property or services, except trade accounts payable and current liabilities arising in the ordinary course of business, (iv) all obligations of all such Persons as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of all such Persons, whether or not such Debt is otherwise an obligation of such Persons, (vi) all guarantees, endorsements and other contingent obligations with respect to Debt, or to otherwise assure the owner of any of such Debt against loss with respect thereto and (vii) obligations to repurchase assets previously sold. "Debt" does not include any Convertible Debentures.

           "Dollars" or "$" means United States dollars.

           "Employee Options" means any options to purchase Class A Shares granted to employees, officers or directors of the Company or any of its Subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by the Board.

           "Event Date" means, after the Option Termination Date, the earlier of (i) the date on which Investor's Ownership Percentage is less than 20% and
(ii) the date on which the JI Group sells the Control Block to a Control Purchaser after the Bell International Group Entities have declined to accept an offer from a Control Purchaser pursuant to Section 2.8.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "FCC" means the Federal Communications Commission or its successor.

           "Financial Services Agreement" means the Financial Services Agreement dated as of the date hereof between the Company and Jones Financial Group, Inc.

           "Franchise Agreement" means any franchise, agreement, permit, license or other authorization granted by any Governmental Authority organized within the United States of America, including all laws, regulations and ordinances relating thereto, which authorizes the construction or operation of a System or the reception and transmission of signals by microwave, and shall include, without limitation, all FCC licenses and all certificates of compliance, if any, and cable television registration statements (or similar documents) which are required to be issued by or filed with the FCC.

           "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Intercable Group" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time.

           "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

           "Interest Income" means, for any period, the sum of interest paid to the Company with respect to (a) deferrals of Management Fees or Allocated Expenses owed to the Company, (b) loans and advances made by the Company to the Cable Partnerships and (c) cash on deposit in interest bearing accounts.

           "Investor Nominee" means any nominee designated to the Board by Investor pursuant to Section 2.2(a)(i) and 2.3(ii) (which does not include any Joint Nominee).

           "Investor's Ownership Percentage" means, at any time, the ratio of
(i) the aggregate number of shares of Capital Stock owned by Investor and the other Bell International Group Entities (and, in the case of calculations pursuant to Section 3.12(a), any other BCE Group Entity) at such time to (ii) the aggregate number of shares of Capital Stock outstanding at such time, in each case calculated on a fully diluted basis and assuming the conversion of all securities convertible or exchangeable into shares of Capital Stock and the exercise of all options, warrants and other rights to acquire shares of Capital Stock, whether or not vested. In the case of sales or issuances of New Securities, Investor's Ownership Percentage will be calculated immediately preceding such sale or issuance.

           "JI Group" means, at any time, Jones, International, each grantor under the Option Agreements and each other Person that is a Subsidiary of Jones or International at such time, other than any Person that is an Intercable Group Entity at such time.

           "JI Group Entity" means, at any time, each Person included in the JI Group at such time.

           "JI Shareholder" means, at any time, any JI Group Entity that owns shares of Capital Stock at such time.

           "Jones" means Glenn R. Jones, a resident of Colorado, or in the event he is not then alive or legally competent, his executor, the administrator of his estate or his legal representative (including, without limitation, his guardian, conservator or other similar fiduciary).

           "Jones Employment Agreement" means the Employment Agreement dated as of the date hereof between Glenn R. Jones and the Company.

           "Jones Family Member" means any member of the immediate family of Glenn R. Jones (as defined in Rule 16a-1 under the Exchange Act), or a trust for the benefit of such members.

           "Jones Nominee" means any nominee designated to the Board by Jones pursuant to Section 2.3(i) (which does not include any Joint Nominee).

           "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

           "Management Fees" means, for any period, management fees earned by the Company and its Consolidated Subsidiaries during such period for management services provided to the Cable Partnerships pursuant to the terms of the relevant partnership agreements.

           "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

           "MLP Distributions" means, for any period, the cash distributions made by Jones Intercable Investors, L.P. to the Company in respect of the Class A Units owned by the Company.

           "Net Debt" means, at any time, Debt at such time, less cash and cash equivalents of the Company and its Consolidated Subsidiaries at such time.

           "New Securities" means any shares of Capital Stock, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of Capital Stock, in each case that are issued after the date hereof, provided that "New Securities" does not include Employee Options.

           "Option Agreements" means the Option Agreements dated as of the Closing Date between Investor (or its agent) and each of __________ and
__________.

           "Option Period" means the period from the date hereof to the Option Termination date.

           "Option Termination Date" means the earlier of (i) the date on which the Control Option terminates pursuant to Section 3.6 of the Option Agreements, or otherwise, or (ii) the date on which Investor purchases the Optioned Shares pursuant to the Option Agreements.

           "Optioned Shares" means the Common Shares subject to the Option Agreements.

           "Owned System" means any System that is owned and operated by an Intercable Group Entity other than a Cable Partnership.

           "Permitted Amount" means, at any date, the product of (i) seven and
(ii) Annualized Operating Cash Flow for the most recently ended fiscal quarter of the Company prior to, or on, such date.

           "Permitted Equity Issuances" means sales by the Company prior to, but not at, the Commitment Termination Time of Class A Shares for cash where the proceeds from any such sale will be used to finance the purchase by the Company (or its Subsidiary) of any System owned by a Cable Partnership.

           "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           "Related Agreements" means the Financial Services Agreement, the Jones Employment Agreement, the Supply and Services Agreement and the Secondment Agreement.

           "SEC" means the Securities and Exchange Commission.

           "Secondment Agreement" means the Secondment Agreement dated as of the date hereof between Investor and the Company.

           "Securities Act" means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

           "Shareholder" means, at any time, any Bell International Shareholder or JI Shareholder at such time.

           "Shareholder Nominees" means the Jones Nominees, Investor Nominees and Joint Nominees.

           "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of May 31, 1994 between Investor and the Company.

           "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner and (iii) any other entity that is, directly or indirectly, controlled by such Person. By way of example, the parties hereto acknowledge that (i) Glenn R. Jones and International are not Subsidiaries of any Intercable Group Entity and (ii) BCE Inc. is not a Subsidiary of Investor.

           "Subsidiary Securities" means any shares of capital stock of a Subsidiary of the Company, and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of such capital stock.

           "Supply and Services Agreement" means the Supply and Services Agreement dated as of the date hereof between Investor and the Company.

           "System" means a cable television or SMATV system owned or operated by an Intercable Group Entity serving subscribers within a geographical area covered by one or more Franchise Agreements from the same head end facility (or two or more related head end facilities).

           "Taxes" means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

           "Transfer" means, with respect to any securities, any direct or indirect sale, assignment, transfer, grant of a participation in, pledge, gift or other disposition thereof, without regard to whether such disposition is for consideration.

           (b) Each of the following terms is defined in the Section set forth opposite such term:

             Term                                                    Section
             Commitment Termination Time                               3.1
             Control Block                                             2.8
             Control Purchaser                                         2.8
             Convertible Debenture                                     3.1
             Eligible Assignee                                         7.1
             Independent Director                                      2.2
             Investor Programming                                      3.5
             Joint Nominee                                             2.2
             Jones Programming                                         3.5
             Market Value                                              3.8
             Offer Period                                              4.2
             Offer Price                                               4.2
             Offered Shares                                            4.2
             Offering Party                                            3.3
             Offeror                                                   4.2
             Opportunity                                               3.3
             Owned Securities                                          2.8
             Proposed Price                                            4.3
             Purchase Conditions                                       3.8
             Purchase Notice                                           4.2
             Purchase Number                                           4.3
             Purchaser                                                 4.3
             Purchase Offer Notice                                     4.3
             Qualifying Merger                                         3.12
             Qualifying Tender Offer                                   3.12
             Rights Notice                                             3.8
             Sale Notice                                               4.3
             Sale Offer Notice                                         4.2
             Special Issue                                             3.8
             Trigger Date                                              3.8
             Unrelated Directors                                       3.6

           (c) All accounting determinations hereunder shall be made, and all financial calculations required to be made hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries.

                                   ARTICLE II

                           GOVERNANCE OF THE COMPANY

           2.1. Board of Directors. (a) The Board shall consist of 13 directors: nine members of the Board will be Common Directors and four members of the Board will be Class A Directors. Such directors will be nominated, elected and removed in accordance with the articles of incorporation and bylaws of the Company and the terms of this Agreement.

           (b) The Board shall have an executive committee, an audit committee and a compensation committee. Except to the extent required by applicable law, Investor will be entitled to have at least one Investor Nominee on each committee of the Board at all times.

           (c) The Company will use reasonable efforts to obtain and maintain in effect $25,000,000 of directors and officers liability insurance coverage for any period in which an Investor Nominee, Jones Nominee or a Joint Nominee is a member of the Board, provided that such insurance may be obtained at reasonable cost. In the event the Company believes such insurance cannot be obtained at reasonable cost, the Company will consult with Investor as to an appropriate replacement policy.

           2.2. Class A Directors. (a) The parties hereto agree that the four Class A Directors will be designated as follows:

           (i) Investor will be entitled, but not required, to designate one director, and

          (ii) Jones and Investor will designate three directors that are each an Independent Director mutually acceptable to both parties (each a "Joint Nominee").

           (b) An "Independent Director" is a person who is free from any relationship that would interfere with the exercise of independent judgment by such person as a member of the Board. Without limiting the generality of the foregoing, unless the Board has unanimously determined otherwise, a person will not be an Independent Director if such person:

           (i) is, or has been, a director or officer of, employed by or a consultant to, any Intercable Group Entity, JI Group Entity or BCE Group Entity, provided that this provision does not apply to Independent Directors that are elected for successive terms of office,

          (ii) is, or since January 1, 1993 has been, an officer, director, general partner or more than 5% shareholder (by either vote or value) of a Person that has, or since January 1, 1993 has had, a material business relationship with any Intercable Group Entity, JI Group Entity or BCE Group Entity,

          (iii) is, or has been, a more than 5% shareholder (by either vote or value) of any Intercable Group Entity, JI Group Entity or BCE Group Entity, or is an officer or director of any such shareholder, or

          (iv) is a member of the immediate family (as defined in Rule 16a-1 under the Exchange Act) of any person described in clauses (i), (ii) or (iii).

           2.3. Common Directors. The parties hereto agree that the nine Common Directors will be designated as follows:

           (i) Jones will be entitled, but not required, to designate seven directors, and

          (ii) Investor will be entitled, but not required, to designate two directors.

           2.4. Nomination and Vacancies. (a) In the event that Investor or Jones chooses to designate one or more nominees to the Board pursuant to
Article II, the Company will use its reasonable efforts to (i) include each such nominee in the group of nominees proposed by management of the Company for election to the Board, (ii) recommend to the shareholders of the Company each such nominee's election to the Board and (iii) solicit proxies for each such nominee from all holders of voting securities entitled to vote thereon.

           (b) In the event that any Shareholder Nominee vacates his seat on the Board, whether by resignation, death, removal or otherwise, the Board will as promptly as practicable hold a meeting of the Board and, subject to its fiduciary duties, will fill any such vacancy with a person designated by the Shareholder (or Shareholders in the case of a Joint Nominee) entitled to designate such Shareholder Nominee, provided that if such Shareholder Nominee was an Independent Director, such designated person must also be an Independent Director.

           2.5. Certain Shareholder Agreements. (a) Each Bell International Shareholder will vote or cause to be voted all shares of Capital Stock owned or controlled by it at any regular or special meeting of shareholders of the Company, or in any written consent executed in lieu of such a meeting of shareholders,

           (i) in favor of any Jones Nominees and Joint Nominees designated as provided in this Article II,

           (ii) to remove any Jones Nominee (with or without cause) requested to be removed by Jones pursuant to Section 2.4, and

           (iii) to seek the election of such number of Jones Nominees as is necessary to constitute a majority of the members of the Board.

           (b) Each JI Shareholder will vote or cause to be voted all shares of Capital Stock owned or controlled by it at any regular or special meeting of shareholders of the Company, or in any written consent executed in lieu of such a meeting of shareholders,

           (i) subject to Section 2.5(a)(iii), in favor of any Investor Nominees and Joint Nominees designated as provided in this Article II,

           (ii) to remove any Investor Nominee (with or without cause) requested to be removed by Investor pursuant to Section 2.4, and

           (iii)  to cause the Company to comply with the provisions of
         Section 2.6.

           (c) Each Shareholder will cause all shares of Capital Stock owned or held of record by it to be represented, in person or by proxy, at all meetings of shareholders of the Company of which such Shareholder has actual notice, so that such shares of Capital Stock may be counted for the purpose of determining the presence of a quorum at such meetings.

           (d) Without the written consent of Jones no Bell International Shareholder will, and without the written consent of Investor no JI Shareholder will, (i) solicit any proxies or consents in connection with any matter to be voted upon, or sought to be voted upon, by the shareholders of the Company except in accordance with the terms of this Agreement or the approval of the Board, (ii) become a participant in any such solicitation or (iii) except as contemplated by this Agreement, become a part of a voting group or deposit shares in a voting trust. The provisions of the immediately preceding sentence will terminate (x) as to Bell International Shareholders on the Option Termination Date if Investor (or its agent) purchases the Control Option under the Option Agreements and (y) as to JI Shareholders on the Option Termination Date if Investor (or its agent) does not purchase the Control Option under the Option Agreements. Nothing herein shall restrict any Shareholder from granting revocable proxies in connection with meetings of shareholders of the Company.

           2.6.  Investor Consent Rights.  (a)  Subject to the provisions of
Section 2.7, the Company will not take or agree to take, and will not permit any Subsidiary to take or agree to take, directly or indirectly, any of the following actions without the prior written consent of Investor or pursuant to the procedures described in paragraph (c) below:

           (i) authorize, sell, distribute or otherwise issue, or grant rights with respect to, New Securities, Employee Options or Subsidiary Securities (or any stock appreciation or similar interests or rights with respect to such securities) except for (A) routine grants of Employee Options (or stock appreciation rights) approved after the date hereof by the compensation committee of the Board in an amount not to exceed options to purchase (and stock appreciation rights in respect of) 2,000,000 Class A Shares in the aggregate, (B) any grant of options pursuant to Section 4 of the Jones Employment Agreement,
         (C) any issuances of Capital Stock pursuant to the terms of Employee Options or the Convertible Debt and the Convertible Debentures and the options granted pursuant to Section 4 of the Jones Employment Agreement, (D) authorizations, sales, distributions or other issuances of Subsidiary Securities to Persons that are wholly-owned Intercable Group Entities (except in connection with sales of Subsidiary Securities permitted by subparagraphs (v) and (vi) of this Section 2.6), and (E) Permitted Equity Issuances,

          (ii) repurchase, redeem or exchange any shares of Capital Stock, other than (A) repurchases, redemptions or exchanges of Class A Shares where all holders of Class A Shares are entitled to participate on a pro rata basis, (B) repurchases of Class A Shares in the open market, provided that at any time the aggregate number of Class A Shares repurchased during the immediately preceding 12 months may not exceed 5% of the aggregate number of shares of Capital Stock outstanding on the immediately preceding December 31 (calculated on a fully diluted basis assuming the conversion of all options and the exercise of other rights), and (C) as contemplated by the terms of any New Securities,

          (iii) amend the articles of incorporation or bylaws of the Company,

          (iv) (A) in the case of the Company and its Consolidated Subsidiaries, incur Debt if after the incurrence of such Debt, Net Debt would exceed the Permitted Amount and (B) in the case of the Cable Partnerships, incur long-term Debt not in the ordinary course of business,

           (v) acquire or sell any interest in a cable television system that is not owned by a Cable Partnership for a purchase price exceeding $50,000,000 in any single transaction (or series of related transactions), and $250,000,000 in the aggregate for acquisitions and $250,000,000 in the aggregate for sales,

           (vi) acquire or sell any interest in a business (other than a cable television system) for a purchase price exceeding $5,000,000 in any single transaction (or series of related transactions), and $50,000,000 in the aggregate for acquisitions and $50,000,000 in the aggregate for sales,

           (vii) enter into (whether by acquisition or otherwise) a line of business other than (A) the Core Business in the United States of America, England and Spain, (B) the provision of audio programming services to radio stations and cable television systems, (C) manufacturing and marketing of computer and facsimile security products and software, and the manufacture of printed circuit board assembly using surface mount or through-hole technology for the computer, communications, business equipment, finance, medical and scientific industries, (D) the acquisition and distribution of entertainment, informational, educational and other programming services in connection with the provision of cable television or multi-media services to customers of a System and (E) the provision of local origination programming services to customers of a System (whether required by a Franchise Agreement or otherwise),

           (viii) take any action that would reasonably be expected to, as a result of a law, rule or regulation of a Governmental Authority organized within the United States of America, England or any other jurisdiction where the Intercable Group conducts a material portion of its business, (A) prevent Investor from exercising the Control Option or from otherwise obtaining control of the Company, (B) require Investor to divest or otherwise limit Investor's ability to exercise full rights of ownership over the Control Option or any shares of Capital Stock (whether acquired upon exercise of the Control Option or otherwise) or (C) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, provided that (1) if on the date hereof the activities conducted by any BCE Group Entity are subject to any such law, rule or regulation (based on interpretations in effect on the date hereof) that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), or if after the date hereof Investor or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or would reasonably be expected to have, one or more of the effects described in clauses (A), (B) or (C), then in each case this subparagraph (viii) will not apply to actions of the Intercable Group that would reasonably be expected to have such effects under such law, rule or regulation, (2) after the Option Termination Date this subparagraph (viii) will only apply to actions that would reasonably be expected to require Investor to divest, or otherwise limit its ability to exercise full rights of ownership over, any shares of Capital Stock and (3) the Company shall not be in breach of this clause (viii) in matters relating to Franchise Agreements and material contracts if it is in compliance with its obligations under Section
         5.2 concerning such matters.

          (ix) (A) sell substantially all of the assets of the Company, (B) adopt a plan of liquidation or dissolution of the Company, (C) engage in a merger, consolidation, share exchange or other business combination involving the Company (except in connection with an acquisition for cash that is permitted by subparagraphs (v) and (vi) of this Section 2.6), (D) engage in a recapitalization, stock split or similar reconstitution of the Capital Stock or (E) file a petition by or on behalf of the Company or any Subsidiary, or the taking of similar action, under any bankruptcy, insolvency, reorganization or similar law,

           (x) declare or make any provision for payment of, or the setting aside of assets with respect to, any dividend or other distribution of any property other than cash by the Company with respect to any shares of Capital Stock, and

          (xi)  agree to, or enter into, any amendment to a Related Agreement.

           (b) For purposes of this Section 2.6, transactions occurring after the date of the Stock Purchase Agreement will count towards any amounts described in paragraph (a) above, provided that any transaction approved by Investor pursuant to the Company's request will not count towards the aggregate transaction amounts described in subparagraphs (v) and (vi) of such paragraph
(a).

           (c)  If the Company wishes to take an action described in paragraph
(a) of this Section 2.6, the Company will deliver to Investor a written notice describing in reasonable detail the action proposed to be taken and expressly requesting Investor's consent to such action pursuant to this Section 2.6.
Such notice will be accompanied by such additional information as is reasonably required to enable Investor to evaluate such proposed action. Upon receipt of such notice, Investor will have ten Business Days to exercise its right not to consent to such proposed action. If no response is received by the Company from Investor prior to the expiration of such time period, the proposed action will be deemed to have been approved by Investor.

           (d)  The parties hereto acknowledge that the provisions of paragraph
(a) above are not intended to apply to JI Group Entities.

           2.7. Termination of Rights. (a) The rights and obligations in this Article II will terminate as provided in this Section 2.7 and in Section 7.1.

           (b) If at any time prior to the Option Termination Date (x) Investor and the other Bell International Group Entities own in the aggregate less than 10,000,000 shares of Capital Stock (adjusted for stock splits and stock dividends declared after the date hereof) and (y) Investor's Ownership Percentage is less than 15%, then:

           (i)  Investor's right to designate the Joint Nominees pursuant to
         Section 2.2(a)(ii) and two Common Directors pursuant to Section 2.3 will terminate, and after such time Investor will have the right to designate only one Class A Director pursuant to Section 2.2(a)(i); and

          (ii) the consent rights of Investor described in Section 2.6(a) will terminate except as to the matters described in clauses (iii), (viii) and (ix) thereof.

           (c) Upon the occurrence of an Event Date, until such time as Investor's Ownership Percentage is less than 15%:

           (i)  Investor's right to designate the Joint Nominees pursuant to
         Section 2.2(a)(ii) and one Common Director pursuant to Section 2.3 will terminate, and after such time Investor will have the right to designate only one Class A Director pursuant to Section 2.2(a)(i) and one Common Director pursuant to Section 2.3; and

          (ii) the consent rights of Investor described in Section 2.6(a) will terminate except as to the matters described in clause (viii) thereof.

           (d) If at any time after the Option Termination Date Investor's Ownership Percentage is less than 15%, but equal to or greater than 10%, then:

           (i) in addition to the termination provisions described in subparagraph (c)(i) above, Investor's right to designate a second Common Director pursuant to Section 2.3 will terminate, and after such time Investor will have the right to designate only one Class A Director pursuant to Section 2.2(a)(i); and

          (ii) the consent rights of Investor described in Section 2.6(a) will terminate except as to the matters described in clause (viii) thereof.

           (e) If Investor does not purchase the Optioned Shares pursuant to the Option Agreements, then:

           (i) until such time as the JI Group Entities own in the aggregate less than a majority of the outstanding Common Shares, Jones will be entitled to designate all Common Directors that are not designated by Investor pursuant to this Article II (and after such time such directors will be nominated without regard to this Agreement), and

              (ii) until such time as Investor's right to designate the Joint Nominees terminates pursuant to Section 2.7(c), Jones will be entitled to designate the Joint Nominees pursuant to Section 2.2(a)(ii) (and after such time such directors will be designated without regard to this Agreement).

           2.8 Tag-Along Right and Third Party Offers. (a) Subject to the transfer rights of JI Shareholders under Section 4.1(c), after the Option Termination Date but prior to the eighth anniversary of the date hereof, the JI Group Entities will not sell (or enter into an agreement or option to sell), directly or indirectly, in one transaction or a series of related transactions, a majority of the then outstanding shares of Common Stock (the "Control Block") to a Person that is not a JI Group Entity (the "Control Purchaser"), unless (i) the Control Purchaser agrees to be bound by the terms of this Agreement as a JI Shareholder or (ii) prior to any such sale such Control Purchaser offers to purchase for cash all (but not less than all) of the shares of Capital Stock, and other debt or equity securities, issued by the Intercable Group Entities to, and then held by, the Bell International Group Entities (the "Owned Securities") at the Buy-Out Price pursuant to the procedures of this Section 2.8.

           (b) After the eighth anniversary of the date hereof, if the JI Group Entities sell, directly or indirectly, in one transaction or a series of related transactions, the Control Block to a Control Purchaser, prior to any such sale such Control Purchaser may, but is not required to, offer to purchase for cash all (but not less than all) of the Owned Securities at the Buy-Out Price.

           (c) A Control Purchaser that offers to purchase the Owned Securities for the Buy-Out Price pursuant to this Section 2.8 will deliver a written offer notice to Investor. After the delivery of such notice, the Control Purchaser and Investor will attempt to negotiate a Buy-Out Price that is mutually satisfactory. If in connection with the purchase of the Control Block the Control Purchaser (or an Intercable Group Entity) is also offering to purchase from the public any class of Owned Securities, the Buy-Out Price for such Owned Securities will be such offer price.

           (d) If the Control Purchaser and Investor are unable to agree on a mutually satisfactory Buy-Out Price, the Control Purchaser and the relevant JI Group Entity will make a public announcement that the Control Purchaser is negotiating to purchase the Control Block. In such event, the Buy-Out Price for each class of Owned Securities will be equal to the Market Value of such class of Owned Securities, calculated pursuant to Section 3.8(h) and (i) and assuming that the Trigger Date is the tenth trading day immediately after the day of such public announcement.

           (e) After the Market Value of each class of Owned Securities has been determined, if the Control Purchaser wishes to proceed with the proposed transaction to purchase the Control Block and the Owned Securities, it will (or after the eight anniversary of the Closing Date, it may), by written notice to Investor, irrevocably offer to purchase all of the Owned Securities at the Buy-Out Price. If Investor fails to deliver a written acceptance notice within 10 Business Days after receipt of such written offer from the Control Purchaser, Investor will be deemed to have declined an offer from a Control Purchaser, including for purposes of determining whether an Event Date has occurred.

           (f) The purchase and sale of the Owned Securities will take place simultaneously with the purchase of the Control Block. The purchase price for the Owned Securities purchased pursuant to this Section 2.8 will be paid by wire transfer in immediately available funds to a bank account designated by the relevant Bell International Group Entity not less than three Business Days prior to closing.

           (g) At any closing hereunder, the relevant Bell International Group Entity will deliver to the Control Purchaser good and valid title to the Owned Securities, free and clear of any Lien.

                                  ARTICLE III

                                   COVENANTS

           3.1. Investment Commitment. (a) Investor will purchase for cash 30% of any Class A Shares sold by the Company to unaffiliated third parties after the date hereof, at a price per share equal to the price per share received by the Company from such third parties in connection with any such sales (net of selling commissions and underwriter's discounts), provided that the obligation of Investor under this Section 3.1 will terminate at such time (the "Commitment Termination Time") as the aggregate purchase price of all equity securities, and securities that are convertible or exchangeable into equity securities (including any Convertible Debentures), purchased by the Bell International Group Entities from the Company or any Intercable Group Entity prior to, on or after the date hereof (including any New Securities purchased pursuant to this Section 3.1) equals $400,000,000. The parties hereto acknowledge that after taking into account the purchase of 2,500,000 Class A Shares on March 25, 1994 pursuant to the Investment Agreement dated as of such date between the Company and Investor, and 7,500,000 Class A Shares on the date hereof pursuant to the Stock Purchase Agreement, the Bell International Group Entities have purchased from the Company Class A shares having an aggregate purchase price of ($261,250,000), and that Investors's remaining investment commitment is ($138,750,000).

           (b) In the event the Company proposes to offer and sell any Class A Shares prior to the termination of the purchase commitment described in paragraph (a), it will give Investor not less than ten Business Days' written notice of its intention, describing the material terms of the proposed sale, including the manner of sale and a range of proposed prices and numbers of Class A Shares to be sold to unaffiliated third parties and to Investor. The Company will deliver to Investor copies of all prospectuses and other related offering and closing documents prepared by the Company and its advisors in connection with the proposed sale and will keep Investor informed as to material developments during the offering process. The closing for the purchase and sale of any Class A Shares purchased by Investor pursuant to this
Section 3.1 will take place on the later to occur of (i) the date on which such third parties purchase Class A Shares, (ii) the date on which the Purchase Conditions have been satisfied, or waived by Investor in its sole discretion (provided that if Investor has not purchased the Class A Shares 40 days after the third party closing, the Company may sell such shares to a third party) or
(iii) such other time as Investor and the Company agree. Except as otherwise contemplated by this Agreement, any Class A Shares purchased by Investor under this Section 3.1 will be purchased pursuant to the same terms and conditions as the unaffiliated third parties.

           (c) At Investor's request, Investor may purchase for $50,000,000 in cash a Convertible Debenture, provided that the Company may postpone such purchase until such time as it wishes to sell any New Securities. For purposes of this Section 3.1, "Convertible Debenture" means a convertible unsecured subordinated debenture of the Company having terms and conditions that would be obtained from the Company by an unaffiliated institutional investor at the time of such purchase pursuant to a public offering (such terms and conditions to be mutually agreed by the parties), provided that (i) such debenture will convert automatically into Class A Shares two years after the date of issuance, unless earlier converted at the option of the holder and (ii) the indenture relating to such debenture will contain the consent rights set forth in Section 2.6 and the termination provisions set forth in Sections 2.7 and 7.1.

           3.2. Consultation on Business Strategies. (a) The Company will regularly advise and consult with Investor as to the business of the Company and its Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to owned and managed systems), (ii) equity, debt, joint venture and other financing strategies,
(iii) business plans for operations, marketing and technology deployment and
(iv) personnel, compensation and related decisions.

           (b) Each year, management of the Company will present to the Board for approval a business plan that includes the elements described in paragraph
(a) of this Section 3.2.

           3.3. Obligation to Refer Business Opportunities. (a) Subject to the provisions of this Section 3.3, each of Investor, Jones and International will refer, and will cause each of their Subsidiaries to refer, to the Company business opportunities in the following lines of business:

          (i) any business that is primarily engaged in a Core Business in the United States of America at such time,

          (ii) any business that is primarily engaged in wireline local communications services (including exchange, access and value-added services, such as call waiting, call forwarding and similar services) in geographic markets in the United States where the Company does not own or operate a cable television or wireline local communications business at such time, and has a fair market value less than the then market capitalization (equity and long-term debt) of the Company at such time, and

              (iii) such other businesses as may be agreed in writing by Investor and Jones from time to time. The parties hereto acknowledge that the foregoing businesses do not include (x) inter-active or multi-media services, or programming networks or (y) competitive access provider services similar to those provided by Jones Lightwave, Ltd. and its Subsidiaries.

           (b) Investor, Jones and International will not, and will cause each of their Subsidiaries not to, purchase, finance or otherwise participate in the acquisition of a business described in paragraph (a) of this Section 3.3 (an "Opportunity") without first complying with the following procedures:

           (i) The Person referring the Opportunity (an "Offering Party") will notify the Company of the Opportunity, and deliver to the Company a report setting forth in reasonable detail the material terms and conditions of such Opportunity.

           (ii) The Company will then promptly convene a special meeting of the Board to consider whether the proposed Opportunity is in the best interests of the Company.

           (iii) If the Board determines that the Company should pursue the Opportunity, the Company will so notify the Offering Party (and each of Jones and Investor), and thereafter none of the Offering Party, any Bell International Group Entity (or a Subsidiary thereof) nor any JI Group Entity will pursue, or participate in, such Opportunity, provided that the Offering Party will be free to pursue, or participate in, such Opportunity if (A) the Company is unable to raise financing in respect of such Opportunity (unless the Offering Party is a Bell International Group Entity (or a Subsidiary thereof) and Investor exercised its consent rights under Section 2.6 in respect of any such proposed financing, in which case the Offering Party may not pursue or participate in such Opportunity), (B) the Company is unable to pursue or participate in such Opportunity because a law, rule or regulation of a Governmental Authority prevents (or materially restricts) the participation by the Intercable Group in such Opportunity or (C) the Company otherwise subsequently elects not to pursue, or participate in, such Opportunity. Nothing in this subparagraph (iii) will affect the consent rights of Investor in
         Section 2.6.

           (iv) If the Board fails to approve the pursuit by the Company of an Opportunity or the Company otherwise elects not to pursue such Opportunity, the Offering Party will be free to pursue such Opportunity without any further obligation to the Company, provided that the Offering Party may not pursue, or participate in, any such Opportunity if (A) the Offering Party is a Bell International Group Entity (or a Subsidiary thereof) and Investor exercised its consent rights under Section 2.6 in respect of such Opportunity or (B) the Offering Party is a JI Group Entity and a majority of the Jones Nominees that are not Independent Directors voted against the pursuit by the Company of such Opportunity.

           (c) Each Shareholder agrees to keep confidential (as provided in Section 3.10) any Opportunities that it receives notice of pursuant to this
Section 3.3. If an Offering Party is permitted to pursue an Opportunity pursuant to this Section 3.3, Shareholders that are not Affiliates of such Offering Party, and Subsidiaries of such Shareholders, will not be permitted to pursue, or participate in, such Opportunity unless they lawfully acquire knowledge of such Opportunity from sources other than the Offering Party or an Affiliate of such Offering Party. In the event an Opportunity is offered by a Bell International Group Entity (or a Subsidiary thereof), and Investor elects to exercise its consent rights under Section 2.6 in respect of such Opportunity, the JI Group Entities will be free to pursue such Opportunity.

           (d) The Company will use reasonable efforts to keep Investor and Jones informed as to the geographic markets served by the cable television and wireline local communications businesses owned or operated by the Intercable Group Entities.

           (e) The provisions of this Section 3.3 will terminate on the Option Termination Date.

           3.4. Supplier Arrangements. The Company will give Investor, International and their respective Affiliates the first opportunity to supply services, compatible network equipment and systems to the Company on competitive terms and conditions which will, at the Company's discretion, be made pursuant to competitive bidding or other processes. Nothing herein will adversely affect the Company's ability to obtain services, equipment and systems on open and competitive terms.

           3.5. Programming Services.    Notwithstanding any other provision in
this Agreement to the contrary: (a) The JI Group Entities shall have the right to distribute, on a full-time (or, if requested from time to time by Jones or International, part-time, to be extended or restored, as applicable, to full-time upon his or its request), daily basis, programming packaged (as opposed to brokered) by, created by or created primarily for a JI Group Entity ("Jones Programming") on such number of channels (not to exceed six at any one time) on the Systems as Jones or International may designate from time to time (with the Mind Extension University programming to be carried on a VHF channel (i.e., channel 2 through 12)). The Bell International Group Entities shall have the right to distribute, on a full-time (or, if requested from time to time by Investor, part-time to be extended or restored, as applicable to full time upon Investor's request), daily basis, programming packaged (as opposed to brokered) by, created by or created primarily for a Bell International Group Entity ("Investor Programming") on such number of channels (not to exceed two at any one time) on the Systems as Investor may designate from time to time.

           (b) Prior to exercising its distribution right with respect to any programming under this Section 3.5, the relevant JI Group Entity or Bell International Group Entity (each a "Programmer") will present to the Board a reasonably detailed business plan that, among other things, describes (i) the general content of such programming, (ii) the marketing strategy for such programming, including service level (such as basic, tier or a la carte) and
(iii) pricing for such service levels. The Jones Programming and the Investor Programming shall be carried and priced by the Intercable Group Entities on such level or levels of services as such programming is intended to be carried under the business plan for such programming.

           (c) Notwithstanding the rights granted pursuant to paragraph (a) above:

           (i) the Intercable Group Entities shall not be required to delete from any System any programming acquired from any third-party programmer prior to the expiration of the term of the program carriage agreement with such third-party programmer in order to carry any Investor Programming or Jones Programming,

           (ii) in the event there is insufficient channel capacity to carry Jones Programming or Investor Programming, carriage of such Jones Programming or Investor Programming on a System shall be given priority over any third party programming not then carried by such System and over any third party programming then carried by the System at such time as the initial or then current renewal term, as applicable, is scheduled to expire, provided that (x) such priority shall not apply to off-air programming carried by the four major broadcast networks or mandated by law, or the 20 most widely viewed third party programs as then carried by the System at the time as reported by (NAME OF APPLICABLE TRADE PUBLICATION), and (y) in addition to the foregoing requirements, the Company shall use its reasonable best efforts to add Jones Programming and Investor Programming to the Systems whenever opportunities to do so arise,

           (iii) in the event there is insufficient channel capacity to carry both the Jones Programming and Investor Programming, Jones Programming will be given priority over carriage of Investor Programming,

           (iv) Jones, International and Investor, as the case may be, shall give the Company at least four months' prior notice of any proposed commencement or termination of use of any channel and

           (v) the Bell International Group Entities shall have no rights under this Section 3.5 to distribute programming that has substantially similar content as any Jones Programming.

           (d) During the Validation Period (as defined herein), the license fee payable by the Intercable Group Entities for any unit of Jones Programming (excluding Mind Extension University, Health Care Network, Jones Computer Network and Product Information Network) or Investor Programming ("New Programming") shall be such license fee as the Programmer establishes in good faith based on its reasonable estimate of the market value of such New Programming. A Programmer shall notify the Company and the Independent Directors in writing promptly following the end of the Validation Period whether the Programmer has entered into an agreement providing for (a) the distribution of such New Programming by a cable television operator or other distributor of video programming (a "Distributor") having at least 400,000 subscribers ("Validating Distributor") and (b) the payment of a license fee by such Validating Distributor at a rate equal to or greater than the license fee payable by the Intercable Group Entities ("Validating Programming Agreement"). If no Validating Programming Agreement has been entered into during the Validation Period, the Company or any Independent Director may, by written notice given within sixty (60) days after receipt by the Company and the Independent Directors of the above-referenced notification, require that such Programmer reduce the license fee payable by the Intercable Group Entities for such New Programming to the greater of (i) a license agreement approved by the Independent Directors, (ii) the average license fee charged by the applicable Programmer to all Distributors for such New Programming and (iii) the Agreed Rate in effect at such time. For purposes of this Section 3.5, "Agreed Rate" means, at any time, the rate set forth in the Affiliate Agreement between Mind Extension University, Inc. and the Company dated December 28, 1993, as amended as of June 1, 1994. Thereafter, the license fee payable by the Intercable Group Entities for such New Programming shall be subject to such adjustments as are similar to adjustments in the license fee permitted by the Validating Programming Agreement or, if there is no such agreement in effect, by the programming agreement pursuant to which such New Programming is carried by the largest Distributor serving fewer than 400,000 subscribers. A Programmer may elect at any time to terminate carriage of such unit of New Programming upon not less than ninety days prior written notice to the Company if it does enter into a Validating Programming Agreement during the Validation Period. "Validation Period" shall mean, as to any New Programming, the fifteen (15) month period commencing with the first month with respect to which a license fee is payable by an Intercable Group Entity for the right to distribute such New Programming.

           (e) The Intercable Group Entities shall carry Jones Programming and Investor Programming on the Systems for a period of 15 years after the date hereof (or the expiration date of the applicable programming agreement with the Company) in accordance with this Section 3.5, provided that if Investor does not purchase the Optioned Shares pursuant to the Option Agreements, the rights of the Bell International Group Entities will terminate on the Option Termination Date.

           (f) No JI Group Entity nor any Bell International Group Entity may sell or assign (other than to an Affiliate) its unused right of distribution to the Systems pursuant to this Section 3.5, provided that in the event any Programming is being distributed pursuant to this Section 3.5, such Programming will continue to have the distribution rights provided herein if the relevant JI Group Entity sells or assigns (i) any network or networks carried on a System or any such Programming or (ii) any entity directly or indirectly owning or controlling such network(s) or Programming. In the event of any such sale or assignment by a JI Group Entity or a Bell International Group Entity, the continuing distribution rights of such Programming will count towards the number of channels permitted to be designated by such JI Group Entity or Bell International Group Entity pursuant to paragraph (a) above.

           (g) Each of Investor and International shall use reasonable best efforts to cause its designees to the Board, subject to their fiduciary duties under applicable law as advised by counsel, to approve the carriage by the Intercable Group Entities of the other party's Programming in accordance with this Section 3.5.

           3.6. Transactions with Affiliates. (a) Investor acknowledges that prior to the date hereof certain services have been provided by the Intercable Group Entities to the JI Group Entities and by the JI Group Entities to the Intercable Group Entities. Investor agrees that the services described in the Affiliate Agreements or the Current SEC Filings (as defined in the Stock Purchase Agreement) may continue to be provided for a period of eight years following the date hereof, on terms and conditions consistent with those described in such Current SEC Filings or as set forth in the Related Agreements.

           (b)  Except for transactions described in Section 3.5 or paragraph
(a) of this Section 3.6, or undertaken pursuant to the terms of the Related Agreements or the Affiliate Agreements, each Shareholder agrees that neither it nor any of its Affiliates will engage in any transaction, or enter into, amend in any material respect or renew any agreement, with an Intercable Group Entity unless the material terms of such transaction are fully and fairly disclosed to the Board, and approved by a majority of the Unrelated Directors.

           (c)  For purposes of this Agreement "Unrelated Directors" means:

                (i) in the case of a transaction or agreement between an Intercable Group Entity and a JI Group Entity, the three Investor Nominees and the three Joint Nominees,

                (ii) in the case of a transaction or agreement between a BCE Group Entity and an Intercable Group Entity, the directors that are not Investor Nominees, and

                (iii) in the case of a transaction or agreement among an Intercable Group Entity, a JI Group Entity and a BCE Group Entity, the directors that are Independent Directors.

           3.7. Information. (a) The Company will permit Investor (or a representative of Investor) to visit and inspect any of the properties of any Intercable Group Entity, including the books of account and other records of such Intercable Group Entity (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the relevant officers and, after notice to the Company, its independent public accountants and counsel, all at such reasonable times and as often as Investor may reasonably request.

           (b) As soon as available and in any event within 45 days after the close of each quarterly accounting period ending after the date hereof, the Company will deliver to Investor the consolidated balance sheet of the Company as of the end of such quarterly period, and the related consolidated statements of income, shareholders' equity and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the Chief Financial Officer of the Company to have been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments).

           (c) As soon as available and in any event within 90 days after the close of each fiscal year of the Company, the Company will deliver to Investor the consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by Arthur Andersen & Co., or other independent certified public accountants of recognized national standing to have been prepared in accordance with generally accepted accounting principles in the United States.

           (d) The Company will provide Investor with such assistance as Investor reasonably requests from officers, employees and auditors of the Company to enable Investor to account for its investment in the Company in its financial statements, including assistance in the calculation and presentation of any adjustments required to reflect generally accepted accounting principles in Canada.

           (e) The Company will furnish to Investor copies of (i) all reports, registration statements, proxy statements or other filings made by an Intercable Group Entity with the SEC, promptly after any such filing and (ii) all reports, notices or other written communications (other than routine correspondence and responses to routine inquiries) sent to holders of equity or debt securities of, or lenders to, the Company, promptly after any such communications are sent.

           3.8. Preemptive Rights. (a) The Company hereby grants to Investor the preemptive right to purchase Investor's Ownership Percentage of any New Securities which the Company may propose to sell or otherwise issue from time to time (other than Class A Shares issued pursuant to any Convertible Debt or Convertible Debentures). The procedures described in this Section 3.8 do not apply to purchases of Class A Shares by Investor pursuant to Section 3.1. Investor may exercise its preemptive right with respect to any or all of the New Securities offered to Investor pursuant to this Section 3.8.

           (b) In the event the Company proposes to sell or otherwise issue any New Securities it shall give Investor not less than 30 days' prior written notice (a "Rights Notice") of its intention, describing the material terms of the proposed sale, including the type of New Securities proposed to be issued, the manner of sale and a range of proposed prices and number of shares (including over-allotments) or other securities to be sold or issued. If the New Securities are traded, or proposed to be traded, on a national securities exchange, the high and low end of such range will be no greater than 110%, or lower than 90%, of the midpoint. Investor shall have 20 days (10 days in the case of New Securities to be offered by the Company pursuant to a shelf registration statement) from the date of receipt of a Rights Notice to agree to purchase up to Investor's Ownership Percentage of such New Securities, by delivery of written notice to the Company. If the Company determines that the price or number of New Securities to be sold or issued is not within the range specified in the Rights Notice, or that there have been other material changes to the transaction described in the Rights Notice, the Company will promptly deliver an amended Rights Notice to Investor, setting forth the revised ranges for the price and number of securities to be offered, or any other revised material terms. Investor will have 10 Business Days after receipt of any such amended Rights Notice to agree to purchase up to its Investor's Ownership Percentage of such New Securities, upon the revised terms and conditions set forth in the amended Rights Notice, by delivery of a written notice to the Company.

           (c) In the case of any New Securities sold for cash, the price for any New Securities purchased by Investor pursuant to this Section 3.8 will be the proceeds received by the Company in connection with such sale, net of selling commissions and underwriters discounts. In the case of any issuance of New Securities for consideration other than cash, including issuances in connection with an acquisition of a business (a "Special Issue"), the price at which Investor shall purchase such New Securities shall be the Market Value of such New Securities, calculated as described in paragraph (h) below where the applicable "Trigger Date" is the tenth trading day immediately after the public announcement of the agreement giving rise to the Special Issue (or if there is no public announcement the date the transaction agreement is executed and delivered). In the case of a Special Issue, Investor shall have five Business Days after the determination of the Market Value to determine whether or not to purchase Investor's Ownership Percentage of such New Securities.

           (d) Except as otherwise contemplated by this Agreement, any New Securities purchased by Investor under this Section 3.8 will be purchased pursuant to the same terms and conditions as such New Securities are issued to third parties, provided that so long as Investor is using its reasonable efforts to consummate the closing promptly, Investor may postpone such closing until such time as the Purchase Conditions have been satisfied or waived by Investor, provided further that if such Purchase Conditions have not been satisfied or waived within 90 days after the third party closing, Investor's rights to purchase such New Securities hereunder will terminate and the Company will be free to sell such New Securities without regard to Investor's rights under this Section 3.8.

           (e) In the event Investor fails to exercise its preemptive right in accordance with the terms of this Section 3.8, the Company shall have 120 days after the latest of (i) 20 days after delivery of a Rights Notice, (ii) 10 Business Days after delivery of an amended Rights Notice, (iii) if applicable, the expiration of the five Business Day period described in paragraph (c) above, or (iv), if applicable, 20 days after the expiration of the 90 day period referred to in Section 3.8(d), to sell, or enter into an agreement to sell (containing customary conditions), the New Securities proposed to be sold in the Rights Notice (or the amended Rights Notice), at a price and upon general terms no more favorable to the purchasers thereof than specified in such notice. In the event the Company has not sold, or entered into such an agreement to sell, such New Securities prior to or within said 120-day period, the Company shall not thereafter issue or sell any such New Securities without first offering such securities to Investor in the manner provided above.

           (f) In the case of Employee Options granted by the Company, Investor's preemptive rights will be exercisable following each calendar year. Promptly after December 31 of each calendar year, the Company will deliver to Investor a list of the Employee Options granted during such calendar year. For a period of 30 days after receipt of such list, Investor will have the right to purchase from the Company a number of Class A Shares equal to the product of
(i) the highest level of Investor's Ownership Percentage during the calendar year in question and (ii) the aggregate number of Class A Shares into which such Employee Options are exercisable. The purchase price for such purchases of Class A Shares will be the Market Value of the Class A Shares, calculated as described in paragraph (h) below where the applicable "Trigger Date" is December 31 of the calendar year in question.

           (g) All sales pursuant to this Section 3.8 shall be made pursuant to arrangements reasonably determined by the Company in order to ensure compliance with the Securities Act.

           (h) For purposes of this Agreement, "Market Value" of a share of any security means the average of the daily closing prices on the NASDAQ National Market System (or other principal exchange on which shares of such security is listed or approved for trading) for the shares of such security for the 20 consecutive trading days immediately prior to the applicable Trigger Date. The daily closing price for each such trading day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing "bid" and "asked" prices as reported by NASDAQ (or other principal exchange). If the daily closing price per share of such New Security is determined during a period following the declaration of a dividend, distribution, recapitalization, reclassification or similar transaction, then the Market Value shall be properly adjusted to take into account ex-dividend trading.

           (i) In the event that a New Security is not traded on a national securities exchange, promptly after delivery of a Rights Notice Investor and the Company shall in good faith negotiate the Market Value of such New Security. If they are unable to reach agreement within 10 Business Days, each of Investor and the Company shall promptly select a nationally recognized independent investment banking firm to determine the Market Value of such New Security. If 20 Business Days after their selection such firms cannot agree as to such Market Value, within 10 Business Days they shall mutually select a third nationally recognized independent investment banking firm which shall be engaged to make such determination, which Market Value shall be within the range of values suggested by the two investment banking firms. Such third investment banking firm shall make such determination by written notice to Grantor and Purchaser within 20 Business Days of its engagement and its judgment as to all matters relating to its determination shall be binding upon the parties hereto. Each party will pay the fees and expenses of the initial investment banking firm hired by such party. The fees and out-of-pocket expenses of the third investment banking firm shall be paid equally by the Company and Investor.

            (j)  For purposes of this Agreement, "Purchase Conditions" means:

           (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the HSR Act applicable to the purchase by Investor of the subject securities shall have expired or been earlier terminated.

          (ii) All other actions by, in respect of or filings with any Governmental Authority required to permit the consummation of the closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

         (iii) There shall not then be in effect any applicable law, rule or regulation or any judgment, injunction, order or decree that has one or more of the effects described in clauses (a), (b) or (c) of the following paragraph (iv).

          (iv) There shall not then be instituted or pending any action or proceeding before any federal or state court or other Governmental Authority brought by a Governmental Authority challenging the consummation of the closing or seeking to (a) prevent Investor from exercising the Control

         Option, (b) require Investor to divest, or otherwise limit Investor's ability to exercise full rights of ownership over, the shares of Capital Stock owned by Investor and its Affiliates, the Control Option or the Optioned Shares or (c) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business.

           (v) The Intercable Group Entities shall have received all material third party consents, if any, required to be obtained in connection with the closing, in each case in form and substance reasonably satisfactory to Investor.

           3.9. Registration Rights. The Company grants to Investor and each other BCE Group Entity that has agreed to be bound by the terms of this Agreement the registration rights set forth in Exhibit A. If Investor exercises the Control Option, the Company will grant to the JI Group Shareholders registration rights on the same terms and conditions as the rights set forth in Exhibit A.

           3.10. Confidentiality. Each party to this Agreement will hold in confidence and not use, and will use its reasonable efforts to cause its respective Affiliates, shareholders, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information received from the other parties to this Agreement (and Affiliates of such other parties) in connection with any information exchange contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known by such party on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party on a non-confidential basis from sources other than another party to this Agreement (or an Affiliate of such other party). The obligation of each party to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

           3.11. Certain Brokerage Fees. The parties hereto acknowledge that any brokerage or similar fees payable pursuant to the partnership agreements of the Cable Partnerships will be paid to an Intercable Group Entity. The provisions of this Section 3.11 will terminate on the Option Termination Date if Investor does not exercise the Control Option.

           3.12. Purchases of Additional Shares of Capital Stock. (a) After the Closing, the Bell International Group Entities and the JI Group Entities shall be entitled to purchase additional shares of Capital Stock in the open market or otherwise, and the Company will not interfere with or otherwise take action to restrict such purchases, provided that in the event any BCE Group Entity proposes to take an action that would increase Investor's Ownership Percentage above 79%, Investor will conduct (or cause another BCE Group Entity to conduct) (i) a Qualifying Tender Offer or (ii) a Qualifying Merger to implement such increase.

           (b) Prior to or on the tenth anniversary of the Option Termination Date, "Qualifying Tender Offer" means a tender offer that has the following elements: (i) the offer is for all of the outstanding shares of Capital Stock not owned by a BCE Group Entity, (ii) the offer is for cash, (iii) the offeror has received a written opinion from a nationally recognized investment bank that such price is fair to the holders of Capital Stock from a financial point of view, (iv) the offer has a minimum condition that 51% of the outstanding shares of Capital Stock not owned by a BCE Group Entity shall have been validly tendered and (v) the offer will provide that it will be extended for ten Business Days after the offeror has publicly announced that such minimum condition has been satisfied. After the tenth anniversary of the Option Termination Date, "Qualifying Tender Offer" means a tender offer for all of the outstanding shares of Capital Stock not owned by a BCE Group Entity.

           (c) Prior to the time that Investor or its Affiliates have purchased shares of Capital Stock pursuant to a Qualifying Tender Offer, "Qualifying Merger" means a merger or similar transaction that has been approved by (i) a majority of the members of a special committee consisting of all the Independent Directors (which special committee may hire outside advisors if it so chooses) and (ii) the holders of a majority of the shares of Capital Stock not beneficially owned by a BCE Group Entity. After Investor or any of its Affiliates have purchased shares of Capital Stock pursuant to a Qualifying Tender Offer, "Qualifying Merger" means a merger or similar transaction.

           (d) The parties hereto acknowledge that in the event the JI Group Entities elect not to purchase the Control Option pursuant to Section 7.2(b) of the Option Agreements, the Company will be given the opportunity to make such purchase on the same terms and conditions as the JI Group Entities under such
Section 7.2(b).

           3.13  Termination of Article III.  (a)  The provisions set forth in
Section 3.1, 3.3, 3.5, 3.9, 3.11, 3.12 will terminate as provided therein.

           (b) The provisions of Sections 3.2, 3.4, 3.6, 3.7 and 3.8 will terminate on the Event Date.

           (c) The provisions of Section 3.10 will survive any termination of this Agreement.

                                   ARTICLE IV

                   TRANSFER RESTRICTIONS AND OFFER PROCEDURES

           4.1. Transfer Restrictions. (a) No Bell International Shareholder and no JI Group Shareholder will Transfer any shares of Capital Stock or New Securities to an Affiliate of such transferor unless such Affiliate has agreed to be bound by the terms of this Agreement as a Shareholder and has delivered an executed counterpart of this Agreement to the Company, Jones and Investor, provided that after the Option Termination Date this Section 4.1 will apply only to Transfers of shares of Common Stock.

           (b) During the Option Period, without the consent of Investor each of Jones and International will not, and will cause each other JI Group Entity not to, sell any Class A Shares or Common Shares that are not Optioned Shares except (i) to other JI Group Entities pursuant to paragraph (a) above, (ii) to Jones Family Members that have agreed to be bound by the terms of this Agreement as a JI Shareholder, (iii) pursuant to pledges to financial institutions to secure bona fide borrowings by such JI Group Entity (provided that any foreclosure transferee's interest in such shares will be subject to the provisions of this Agreement), (iv) to BCE Group Entities or (v) pursuant to the procedures set forth in Section 4.2. Nothing in this paragraph (b) will be construed as restricting a JI Group Entity from making gifts to charitable institutions, family members or other Persons.

           (c) If Investor does not purchase the Control Option pursuant to the Option Agreements, between the Option Termination Date and an Event Date no JI Group Shareholder will Transfer any shares of Common Stock to a Person that is not a JI Group Entity or a BCE Group Entity unless (i) such Transfer is pursuant to an underwritten public offering or Rule 144 promulgated under the Securities Act, (ii) such transferee has agreed to be bound by the terms of this Agreement as if such transferee was a JI Shareholder and has delivered an executed counterpart of this Agreement to the Company and Investor or (iii) such Transfer is pursuant to a pledge to a financial institution to secure bona fide borrowings by such Person (provided that any foreclosure transferee's interest in such shares of Common Stock will be subject to the provisions of this Agreement). In addition to the foregoing, during such period of time the JI Group Entities may Transfer up to an aggregate of 200,000 Common Shares to charitable institutions and pursuant to gifts; to the extent any such Transfers exceed 50,000 individually or 200,000 in the aggregate, such Transfers may only be made if the charitable institution or donee agrees to be bound by the terms of this Agreement as a JI Shareholder.

           (d) Any attempt by a JI Group Entity or a Bell International Group Entity to effect a Transfer of shares of Capital Stock (including the Optioned Shares) not in compliance with the terms of this Agreement and the Option Agreements shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted Transfer.

           4.2. Sales of Class A Shares by Jones. (a) During the Option Period, the JI Group Entities may sell up to an aggregate of 15,000 Class A Shares in any single calendar month without any obligation to offer such shares to Investor.

           (b)  During the Option Period, if any JI Group Entity wishes to sell
(x) a number of Class A Shares that, when added to the sales of all JI Group Entities during such calendar month, exceeds 15,000 or (y) any Common Shares that are not Optioned Shares, such sale shall be made pursuant to the following procedures:

           (i) The relevant JI Group Entity (the "Offeror") shall deliver to Investor an irrevocable written notice in the form attached hereto as Exhibit B (the "Sale Offer Notice") specifying the number of Class A Shares or Common Shares offered for sale by such Offeror (the "Offered Shares") and the average of the closing "bid" and "asked" prices for Class A Shares or Common Shares, as the case may be, as reported by the NASDAQ for the Business Day immediately preceding the Business Day on which the Sale Offer Notice is delivered (the "Offer Price"). During the Offer Period (as defined below), Investor will have the right to purchase (at its election) 100% or 50% of the Offered Shares at a price per share equal to the Offer Price by delivery to the Offeror of a written notice in the form attached hereto as Exhibit C (the "Purchase Notice"). For purposes of this Section 4.2, the "Offer Period" means the period beginning at the time Investor receives the Sale Offer Notice and ending 24 hours after such time, provided that the Offer Period will end five Business Days after such time if the sum of (x) the aggregate proposed purchase price of the Offered Shares and (y) any other amounts paid by Investor to any JI Group Entity pursuant to this Section 4.2 during the 30 days immediately preceding delivery of the Sale Offer Notice, exceeds $10,000,000.

          (ii) If Investor fails to deliver a Purchase Notice to the Offeror on or prior to the expiration of the Offer Period, the Offeror will have the right, for a period of 30 calendar days after receipt of the Sale Offer Notice, to sell the Offered Shares in the open market or to any Person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico.

         (iii)  If Investor timely delivers a Purchase Notice to the Offeror,
         (x) the closing for the purchase and sale of the Offered Shares covered by such Purchase Notice will take place five Business Days after the delivery of such Purchase Notice pursuant to the procedures set forth in Section 4.4, provided that Investor will have 30 days to close such purchase in cases where the Offer Period is five Business Days, (y) the Offeror will have the right to sell any remaining Offered Shares (A) to any person that is not primarily engaged in the cable television or telecommunications business in the United States, Canada or Mexico or (B) in the open market and (z) Investor will purchase in the open market a number of Class A Shares equal to the number of Offered Shares purchased pursuant to such Purchase Notice, at a price per share not to exceed the Offer Price to the extent such Class A Shares are available for purchase at such price during the 60 calendar days after the delivery by Investor of a Purchase Notice.

          (c) Notwithstanding the foregoing, without Investor's prior written consent during the Option Period the JI Group Entities may not sell more than 900,000 Class A Shares in the aggregate during any period of twelve consecutive calendar months, calculated on a cumulative basis and adjusted for prior sales of Class A Shares by the JI Group Entities. If the JI Group Entities wish to sell more than an aggregate of 900,000 Class A Shares in any such twelve month period for tax, estate planning or other unanticipated bona fide liquidity needs, the JI Group Entities will have the right to sell such Class A Shares; Jones and such JI Group Entity will consult with Investor and the Company as to the proposed plan of distribution and such JI Group Entity shall use its reasonable best efforts to develop a plan of orderly disposition of such Class A Shares. Such plan shall take into account any projected offerings by the Company of Capital Stock during the next 12 month period.

           4.3. Purchases of Class A Shares by Bell International Group Entities. During the Option Period, the Bell International Group Entities may purchase up to an aggregate of 15,000 Class A Shares in any single calendar month without any obligation to offer to purchase such Class A Shares from any other Shareholder. During the Option Period, if any Bell International Group Entity wishes to purchase a number of Class A Shares that, when added to the purchases of all Bell International Group Entities during such calendar month, exceeds 15,000, Investor or the relevant Bell International Group Entity (the "Purchaser") will first offer to purchase of such Class A Shares from Jones (or any JI Group Entity designated by Jones) pursuant to the following procedures:

           (i) Purchaser shall deliver to Jones an irrevocable written notice in the form attached hereto as Exhibit D (the "Purchase Offer Notice") specifying the number (the "Purchase Number") of Class A Shares that Purchaser is offering to purchase, and the average of the closing "bid" and "asked" prices for Class A Shares as reported by NASDAQ for the Business Day immediately preceding the Business Day on which the Purchase Offer Notice is delivered (the "Proposed Price"). For a period of 48 hours after receipt of a Purchase Offer Notice, Jones (and any JI Group Entity designated by Jones) will have the right to sell to Purchaser an aggregate number of Class A Shares equal to (but not less than) the Purchase Number, at a price per share equal to the Proposed Price, by delivery to Investor of a written notice in the form attached hereto as Exhibit E (the "Sale Notice").

           (ii) If Jones (or his designee) fails to deliver a Sale Notice to Purchaser prior to the expiration of the 48 hour time period specified in paragraph (i), Purchaser will have the right, for a period of 30 calendar days after delivery of the Purchase Offer Notice, to purchase a number of Class A Shares equal to or less than the Purchase Number.

           (iii) If Jones (or his designee) timely delivers a Sale Notice to Purchaser, (x) the closing for the purchase and sale of the Class A Shares will take place five Business Days after delivery of such Sale Notice pursuant to the procedures set forth in Section 4.4 and (y) Purchaser will purchase in the open market a number of Class A Shares equal to the Purchase Number at a price per share not to exceed the Proposed Price to the extent such Class A Shares are available for purchase at such price during the 60 calendar days after the receipt by Investor of a Sale Notice.

           4.4. General Offer Procedures. (a) The delivery of a Purchase Notice or a Sale Notice will constitute a contract between the relevant Bell International Group Entity and the relevant JI Group Entity for the purchase and sale of (i) in the case of a Purchase Notice, the Offered Shares at a price per share equal to the Offer Price, and (ii) in the case of a Sale Notice, a number of Class A Shares equal to the Purchase Number at a price per share equal to the Proposed Price.

           (b) So long as Investor is using its reasonable efforts to consummate a closing under this Article IV promptly, Investor may postpone a closing pursuant to Section 4.2 (but not Section 4.3) until such time as the following conditions have been satisfied or waived by Investor:

           (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the HSR Act applicable to the purchase by Investor of the subject securities shall have expired or been earlier terminated.

          (ii) All other actions by, in respect of or filings with the Federal Communications Commission (or similar federal agency), if any, required to permit the consummation of the closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

           (c) Notwithstanding the foregoing, if the Purchase Conditions have not been satisfied or waived within 40 days after the delivery of a Purchase Notice, the relevant Offeror will be free to sell the Offered Shares without restriction.

           (d) The purchase price for any Class A Shares purchased pursuant to Sections 4.2 or 4.3 will be paid by wire transfer in immediately available funds to a bank account designated by the relevant JI Group Entity not less than three Business Days prior to closing, provided that upon the mutual agreement of Investor and such JI Group Entity all or a portion of the purchase price may be paid in shares of common stock of BCE Inc. or another BCE Group Entity.

           (e) At any closing hereunder, the relevant JI Group Entity will deliver to Investor good and valid title to the Class A Shares or other shares of Capital Stock being sold, free and clear of any Lien.

           (f)  The parties hereto recognize that the offer periods in Sections
4.2 and 4.3 are short and that written communications will be delivered by facsimile transmission. Any party delivering a notice pursuant to Sections 4.2 and 4.3 will use reasonable efforts to contact by telephone a representative of the other party to notify him or her of the content of such notice.

           4.5 Termination of Article IV. The provisions of Sections 4.2, 4.3 and 4.4 will terminate on the Option Termination Date and the provisions of
Section 4.1 will terminate as provided therein.

                                   ARTICLE V

                              PROVISIONS RELATING
                             TO THE CONTROL OPTION

           5.1. Issuances of Common Shares During the Option Period. (a) During the Option Period, without the prior written consent of Investor the Company will not sell or otherwise issue any Common Shares, or grant any rights that are, or may become, exercisable to purchase, or convertible or exchangeable into, Common Shares except (i) pursuant to employee options granted to Glenn R. Jones or (ii) to Investor.

           (b) During the Option Period, Investor will have the right to purchase (or cause to be purchased) an option on any Common Shares, or any options to purchase Common Shares, owned by any JI Group Entity, on the same terms and conditions as set forth in the Option Agreements, provided that Investor shall purchase (or cause to be purchased) such option no later than 30 days after receipt by Investor of a notice from a JI Group Entity that it owns, or has options to purchase, any Common Shares that are not Optioned Shares.

           5.2. Consents and Approvals For Exercise of Control Option. (a) During the Option Period, the Company, Investor and Jones will, and to the extent necessary will cause their respective Subsidiaries, counsel and other advisors to, cooperate in identifying, and from time to time at the request of Investor cooperate in obtaining, all consents and approvals of, giving all notices to, and making all filings required by any Intercable Group Entity with, any Governmental Authority organized within a country where the Intercable Group conducts business or third party that are necessary in connection with the exercise by Investor of the Control Option.

           (b) During the Option Period, if any Intercable Group Entity renews an existing Franchise Agreement, or in connection with an acquisition seeks a consent or approval under a Franchise Agreement, the Company will use reasonable efforts at such time to obtain any consents or approvals that are required under such Franchise Agreement in connection with the exercise by Investor of the Control Option.

           (c) During the Option Period, the Company will not make, nor allow any Intercable Group Entity to make, a material acquisition without first (i) reviewing the likely effect of the exercise of the Control Option on any Franchise Agreements, contracts or other rights proposed to be acquired in connection with such acquisition and (ii) discussing the results of such review with a representative of Investor.

           (d) During the Option Period, without the prior written consent of Investor, no Intercable Group Entity will enter into a new credit (or other financing) agreement or other contract (other than Franchise Agreements) material to the Intercable Group if such agreement or contract contains a provision that would, as a result of the exercise by Investor of the Control Option, (i) require any consent or other action by any Person, (ii) give rise to an event of default, right of termination, cancellation or acceleration thereunder or (iii) cause a loss of any material benefit to which an Intercable Group Entity is entitled.

           5.3. Further Assurances. In the event Investor exercises its right to purchase the Optioned Shares, the Company, Jones, International and Investor will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their reasonable efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the exercise of the Control Option and the purchase of the Optioned Shares, and to enable Investor to thereafter enjoy all benefits and rights in respect of the Optioned Shares, provided that this Section 5.3 will not apply to approvals that Investor and its Affiliates may need from Governmental Authorities in Canada or in any country in which the Company does not conduct business.

           5.4. No Proxies or Encumbrances on Optioned Shares. Except as contemplated by this Agreement and the Option Agreements, without the consent of Investor no JI Group Entity will, directly or indirectly, (i) grant any proxies (other than a revocable proxy granted in connection with a meeting of stockholders) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Optioned Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Optioned
Shares or (iii) seek or solicit any transaction or arrangement described in clauses (i) and (ii). Jones or International will notify Investor promptly (and provide all details reasonably requested by Investor) if Jones or International is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Nothing herein shall be deemed to prevent or restrict Jones, International or any other JI Group Entity from voting the Optioned Shares in its sole discretion on all matters, except as otherwise agreed in this Agreement.

           5.5. Deemed Exercise. For all purposes of this Agreement, Investor will be deemed to have exercised the Control Option and purchased the Optioned Shares if a financial institution acting as agent of Investor exercises the Control Option and purchases the Optioned Shares pursuant to the terms of the Option Agreements.

           5.6. Trading in Class A Shares. Neither Investor, Jones, International nor the Company, nor any of their respective Subsidiaries, nor any Persons acting on behalf or at the direction of such Persons, shall purchase or sell, or cause to be purchased or sold, any Class A Shares during any period during which they know that "Market Value" is being determined pursuant to the Option Agreements.

           5.7. Certain Information. (a) Investor (or any of its successors) will notify the Company and Jones if any equity interests in Investor become owned by any Person that is not a BCE Group Entity. Jones will notify Investor if any equity interests in International (or any of its successors) become owned by a Person that is not a JI Group Entity.

           (b)  Following the end of the applicable fiscal year:

               (i) Investor will deliver to International its audited financial statements,

               (ii) International will deliver to Investor a certificate stating that its assets exceeded its liabilities at the end of such fiscal year, that it is paying its obligations when due and
           that it is   not aware of any circumstance that is likely to give
           rise to a Jones Bankruptcy Event (as defined in the Option Agreements) during the immediately succeeding fiscal year.

           5.8 Termination of Article V. The provisions of this Article V will terminate on the Option Termination Date.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

           6.1. Representations and Warranties of Jones. Jones represents and warrants to Investor and the Company that as of the date hereof:

           (a) The execution, delivery and performance of this Agreement by Jones is within his legal capacity. This Agreement constitutes a valid and binding agreement of Jones.

           (b) The execution, delivery and performance by Jones of this Agreement requires no action of Jones by or in respect of, or filing by Jones with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jones.

           (c) The execution, delivery and performance by Jones of this Agreement does not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Jones or (ii) require any consent or other action by any Person under, or constitute a default under, any agreement or other instrument binding upon Jones or any license, permit or other similar authorization held by Jones, except to the extent that any such violation, failure to obtain any such consent or other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jones.

           6.2.  Representations and Warranties of International.
International represents and warrants to Investor and the Company that as of the date hereof:

           (a) The execution, delivery and performance of this Agreement by International is within International's corporate power and has been duly authorized by all necessary corporate action on the part of International. This Agreement constitutes a valid and binding agreement of International.

           (b) The execution, delivery and performance by International of this Agreement requires no action of International by or in respect of, or filing by International with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on International.

           (c) The execution, delivery and performance by International of this Agreement does not (i) violate the articles of incorporation or bylaws of International, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on International or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or other instrument binding upon International or any license, permit or other similar authorization held by International, except in the case of clauses (ii) and (iii) to the extent that any such violation, failure to obtain any such consent or other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on International.

           6.3. Representations and Warranties of Investor. Investor represents and warrants to each of Jones, International and the Company that as of the date hereof:

           (a) The execution, delivery and performance of this Agreement by Investor is within Investor's corporate power and has been duly authorized by all necessary corporate action on the part of Investor. This Agreement constitutes a valid and binding agreement of Investor.

           (b) The execution, delivery and performance by Investor of this Agreement require no action by Investor or in respect of, or filing by Investor with, any governmental body, agency or official other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Investor.

           (c) The execution, delivery and performance by Investor of this Agreement do not (i) violate the articles of incorporation or bylaws of Investor or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Investor or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or instrument binding upon Investor or any license, permit or other similar authorization held by Investor except, in the case of clauses (ii) and (iii), to the extent that any such violation, failure to obtain any such consent or take such other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Investor.

           6.4. Representations and Warranties of the Company. The Company represents and warrants to Investor, Jones and International that as of the date hereof:

           (a) The execution, delivery and performance of this Agreement by the Company is within the Company's corporate power and has been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

           (b) The execution, delivery and performance by the Company of this Agreement requires no action of any Intercable Group Entity by or in respect of, or filing by any Intercable Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Intercable Group Entities.

           (c) The execution, delivery and performance by the Company of this Agreement do not (i) violate (x) the articles of incorporation or bylaws of the Company or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Intercable Group Entity, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on the Company, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the

Company or any other Intercable Group Entity or cause a loss of any benefit to which the Company or any other Intercable Group Entity is entitled under any agreement or other instrument binding upon the Company or any other Intercable Group Entity or any Franchise Agreement, license, permit or other similar authorization held by the Company or any other Intercable Group Entity or (iv) result in the creation of any Lien on any asset of the Company or any Intercable Group Entity, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Intercable Group Entities.


                                 ARTICLE VII

                                MISCELLANEOUS

           7.1. Termination. The provisions of this Agreement will terminate, and be of no further force and effect:

          (i) if Investor purchases the Optioned Shares pursuant to the Option Agreements, on the Option Termination Date, provided that the provisions of Sections 2.5(d), 3.5, 3.9, 3.10 and 3.12 will survive any such termination, or

          (ii) if Investor does not purchase the Optioned Shares pursuant to the Option Agreements, on the date after the Option Termination Date when Investor's Ownership Percentage is less than 10%, provided that the provisions of Sections 2.5(d), 3.5, 3.9 and 3.10 will survive any such termination.

           7.2. Successors and Assigns; Assignment. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and to the extent applicable heirs, executors, administrators and legal representatives.

           (b) Except as otherwise provided herein, neither the Company nor any Shareholder may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto, provided that (i) any party hereto may pledge its interest in this agreement to a financial institution to secure a bona fide borrowing by such party in connection with a pledge by such party of its general intangible interests (provided that any foreclosure transferees's interest will be subject to the provisions of this Agreement), (ii) Investor and any other Bell International Shareholder may assign its rights, but not its obligations, to any Eligible Assignee and (iii) Investor may assign its rights and obligations to any purchaser of the Control Option that has paid for the Optioned Shares pursuant to Article VII of the Option Agreements at any time after such purchaser has delivered to the Company, Jones and International an executed counterpart of this Agreement and agreed to be bound by the terms of this Agreement as if such Person was Investor, provided that Sections 3.3 and 3.4 will terminate at the time of any such assignment to such purchaser.

           (c) For purposes of this Agreement, "Eligible Assignee" means any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains (i) controlled, directly or indirectly, by Investor and (ii) not primarily engaged in, or a Subsidiary of Investor primarily engaged in, the direct operation or management of (x) cable television systems located in North America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than Investor and any Person that is an Intercable Group Entity or a JI Group Entity (each a "Restricted Business"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict Investor from assigning its rights hereunder to a Subsidiary of Investor that is a holding company of an entity or entities primarily engaged in a Restricted Business.

           7.3. Specific Performance. Each party hereto agrees that a Shareholder could be irreparably damaged if any party failed to perform any obligation under this Agreement, and that such Shareholder would not have an adequate remedy at law for money damages in such event. Accordingly, each Shareholder shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that such Shareholder may have against any party for any failure by such party to perform its obligations under this Agreement.

           7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested):

           if to Jones:

              Glenn R. Jones
              9697 East Mineral Avenue
              Englewood, Colorado  80155
              Fax:

           if to International:

              Jones International, Ltd.
              9697 East Mineral Avenue
              Englewood, Colorado  80155
              Fax:  (303) 799-4675
              Attention:  Chief Executive Officer


           if to Investor:

              Bell Canada International Inc.
              1000, rue de la Gauchetiere West
              Suite 1100
              Montreal, Quebec
              Canada H3B 4Y8
              Fax:  514-392-2262
              Attention:  Chief Financial Officer

           with a copy to:

              Bell Canada International Inc.
              1000, rue de la Gauchetiere West
              Suite 1100
              Montreal, Quebec
              Canada H3B 4Y8
              Fax:  514-392-2342
              Attention:  General Counsel

           if to the Company, to:

              Jones Intercable, Inc.
              9697 East Mineral Avenue
              Englewood, Colorado  80112
              Attention:  President
              Fax:  (303) 784-8503

           with a copy to:

              Jones Intercable Inc.
              9697 East Mineral Avenue
              Englewood, Colorado  80112
              Attention:  General Counsel
              Fax:  (303) 799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           7.5. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           7.6. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           7.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Colorado, without regard to the conflicts of law rules of such state.

           7.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

           7.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.

           7.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

           7.11. Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                           ______________________________
                           GLENN R. JONES, individually

                           JONES INTERNATIONAL, LTD.

                           By____________________________
                           Name:
                           Title:

                           BELL CANADA INTERNATIONAL
                           INC.

                           By____________________________
                           Name:
                           Title:

                           JONES INTERCABLE, INC.

                           By____________________________
                           Name:
                           Title:

                                   SCHEDULE I

                          LIST OF AFFILIATE AGREEMENTS

 1. Transponder License Agreement between Jones Space Segment, Inc. and Jones Intercable, Inc., dated February 2, 1993.

 2. Affiliate Agreement between Mind Extension University, Inc. and Jones Intercable, Inc., dated December 28, 1993, as amended _________, 1994.

 3. Cable Affiliate Agreement between Galactic Radio, Inc. and Jones Programming Services, Inc., dated May 1, 1990.

 4. Office Lease between Jones Properties Inc. and Jones Intercable Inc., dated June 8, 1984.

 5. Short Form Lease, dated June 8, 1984, and amendment, dated November 30, 1989, between Jones Properties, Inc. and Jones Intercable, Inc.

 6. Sublease Agreement between the Jones Group, Ltd. and Jones Intercable, Inc., dated August 25, 1987.

 7. Sublease Agreement between Jones International, Ltd. and Jones Intercable, Inc., dated August 25, 1987.

 8. Sublease Agreement between Jones Spacelink, Ltd. and Jones Intercable, Inc., dated August 25, 1987.

                        AFFILIATE AGREEMENTS IN PROCESS

1. Agreement between Jones Interactive, Inc. and Jones Intercable, Inc. for the provision of certain support services.

2. Affiliate Agreement between Jones Computer Networks, Inc. and Jones Intercable, Inc. for carriage of programming.

3. Affiliate Agreement between Product Information Networks and Jones Intercable, Inc. for carriage of programming.

4. Affiliate Agreement between Healthcare Network and Jones Intercable, Inc. for carriage of programming.

5. Agreement between Jones International, Ltd. or an affiliate thereof and Jones Intercable, Inc. for development of customer billing service.

6. Option Agreement between affiliate of Jones International, Ltd. and Jones Intercable, Inc. regarding purchase of Terrace Building.

                                  SCHEDULE II

                           LIST OF CABLE PARTNERSHIPS

I.   Limited Partnerships

           1.   Jones Cable Income Fund 1-A, Ltd.
           2.   Jones Intercable Income Fund 1-B, Ltd.
           3.   Jones Cable Income Fund 1-C, Ltd.
           4.   Cable TV Fund 11-A, Ltd.
           5.   Cable TV Fund 11-B, Ltd.
           6.   Cable TV Fund 11-C, Ltd.
           7.   Cable TV Fund 11-D, Ltd.
           8.   Cable TV Fund 12-A, Ltd.
           9.   Cable TV Fund 12-B, Ltd.
           10.  Cable TV Fund 12-C, Ltd.
           11.  Cable TV Fund 12-D, Ltd.
           12.  Cable TV Fund 14-A, Ltd.
           13.  Cable TV Fund 14-B, Ltd.
           14.  Cable TV Fund 15-A, Ltd.
           15.  IDS/Jones Growth Partners 87-A, Ltd.
           16.  IDS/Jones Growth Partners 89-B, Ltd.
           17.  IDS/Jones Growth Partners II, L.P.
           18.  Jones Intercable Investors
           19.  Jones Spacelink Income/Growth Fund 1-A, Ltd.
           20.  Spacelink Fund 3, Ltd.
           21.  Jones Spacelink Fund 4, Ltd.
           22.  Jones Spacelink Fund 5, Ltd.
           23.  Jones Spacelink Income Partners 87-1, L.P.
           24.  Jones Growth Partners, L.P.
           25.  Jones Growth Partners II, L.P.

II.  Joint Ventures

           1.   Jones Cable Income Fund 1-B/C Venture
           2.   Cable TV Joint Fund 11
           3.   Cable TV Fund 12-BCD Venture
           4.   Cable TV Fund 14-A/B Venture
           5.   IDS Jones Joint Venture Partners

                                                                       EXHIBIT A

                              REGISTRATION RIGHTS


                                   ARTICLE I

                                  DEFINITIONS

             Section 1.1. Definitions. (a) Terms defined in the Shareholders Agreement (the "Agreement") dated as of _______________, 1994 among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. ("Investor") and Jones Intercable, Inc. (the "Company") are used herein as therein defined.

             (b) For purposes of this Exhibit A, the following terms have the following meanings:

             "BCE Shareholder" means, at any time, any BCE Group Entity that owns shares of Capital Stock at such time and has agreed to be bound by the terms of the Agreement.

             "Registrable Securities" means any shares of Capital Stock owned by Investor and any other BCE Group Entity.

             "Selling Shareholder" means Investor and any other BCE Shareholder that elects to sell any Registrable Securities pursuant to a Demand Registration or a Piggy-Back Registration.

             "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

             (c) For purposes of this Exhibit A, each of the following terms is defined in the Section set forth opposite such term:

         Term                                                Section
         ----                                                -------
 Demand Registration                                           2.1
 Indemnified Party                                             4.3
 Indemnifying Party                                            4.3
 Inspectors                                                    3.1(g)
 Piggy-Back Registration                                       2.2
 Records                                                       3.2(g)
 Rule 144                                                      5.2


                                   ARTICLE II

                              REGISTRATION RIGHTS

             SECTION 2.1. Demand Registration. (a) At any time after the date hereof, one or more Selling Shareholders may make a written request for registration under the Securities Act of all or part of the Registrable Securities owned by such Selling Shareholder (a "Demand Registration"), provided that the Company shall not be obligated to effect (i) any Demand Registration covering less than 500,000 shares of Registrable Securities, (ii) more than one Demand Registration pursuant to the provisions of this Section
2.1 in any nine-month period and (iii) more than six Demand Registrations during the term of this Exhibit A. Any request for a Demand Registration will specify the aggregate number of shares of Registrable Securities proposed to be sold by the Selling Shareholder and will also specify the intended method of disposition thereof.

             (b) A registration will not count as a Demand Registration until it has become effective. In addition, if more than 50% of the aggregate number of Registrable Securities requested to be registered pursuant to this
Section 2.1 are excluded from the offering in accordance with Section 2.3, such offering will not count as a Demand Registration.

             (c) If the offering of such Registrable Securities pursuant to such Demand Registration is an underwritten offering, the Selling Shareholders shall select the book-running managing Underwriter and any additional investment bankers and managing Underwriters to be used in connection with the offering, provided that such Underwriters and investment bankers must be reasonably satisfactory to the Company.

             SECTION 2.2. Piggy-Back Registration. If during the term of this Agreement, the Company proposes to file a registration statement under the Securities Act with respect to an offering of any shares of Capital Stock (i) for the Company's own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (ii) for the account of any of its respective securityholders, then the Company shall give written notice of such proposed filing to each Selling Shareholder as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer each Selling Shareholder the opportunity to register such number of shares of Registrable Securities as each Selling Shareholder may request on the same terms and conditions as the proposed offering (a "Piggy-Back Registration"). A Selling Shareholder will have five business days after receipt of any such notice to notify the Company as to whether it wishes to participate in a Piggy-Back Registration and, if so, the number of Registrable Securities proposed to be included in such offering. The Company shall use its best efforts to cause the managing Underwriters of a proposed underwritten offering to permit the Registrable Securities to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein.

             SECTION 2.3. Reduction of Offering. Notwithstanding anything contained herein, if the book-running managing Underwriter of an offering described in Section 2.1 or Section 2.2 states that, in its good faith judgment
(i) the size of the offering that the Selling Shareholder, the Company and any other Persons intend to make or (ii) the combination of securities that the Selling Shareholder, the Company and such other Persons intend to include in such offering are such that the success of the offering is reasonably likely to be materially and adversely affected by the inclusion of the Registrable Securities, then:

             (a) if the size of the offering is the basis of such Underwriter's opinion, the aggregate amount of Registrable Securities to be offered for the account of the Selling Shareholders shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such Underwriter, provided that (x) in the case of a Demand Registration, the amount of Registrable Securities to be offered for the account of the Selling Shareholders shall be reduced only after the amount of securities to be offered for the account of the Company and any other Persons that are not Selling Shareholders has been reduced to zero, and (y) in the case of a Piggy-Back Registration, if securities are being offered for the account of Persons other than the Company, then the proportion by which the aggregate amount of such Registrable Securities intended to be offered for the account of the Selling Shareholders is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced; and

             (b) if the combination of securities to be offered is the basis of such Underwriter's opinion, the Registrable Securities to be included in such offering shall be reduced as described in clause (a) above, except that in the case of a Piggy-Back Registration, if the actions described in sub-clause (y) of the proviso in such clause (a) would, in the judgment of the managing Underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.

             SECTION 2.4. Registration Expenses. In connection with any Demand Registration or Piggy-Back Registration, the Company shall pay the following expenses incurred in connection with such registration: (i) all SEC, stock exchange and National Association of Securities Dealers, Inc. registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) fees and expenses incurred in connection with the listing of the Registrable Securities on the NASDAQ National Market System (or, if no shares of Capital Stock are listed for trading on such system, such other principal exchange or market where shares of Capital Stock are listed or otherwise admitted for trading), (v) fees and expenses of counsel and independent certified public accountants for the Company (including fees and expenses associated with the delivery of special audits or comfort letters), (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration and (vii) internal expenses of the Company (including salaries and expenses of officers and employees). The Selling Shareholder shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.


                                  ARTICLE III

                            REGISTRATION PROCEDURES

             SECTION 3.1. Filings; Information. Whenever the Selling Shareholder requests that any Registrable Securities be registered pursuant to

Article II hereof, the Company will use its reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the requested method of disposition thereof as promptly as reasonably practicable, and in connection with any such request:

           (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable efforts to cause such filed registration statement to become and remain effective for a period of not more than six months (or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable)) after the date of the original filing or such other period as is necessary to comply with the provisions of the Securities Act, provided that if the Company shall furnish to the Selling Shareholder a certificate signed by the Company's Chairman, President or any Vice-President stating that in his good faith judgment it would be detrimental or otherwise disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible, the Company shall have a period of not more than 180 days within which to file such registration statement measured from the date of the Company's receipt of the Selling Shareholder's request for registration in accordance with Section 2.1.

           (b) The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to the Selling Shareholder and each applicable managing Underwriter, if any, copies thereof, and thereafter furnish to the Selling Shareholder and each such Underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as the Selling Shareholder or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

           (c) After the filing of the registration statement, the Company will promptly notify the Selling Shareholder of any stop order issued or, to the Company's knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

           (d) The Company will use reasonable efforts to register or otherwise qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Selling Shareholder reasonably requests, and to do any and all other acts and things that may be necessary or advisable to consummate the requested disposition of the Registrable Securities, provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

           (e) The Company will as promptly as practicable notify the Selling Shareholder, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, or the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Selling Shareholder and to the Underwriters any such supplement or amendment. The Selling Shareholder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, the Selling Shareholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Selling Shareholder and the Underwriters of the copies of such supplemented or amended prospectus. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.1(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Selling Shareholder such supplemented or amended prospectus.

           (f) The Company will enter into customary agreements (including an underwriting agreement having representations and closing documents consistent with underwriting agreements heretofore entered into by the Company) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

           (g) The Company will make available for inspection by the Selling Shareholder, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by the Selling Shareholder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or
    (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

           (h) The Company will furnish to the Selling Shareholder and each Underwriter a signed counterpart, addressed to the Selling Shareholder or such Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Shareholder or the managing Underwriter reasonably requests.

           (i) The Company will otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

           (j) The Company will use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or trading system on which similar securities issued by the Company are then listed.

             The Company may require the Selling Shareholder to furnish in writing to the Company such information regarding the Selling Shareholder, the plan of Distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.


                                   ARTICLE IV

                        INDEMNIFICATION AND CONTRIBUTION

             SECTION 4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Selling Shareholder, its officers and directors, and each Person, if any, who controls the Selling Shareholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by (i) any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by or on behalf of the Selling Shareholder expressly for use therein or (ii) the Selling Shareholder's failure to comply with a prospectus delivery requirement imposed on it under applicable law, if any, including any failure to deliver, after delivery of a preliminary prospectus, a prospectus containing corrected, modified or amended disclosure with respect to any material fact. The Company also agrees to indemnify any Underwriters of the Registrable

Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Shareholder provided in this Section 4.1.

             SECTION 4.2. Indemnification by the Selling Shareholder. The Selling Shareholder agrees to indemnify and hold harmless the Company, its officers and directors, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnify from the Company to the Selling Shareholder, but only with reference to information relating to the Selling Shareholder or the plan of distribution furnished in writing by or on behalf of the Selling Shareholder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. The Selling Shareholder also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2

             SECTION 4.2. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnify may be sought pursuant to
Section 4.1 or Section 4.2, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnify may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall assume the defense of such proceeding and retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others that Indemnifying Party may designate in such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties and shall be reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

             SECTION 4.4. Contribution. (a) If the indemnification provided for in this Article IV is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Shareholder on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Shareholder on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Shareholder on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and the Selling Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Selling Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations.

             (b) The relative benefits received by the Company and the Selling Shareholder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Shareholder bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Shareholder on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omissions or alleged omission to state a material fact relates to information supplied by the Company and the Selling Shareholder or by the Underwriters. The relative fault of the Company on the one hand and of the Selling Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intend, knowledge, access to information and opportunity to correct or prevent such statement or omission.

             (c) The Company and the Selling Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately proceeding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article IV, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Selling Shareholder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities were offered to the public exceeds the amount of any damages which the Selling

Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribute from any person who was not guilty of such fraudulent misrepresentation.


                                   ARTICLE V

                                 MISCELLANEOUS

             5.1. Participation in Underwritten Registrations. No Selling Shareholder may participate in any underwritten registered offering pursuant to a Piggy-Back Registration unless it (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Person entitled to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnifies, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Exhibit A.

             5.2. Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Selling Shareholder may reasonably request to the extent required from time to time to enable it to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC ("Rule 144"). Upon the request of the Selling Shareholder, the Company will deliver to it a written statement as to whether it has complied with such reporting requirements.

             5.3.    Restrictions on Public Sale by the Selling Shareholder.
To the extent not inconsistent with applicable law, if any Registrable Securities are included in a Demand Registration or a Piggy-Back Registration, the Selling Shareholder will agree not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten offering.

             5.4. Restrictions on Public Sale by the Company. The Company agrees, if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten offering, not to effect any public sale or distribution of any securities similar to those being registered in accordance with a Demand Registration or a Piggy-Back Registration, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration as permitted by Article II) or the commencement of a public distribution of Registrable Securities.

             5.5. Successors and Assigns. In addition to the assignment rights granted pursuant to Section 7.2, the Selling Shareholders may transfer the rights and obligations under this Exhibit A to an unaffiliated third party that has not issued debt or equity interests to, nor invested in or lent money to, Persons primarily engaged in the cable television, telecommunications or educational programming businesses other than the Company or any of its Subsidiaries, in connection with a transfer to such third party of all shares of Capital Stock owned by all BCE Shareholders.

             5.6. Termination. The registration rights granted under this Exhibit A will terminate on the tenth anniversary of the Option Termination Date.





10803

                                                                       EXHIBIT B

                          (Form of Sale Offer Notice)
                                                                      (Date)

Bell Canada International Inc.

To Bell Canada International Inc.:

           Reference is made to the Shareholders Agreement, dated as of (closing date) 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable, Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Sales Offer Notice is being delivered to you pursuant to
Section 4.2(a) of the Agreement.

           The undersigned hereby irrevocably offers to sell to you _______ (Class A/Common) Shares at a price per share of $_________, which is equal to the average of the (closing "bid" and "asked" prices) for (Class A/Common) Shares on the Business Day immediately preceding the date on which this Sale Offer Notice is being delivered to you. The aggregate purchase price for the Offered Shares is $ .

           If you wish to purchase the Offered Shares pursuant to Sections 4.2(a) and 4.4 of the Agreement, please respond by delivery of a Purchase Notice to the undersigned prior to the expiration of the Offer Period, which is
(time) on (date).

                                                      (Name of JI Group Entity)

                             By:

                                                                       EXHIBIT C

                           (Form of Purchase Notice)

                                                                      (Date)

(Name of Glenn Jones
  Group Entity)

To  __________:

           Reference is made to the Shareholders Agreement dated as of (Closing
Date), 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Purchase Notice is being delivered to you pursuant to Section 4.2(a) of
the Agreement and in response to your Sale Offer Notice dated   .

           The undersigned hereby irrevocably elects to exercise the right to purchase (50%/100%) of the Offered Shares for an aggregate purchase price of $
.

           The closing for the purchase and sale of the Offered Shares pursuant to this Purchase Notice shall take place pursuant to the procedures set forth in Section 4.4. Please contact us so that we may agree on wire transfer arrangements and a mutually acceptable time and place for closing.

                                          BELL CANADA INTERNATIONAL INC.



                                          By:

                                                                       EXHIBIT D

                        (Form of Purchase Offer Notice)
                                                                      (Date)

Glenn R. Jones

To Glenn R. Jones:

           Reference is made to the Shareholders Agreement, dated as of (closing date) 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable, Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Purchase Offer Notice is being delivered to you pursuant to Section 4.3 of the Agreement.

           The undersigned hereby irrevocably offers to purchase from you (or any JI Group Entity designated by you) _______ Class A Shares at a price per
share of  $_________, for an aggregate purchase price of    $   .

           If you (or any JI Group Entity) wishes to sell Class A Shares pursuant to the foregoing offer and Sections 4.3 and 4.4 of the Agreement, please respond by delivery of a Sale Notice to the undersigned no later than
(time) on (date).

                                       (Name of Bell International Group Entity)



                                       By:

                                                                       EXHIBIT E

                             (Form of Sale Notice)

                                                            (Date)

(Name of Bell International Group Entity)

To  (Name of Bell International Group Entity):

           Reference is made to the Shareholders Agreement dated as of (Closing
Date), 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Intercable Inc. (the "Agreement"). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Sale Notice is being delivered to you pursuant to Section 4.3 of the Agreement and in response to your Purchase Offer Notice dated .

           The undersigned hereby irrevocably elects to sell to you ______
Class A Shares for an aggregate purchase price of $     .

           The closing for the purchase and sale of the Class A Shares pursuant to this Sale Notice shall take place pursuant to the procedures set forth in
Section 4.4. Please contact us so that we may agree on wire transfer arrangements and a mutually acceptable time and place for closing.

                           (Name of JI Group Entity)

                           By:

                                                                       EXHIBIT D

                            (Spacelink Schedules not
                            included in this Volume)

                                                                       EXHIBIT E


                         SUPPLY AND SERVICES AGREEMENT

                        Dated as of (Closing Date), 1994

                                    Between

                         BELL CANADA INTERNATIONAL INC.

                                      and

                             JONES INTERCABLE, INC.

SUPPLY AND SERVICES AGREEMENT made and entered into as of (Closing Date), 1994, between Bell Canada International Inc. ("BCI"), a Canadian corporation, and Jones Intercable, Inc. ("Jones"), a Colorado corporation.

WHEREAS Jones is in the business of providing cable television service, which is to include fixed wire telecommunications services, in the United States of America and desires to have the benefit of the experience, knowledge, trained personnel and supervision capabilities of BCI by way of the provision of certain technical services and equipment; and

WHEREAS BCI has agreed, so far as it is able, to provide or procure the provision of such services and equipment upon the terms and conditions hereafter contained.

NOW, THEREFORE, the parties hereto agree as follows:

1.   DEFINITIONS

     In this Agreement unless the context otherwise requires, the following terms shall have the meaning set opposite, namely:

"Affiliate(s)"            An affiliate of a specified person is any person
                          directly or indirectly controlling, controlled by or under common control with the specified person;

"Agreement"               this Agreement, including its recitals and appendix,
                          as amended from time to time;

"Business Day"            any day other than a Saturday, a Sunday, or a day on
                          which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado;

"Secondment Agreement"            the Secondment Agreement dated the date
                                  hereof between Jones and BCI;

"Shareholders Agreement"          the Shareholders Agreement dated the date
                                  hereof among Glenn R.  Jones, Jones
                                  International, Ltd, BCI (and Jones Spacelink
                                  Ltd) in respect of Jones;


     The expression "person" as used herein includes any individual, corporation, company, partnership or other entity. The singular includes the plural and vice versa. All terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Shareholders Agreement.

     References herein to clauses shall be taken as referring to clauses in this Agreement. Headings to clauses are for information only and shall not affect the construction or interpretation of this Agreement.

     Where any obligation in this Agreement is expressed to be performed by any Affiliate of BCI, then BCI shall procure that any such obligation be performed and observed by such Affiliate on the terms and conditions set out hereafter and shall be liable for any failure to do so as if the same were obligations of BCI.

2.   ANNUAL FEE

     In consideration for BCI providing Jones with access to the expert advice of personnel from BCI and BCI's Affiliates for the equivalent of three (3) man-years on an annual basis, BCI shall be entitled to and Jones agrees and undertakes to pay to BCI, an annual fee of U.S.$2,000,000 during the term of this Agreement. For greater clarity, such fee shall be in addition to any employment costs payable by Jones to BCI for the personnel being seconded pursuant to the Secondment Agreement and shall be payable in its entirety whether or not Jones avails itself of the expert advice of personnel from BCI and BCI's Affiliates. Such amount shall be payable by way of quarterly payments of US $500,000 each, payable respectively on the first Business Day of January, April, July, and October of each year without any deduction, set-off or counterclaim. Such amount shall be in addition to any fee payable to BCI for any other services rendered or any equipment supplied by or on behalf of BCI or any Affiliate thereof, as the case may be, pursuant to Clause 3 hereof.

3.   SUPPLIER ARRANGEMENTS

     Jones will give BCI and its Affiliates the first opportunity to supply services, compatible network equipment and systems to it on competitive terms and conditions which will, at Jones' discretion, be made pursuant to competitive bidding or other processes. Nothing herein will adversely affect Jones' ability to obtain services, equipment and systems on open and competitive terms. BCI hereby acknowledges that Jones has also granted to Jones International, Ltd. the same right on the same terms and conditions as BCI.

4.   PAYMENT TERMS

     Unless otherwise agreed in writing between the parties, the fee or price (as the case may be) payable in relation to the provision of any services or the supply of any equipment, shall be paid in full in U.S. dollars to BCI or any Affiliate thereof (as the case may be) within 30 days of the date of BCI's or its Affiliate's invoice.

5.   LIABILITY CLAUSE

     5.1. BCI shall ensure that and shall procure that BCI's Affiliate(s) ensure that all services shall be provided by BCI or any Affiliate thereof, as the case may be, with reasonable care and skill and shall be of a standard normally adopted and practiced by BCI or the relevant Affiliate of BCI with respect to its own business and affairs, provided that, (i) BCI and the relevant Affiliates of BCI shall not be liable on account of anything done by them in good faith in accordance with or pursuant to the direction of Jones, and (ii) neither BCI nor any Affiliate thereof, shall be liable to Jones for any error of judgment or for any loss suffered by Jones in connection with the subject matter of this Agreement (howsoever any such loss may have occurred) unless such loss arises from gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by BCI or any Affiliate thereof of its obligations or duties under or pursuant to the terms of this Agreement.

     5.2. Each party shall be liable hereunder only for direct damages incurred by the other and in no event shall either party be liable for any consequential or indirect damages.

6.   ASSIGNMENT

     Each party hereto agrees not to assign or dispose of any of its rights and obligations under this Agreement without the prior consent of the other party, provided, however, that BCI may effect an assignment of its rights hereunder to an Eligible Assignee upon mere written notice to Jones.

7.   WAIVER

     The waiver, express or implied, by either party hereto of any right hereunder or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed as a waiver of any other right hereunder or of any failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

8.   NO PARTNERSHIP

     Nothing in this Agreement shall constitute either party as partner, agent or representative of the other. Neither BCI nor any Affiliate of BCI shall have any authority to negotiate, enter into or amend or terminate contracts on behalf of Jones.

9.   NOTICES

     Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post or by facsimile to the respective addresses or facsimile numbers given below or such other address or facsimile number as the recipient may notify to the sender in writing. Proof of posting or despatch shall be deemed to be proof of receipt:

     (a) in the case of a letter sent by post, 48 hours after posting and in the case of a letter delivered personally upon delivery to the relevant addressee;

     (b) in the case of facsimile on the date on which the facsimile is transmitted by the sender;

                   (i) to BCI:    1100 de la Gauchetibre Street West
                                  Suite 1100
                                  Montreal, Quebec H3B 4Y8
                                  Facsimile: (514) 392-2342
                                  Attention: General Counsel

                 (ii) to Jones: 9697 East Mineral Avenue
                                Englewood,Colorado 80155-3309
                                U.S.A.
                                Facsimile: (303) 799-1644
                                Attention: General Counsel

10.  GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such State.

11.  TERM AND TERMINATION

     This Agreement shall be effective on the date first above written and shall terminate on the Event Date.

12.  ENTIRE AGREEMENT

     This Agreement consists of these terms and conditions thereto and supersedes all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties in relation to the subject matter of this Agreement. No understandings or agreements, verbal or otherwise, exist between the parties except as herein expressly set out.

13.  NON-SOLICITATION

     Jones agrees not to enter into any agreement or arrangement, directly or indirectly, written or verbal with any consultant, agent, employee or independent contractor of BCI or any Affiliate thereof who provides services directly to Jones hereunder for a period of thirty (30) months following his or her completion of such services, unless authorized in advance by BCI in writing.

14.  SEVERABILITY

     The invalidity or unenforceability of any provision, in whole or in part, of this Agreement shall not in any way affect the validity or enforceability of any other parts or provisions thereof; provided, however, that the parties hereto shall use their best efforts to achieve the purpose of the invalid or unenforceable provision or part thereof by a new valid and enforcealle stipulation.

BELL CANADA INTERNATIONAL INC.    JONES INTERCABLE, INC.



By:    ______________________     By:    ________________________

Name:  ______________________     Name:  ________________________

Title: ______________________     Title: ________________________

                                                                       EXHIBIT F


                                     BYLAWS
                                       OF
                             JONES INTERCABLE, INC.

                                _______________


                                   ARTICLE I
                                    OFFICES

           The principal offices of the corporation shall be in Englewood, Colorado, but the Board of Directors, in its discretion, may keep and maintain offices wherever the business of the corporation may require.


                                   ARTICLE II
                            MEETING OF SHAREHOLDERS

           (1) Time and Place: Any meeting of the shareholders may be held at such time and such place, within or without the State of Colorado, as may be fixed by the Board of Directors or as shall be specified in the notice of the meeting or in the waiver of notice thereof.

           (2) Annual Meeting: The Annual meeting of the shareholders shall be held on the last Friday in October of each year or at such other dates and times as the Board of Directors may determine.

           (3) Special Meetings: Special meetings of the shareholders, for any purpose or purposes, may be called by the Chief Executive Officer, President, the Board of Directors, or the holders of not less than one-tenth of all of the shares entitled to vote at the meeting (regardless of the number of votes such shares are entitled to cast at such meeting).

           (4) Record Date: For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than fifty days and, in the case of a meeting of shareholders, not less than ten days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken.

           (5) Voting List: After fixing a record date for a shareholders meeting, the Secretary of the corporation shall make or cause to be made a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address and number of shares held by each shareholder. Said list shall be kept on file at the principal office of the corporation beginning the earlier of ten days before the meeting date or two business days after notice of the meeting is given, shall be produced and kept open at the meeting and shall be subject to inspection by any shareholder at such principal office or during the course of the meeting.

           (6) Notices: Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting, except that if it is proposed that the authorized shares of the corporation be increased, at least thirty days' notice shall be given. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the shareholder at his address as it appears on the stock transfer books of the corporation.

           (7) Quorum: Except as otherwise provided by law, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. If, however, a quorum shall not be present or represented, the shareholders present in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite number of shares to constitute a quorum shall be present. At any such adjourned meeting at which a quorum is represented, any business may be transacted which might have been transacted at the meeting of which notice originally was given. The shareholders present or represented at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

           (8) Voting: (a) A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. Voting shall be oral, except as otherwise provided by law, but shall be by written ballot if such written vote is demanded by any shareholder present in person or by proxy and entitled to vote. Except as otherwise provided by law, or the Articles of Incorporation, as amended, or these bylaws, action on a matter is approved if the votes cast within the voting group favoring the action exceed the votes cast within the group opposing the action.

           (b) The holders of shares of Common Stock, $.01 par value, and the holders of shares of Class A Common Stock, $.01 par value, shall be entitled to vote as separate classes on any plan of merger or plan of consolidation of the corporation, on any proposal to liquidate the corporation, on any proposal to sell all or substantially all of the assets of the corporation not in the ordinary course of business, on any proposed amendment to the Articles of Incorporation affecting the relative rights of that class of stock, and on all matters specified in the Colorado Corporation Code as requiring a separate class vote.

           (9) Waiver: Attendance of a shareholder of the corporation, either in person or by proxy, at any meeting, either annual or special, shall constitute waiver of notice of such meeting, except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. A written waiver of notice or manner of calling any such meeting signed by a shareholder or shareholders entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. The signatures of the shareholders in person or by proxy subscribed to the minutes of any meeting shall be deemed to be a written waiver of notice hereinabove provided for.

           (10) Action Without Meeting: Any action which is required to or which may be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.


                                  ARTICLE III
                                   DIRECTORS

           (1) Number: The number of Directors of this corporation shall be thirteen; pursuant to the Articles of Incorporation, the holders of shares of Common Stock, $.01 par value, will be entitled to elect nine Directors and the holders of shares of Class A Common Stock, $.01 par value, will be entitled to elect four Directors. In the event the number of Directors is decreased (whether pursuant to an amendment to these bylaws or otherwise), such decrease will not change the term of any Director then in office.

           (2) Election: The Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose.

           (3) Term: Each Director shall be elected to hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.

           (4) Removal and Resignation: Any Director may be removed at any time, with or without cause, if the number of votes cast in favor of removal exceeds the number of votes cast against removal at a meeting expressly called for that purpose. Only the shareholders of the voting group that elected the Director may participate in the vote to remove the Director. Any Director may resign at any time by giving written notice to the President or to the Secretary, and acceptance of such resignation shall not be necessary to make it effective.

           (5) Vacancies: Any vacancy occurring on the Board of Directors and any directorship to be filled by reason of an increase in the size of the Board of Directors shall be filled by the remaining directors though less than a quorum of the Board of Directors, unless the remaining directors elect to call a special meeting of the shareholders for the purpose of filling such vacancy. If the vacancy is to be filled by directors, it shall be filled by the affirmative vote of a majority of the directors elected by the same voting group remaining in office or if the vacancy is to be filled by the shareholders, only the holders of shares of that voting group shall be entitled to vote to fill the vacancy. A director elected to fill a vacancy shall hold office during the unexpired term of his predecessor in office. A director elected to fill a position resulting from an increase in the Board of Directors shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.

           (6) Meetings: A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may, by resolution, establish a time and place for additional regular meetings which may thereafter be held without further notice. Special meetings of the Board of Directors may be called by the Chief Executive Officer, President or any two members of the Board of Directors. Any Director unable to participate in person at any meeting of the Board of Directors shall be given the opportunity to participate by telephone.

           (7) Notices: Two days' notice of special meetings shall be given to each member of the Board of Directors by the Secretary, the President or the members of the Board calling any meeting thereof. Any such notice shall state the time and place of the special meeting and shall include a description of the general nature of the business to be transacted at such special meeting and no other business may be transacted at such special meeting.

           Notices will be sent to each Director by (i) hand delivery, (ii) express mail (or an overnight courier service such as Federal Express, Airborne or DHL) addressed to each Director at the residence or usual place of business of such Director as such may appear on the books of the corporation or (iii) facsimile transmission to a facsimile machine at the residence or usual place of business of any Director. Notice by hand delivery will be deemed to be given when such notice is delivered to the Director, by express mail (or overnight courier service) on the business day immediately following the day on which such notice was deposited in the mails (or given to the courier) and by facsimile when transmitted.

           (8) Quorum: A majority of the number of directors fixed by these Bylaws shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as otherwise specifically required by law. If less than such majority is present, the director or directors present may adjourn the meeting from time to time without further notice.

           (9) Waiver: Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. A written waiver of notice or manner of calling any such meeting signed by the Director or Directors entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. The signatures of the Directors subscribed to the minutes of any meeting shall constitute such a written waiver of notice.

           (10) Attendance by Telephone: Any director shall be deemed present at a meeting of directors, and will be counted for quorum and voting purposes, if that director is present by telephone, if he can hear the other directors and if he can be heard by the other directors, throughout the meeting.

           (11) Action Without Meeting: Any action which is required to or which may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors.

           (12) Committees: The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it, provided that no such committee shall have the power or authority to (i) authorize distributions, (ii) approve or propose to shareholders action that the Colorado Business Corporation Act requires to be approved by shareholders, (iii) fill vacancies on the board of directors or on any of its committees, (iv) amend articles of incorporation,
(v) adopt, amend, or repeal bylaws, (vi) approve a plan of merger not requiring shareholder approval, (vii) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the board of directors or
(viii) authorize or approve the issuance or sale of shares, or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, provided that the board of directors may authorize a committee or an officer to take the actions described in this clause (viii) within limits specifically prescribed by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

           No action taken by any such committee shall be valid unless taken at a regular meeting or a special meeting for which adequate notice has been duly given as described in Section (7) above, or waived by the members of such committee. Any such notice for a special meeting shall include a description of the general nature of the business to be transacted at such special meeting and no other business may be transacted at such meeting. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone.

           Each committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide. A majority of the members of each committee shall constitute a quorum for the transaction of business by such committee, and the act of a majority of the members of each committee present at a meeting at which a quorum shall be present shall be the act of such committee.

           Each member of a committee shall continue to act as such only so long as he shall be a Director of the corporation. Until an Event Date (as defined in the Shareholders Agreement), Investor (as defined in the Shareholders Agreement) will be entitled to have at least one Investor Nominee (as defined in the Shareholders Agreement) on each committee. For purposes of these bylaws, "Shareholders Agreement" means the Shareholders Agreement dated , 1994 among the corporation, Bell Canada International Inc., Glenn R. Jones and Jones International, Ltd.

           (a) EXECUTIVE COMMITTEE: The Board of Directors may, by resolution adopted by a majority of the whole Board, designate three Directors to act as an Executive Committee. The Executive Committee will have no more than two members who are officers of the corporation. The Executive Committee, except as limited by law, the Articles of Incorporation, these Bylaws or resolution of the Board, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation.

           (b) AUDIT COMMITTEE: The Board may, by resolution adopted by a majority of the whole Board, designate three Directors to act as an Audit Committee of the Board. No officer of the corporation shall be a member of the Audit Committee and at least two members will be Independent Directors (as defined in the Shareholders Agreement). The Audit Committee shall (i) make recommendations to the Board as to the independent accountants to be appointed by the Board, (ii) review with the independent accountants the financial statements of the corporation and the scope of their examination, (iii) receive the reports of the independent accountants and meet with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) review, either directly or through the independent accountants, the internal accounting and auditing procedures of the corporation, (v) review related party transactions and (vi) perform such other functions as may be assigned to it from time to time by the Board.

           (c) COMPENSATION COMMITTEE: The Board may, by resolution adopted by a majority of the whole Board, designate three Directors to act as a Compensation Committee of the Board. No officer of the corporation other than the Chief Executive Officer shall be a member of the Compensation Committee and at least one member will be an Independent Director. The Compensation Committee, or any subcommittee thereof established from time to time to satisfy requirements of applicable law, shall (i) have and may exercise the powers and authority of the corporation under any stock option or other incentive compensation plan for employees of the corporation or any of its subsidiaries,
(ii) review and, where appropriate, approve the compensation of officers and employees of the corporation and its subsidiaries and (iii) have such others powers, authorities and responsibilities as are normally incident to the functions of a compensation committee or as may determined by the Board.

           (13) Chairman of the Board: The Directors may, at any regular or special meeting, elect a Chairman of the Board of Directors. A Director elected to fill this position shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified. When present, the Chairman of the Board shall preside at all shareholders' and Directors' meetings. In connection with such meetings, the Vice Chairman of the Board may act in the stead of the Chairman of the Board in case of the absence, inability to act, or disability of the Chairman of the Board. In the event of the absence, inability to act, or disability of both the Chairman of the Board and the Vice Chairman of the Board, the President may act in their stead as chairman of the meeting.


                                   ARTICLE IV
                                    OFFICERS

           (1) Number and Election: The officers of the corporation shall be a Chief Executive Officer, President, one or more Vice Presidents, a Secretary and a Treasurer, who shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. Such other officers as may be deemed necessary may also be elected or appointed by the Board of Directors. The Chief Executive Officer may appoint such assistant officers as he may deem necessary. Any two or more offices may be held by the same person, except the offices of President and Secretary.

           (2) Chief Executive Officer: The Chief Executive Officer shall be the senior executive of the corporation and shall have overall supervision of the affairs of the corporation, and may assign duties and responsibilities to other officers of the corporation from time to time as such officer deems appropriate.

           (3) President: The President shall, subject to the control of the Chief Executive Officer and of the Board of Directors, have general supervision of the operations of the Corporation, and shall perform such duties and have such responsibilities as the Chief Executive Officer or the Board of Directors may, from time to time, assign. The Vice President may act in place of the President in case of the absence, inability to act or disability of the President. If there shall be more than one Vice President, their priority shall be as from time to time determined by the Board of Directors or Executive Committee. The President shall serve at the pleasure of the Board of Directors.

           (4) Vice President: The Vice President shall perform such duties and have such responsibilities as the Chief Executive Officer of the Board of Directors may, from time to time, assign. The corporation may have more than one Vice President. The Vice President may act in the President's stead in case of the absence, inability to act or disability of the President. If there shall be more than one Vice President, their priority shall be as from time to time determined by the Board of Directors or the Executive Committee. All Vice Presidents shall serve at the pleasure of the Board of Directors.

           (5) Secretary: The Secretary shall keep the minutes of all meetings, have charge of the corporate seal and stock certificate book and in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned by the Chief Executive Officer or by the Board of Directors. The Secretary shall serve at the pleasure of the Board of Directors.

           (6) Treasurer: The Treasurer shall have custody of all moneys and securities of the corporation, shall keep regular books of account, and in general perform all of the other duties incident to the office of treasurer and such other duties as may, from time to time, be assigned by the Chief Executive Officer or by the Board of Directors. The Treasurer shall serve at the pleasure of the Board of Directors.

           (7) Removal and Resignation: Any officer may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby. Any officer may resign at any time by giving written notice thereof to the Chief Executive Officer or the Secretary; and acceptance of such resignation shall not be necessary to make it effective.

           (8) Compensation: Officers shall receive such compensation for their services as may be authorized or ratified by the Compensation Committee or the Board of Directors. Election of an officer shall not of itself create contract rights to compensation for services performed as such officer.


                                   ARTICLE V
                                     STOCK

           (1) Certificates: Certificates representing shares of the capital stock of the corporation shall be in such form as may be approved by the Board of Directors and shall be signed by the President, or the Vice President, and by the Secretary or an Assistant Secretary. Such signatures may be facsimiles if the certificate is countersigned by a transfer agent of the corporation or registered by a registrar, other than the corporation itself or an employee thereof. In case any officer whose facsimile signature has been placed on a certificate has ceased to be such an officer before such certificate is issued, such certificate may be issued with the same effect as if he were such officer at the date of its issue. All certificates shall be consecutively numbered and the names of the owners, the number of the shares and the date of issue shall be entered on the books of the corporation. Each certificate representing shares shall state upon the face thereof (a) that the corporation is organized under the laws of the State of Colorado, (b) the name of the person to whom issued and (c) the number of shares which such certificate represents.

           (2) Transfers of Stock: The capital stock of the corporation shall be subject to such valid restrictions on the transfer thereof as the Board of Directors may by resolution determine prior to the issuance of the stock subject to such restriction, to such restrictions as shall be agreed upon in writing by all the persons owning or having subscribed for any shares of stock in the corporation at the time of such written agreement, and to such restrictions as the corporation and the person owning stock subject to such restrictions may agree upon in writing. Any certificate representing shares of stock subject to any such restriction or transfer shall have typed or printed on the face thereof a statement that the shares of stock represented by such certificate are subject to restrictions on their transfer and shall make reference to the provisions of the restrictions and designate the agreement or minutes of the Board of Directors in which all of the terms of the restrictions may be found. A copy of such agreement or of the minutes of the meeting of the Board of Directors shall be kept at the principal office of the corporation and shall be open for the inspection of any shareholder at all reasonable times. Subject to any restrictions which may be established as hereinbefore provided, the shares of the capital stock of the corporation shall be transferable on the books of the corporation only by the person named in the certificate, or his attorney or legal representative, lawfully constituted and appointed in writing, and upon surrender of the certificate therefor, in accordance with the laws of the State of Colorado, now or hereafter in effect.

           (3) Lost Certificates: The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the transfer agent may, in his or its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificate of his legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claims that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.


                                   ARTICLE VI
                                      SEAL

           The Board of Directors may adopt a seal which shall have inscribed thereon the name of the corporation and the words "SEAL" and "COLORADO" which, when adopted, shall constitute the corporate seal of the corporation.


                                  ARTICLE VII
                                  FISCAL YEAR


           The Board of Directors, by resolution, may adopt a fiscal year for this corporation.


                                  ARTICLE VIII
                                INDEMNIFICATION

           (1) Advancement of Expenses: Expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the corporation, for which such director or officer may be entitled to indemnification under the corporation's articles or incorporation, shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation, and upon satisfaction of any other requirements of applicable law.

           (2) Insurance: The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.


                                   ARTICLE IX

           These bylaws may at any time and from time to time be amended, altered or repealed by the Board of Directors; provided, however, that the provisions of Article II, Section 8(b) relating to class voting shall not be amended except upon the unanimous vote of all shareholders of the corporation.

                                                                       EXHIBIT G


                              (Form of Opinion of
                                Company Counsel)





                                              (Closing Date)


Bell Canada International Inc.
1000, rue de la Gauchetiere - West
Bureau 1100
Montreal, Quebec
Canada H3B 4Y8


Dear Sirs:


           I am Vice President/General Counsel of Jones Intercable, Inc., a Colorado corporation (the "Company"), and have served as counsel for the Company in connection with the preparation, execution and delivery of the Stock Purchase Agreement dated as of April __, 1994 (the "Agreement") between the Company and Bell Canada International Inc., a corporation incorporated under the Canada Business Corporations Act (the "Purchaser"). Unless otherwise defined herein, terms used herein shall have the meanings set forth in the Agreement.

           I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Agreement, the Spacelink Agreement, the Related Agreements, the certificate of incorporation, by-laws and resolutions of the Board of Directors of the Company and such other documents, corporate records, certificates of public authorities and other documents and instruments as I have deemed necessary or advisable for the purpose of rendering the opinions hereinafter expressed. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents. As to various questions of fact material to the opinions hereinafter expressed, I have relied upon the representations and warranties of the Company contained in the Agreement, and certificates, representations and statements of officers of the Company and its affiliates and of public officials. I have also assumed that the representations and warranties of the Purchaser in the Agreement are true and correct.

           On the basis of the foregoing, I am of the opinion that:

           1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           2. The execution, delivery and performance by the Company of the Agreement, the Spacelink Agreement and the Related Agreements, are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Each of the Agreement, the Spacelink Agreement and the Related Agreements has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Company.

           3. Except as listed on Schedule 3.3 of the Agreement, the execution, delivery and performance by Company of the Agreement, the Spacelink Agreement and the Related Agreements require no action of any Intercable Group Entity by or in respect of, or filing by any Intercable Group Entity with, any Governmental Authority organized within the United States of America, other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

           4. Except as listed on Schedule 3.4 of the Agreement, the execution, delivery, and performance by the Company of the Agreement, the Spacelink Agreement and the Related Agreements do not (i) violate (x) the articles of incorporation or by-laws of the Company or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Intercable Group Entity, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Intercable Group Entity under, or cause a loss of any benefit to which such Intercable Group Entity is entitled under, any agreement or other instrument binding upon any Intercable Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Intercable Group Entity or
(iv) result in the creation or imposition of any Lien on any asset of any Intercable Group Entity, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           5. Schedule A hereto accurately states as of the date hereof the authorized capitalization of the Company and the number of shares of each class of Capital Stock issued and outstanding, or reserved for issuance. All outstanding shares of Capital Stock (including the Spacelink Shares) have been duly authorized and validly issued, fully paid and non-assessable and have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. The Shares have been duly authorized and, when the Purchase Price is paid to the Company as contemplated by the Agreement, will be validly issued, fully paid and non-assessable. At the Closing, the Company will transfer and deliver to Purchaser valid title to the Shares, free and clear of any Lien.

           6. Each Subsidiary identified as a corporation on Schedule 3.6 to the Agreement is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary identified as a partnership on Schedule 3.6 to the Agreement is a partnership duly organized and validly existing as a partnership under the laws of its jurisdiction of organization. Each Subsidiary has all corporate or partnership powers, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           7. Except as disclosed in Schedule 3.13 to the Agreement or the Current SEC Filings, to my knowledge, there are no claims, action, suits, proceeding or investigations pending by or against or threatened against any Intercable Group Entity or any of their respective businesses, properties assets or any of the capital stock of any Intercable Group Entity at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the Transactions or the exercise by the Purchaser of the Control Option.

           8.  The (describe proxy/registration statement) (the
"Proxy/Registration Statement") (except for financial statements and schedules included therein as to which I do not express any opinion) complies as to form in all material respects with the Securities Act and the Exchange Act.

           9. Each document incorporated by reference in the Proxy/Registration Statement (except for financial statements and schedules included therein as to which I do not express any opinion) complied when so filed as to form in all material respects with the Exchange Act.

          10. The Company has taken all action required by law, its articles of incorporation and its by-laws or otherwise to (i) approve the Intercable Proposals, (ii) approve and adopt the by-laws attached as Exhibit F to the Agreement and (iii) increase the number of members of the Board of Directors of the Company to 13. Schedule B hereto lists the persons that have been duly designated to serve on the Board of Directors of the Company until the next annual meeting of Shareholders.

           I am a member of the Bar of the State of Colorado. I express no opinion as to the laws of any jurisdiction other than Colorado or the federal law of the United States.


                                    Very truly yours,

                                                                       EXHIBIT H



                              (Form of Opinion of
                              Purchaser's Counsel)





                                              (Closing Date)


Jones Intercable, Inc.
9697 East Mineral Avenue
Englewood, Colorado  80112


Dear Sirs:

           We are General Counsel and Assistant General Counsel, respectively, of Bell Canada International Inc., a corporation incorporated under the Canada Business Corporations Act (the "Purchaser"), and have served as counsel for the Purchaser in connection with the preparation, execution and delivery of the Stock Purchase Agreement dated as of April __, 1994 (the "Agreement") between Purchaser and Jones Intercable, Inc., a Colorado corporation (the "Company"). Unless otherwise defined herein, terms used herein shall have the meanings set forth in the Agreement.

           We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, of the Shareholders Agreement, of the Supply and Services Agreement and the Secondment Agreement, of the certificate of incorporation, by-laws and resolutions of the Board of Directors of Purchaser and such other documents, corporate records, certificates of public authorities and other documents and instruments as we have deemed necessary or advisable for the purpose of rendering the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to various questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of Purchaser contained in the Agreement, and certificates, representations and statements of officers of Purchaser and its affiliates and of public officials. We have also assumed that the representations and warranties of the Company in the Agreement are true and correct.

           On the basis of the foregoing, we are of the opinion that:

           1. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

           2. The execution, delivery and performance by Purchaser of the Agreement, the Shareholders Agreement and the Supply and Services Agreement and the Secondment Agreement (the "Transaction Agreements") are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser. Each of the Transaction Agreements constitutes the valid and binding agreement of Purchaser.

           3. The execution, delivery and performance by the Purchaser of this Agreement require no action by Purchaser or in respect of, or filing by Purchaser with, any governmental body, agency or official other than filings under the Exchange Act and Exon-Florio and any other such action or filing as to which the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the business, assets, results of operations, properties or financial condition of the Company and its Subsidiaries taken as a whole.

           4. The execution, delivery and performance by the Purchaser of the Transaction Agreements do not (i) violate the certificate of incorporation or by-laws of Purchaser or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or instrument binding upon the Purchaser, except, in the case of clauses (ii) and
(iii), to the extent that any such violation, failure to obtain any such consent or take such other action would not reasonably be expected to be, individually or in the aggregate, material to the business, assets, results of operations, properties or financial condition of the Purchaser.

           We are members of the Bar of the Province of Quebec. We express no opinion as to the laws of any jurisdiction other than the Province of Quebec and the Canada Business Corporations Act.

                                    Very truly yours,

                                                                       EXHIBIT I



                         REPRESENTATIONS AND WARRANTIES
                              CONCERNING SPACELINK


           The Company represents and warrants to the Purchaser:

           1. Corporate Existence and Power. At the time the Spacelink Transaction was consummated, Spacelink was (i) a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and had all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) duly qualified to do business as a foreign corporation and was in good standing in each jurisdiction where such qualification was necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to the Purchaser true and complete copies of the articles of incorporation and bylaws as in effect at the time the Spacelink Transaction was consummated.

           2. Corporate Authorization; Minute Books. (a) The execution, delivery and performance by Spacelink of the Spacelink Agreement was within Spacelink's corporate powers and was duly authorized by all necessary corporate action on the part of Spacelink. The Spacelink Agreement constitutes a valid and binding agreement of Spacelink.

           (b) The Company has made available to the Purchaser true and complete copies of all minutes of meetings and actions by consent of the board of directors of Spacelink and any committees thereof. All actions taken by Spacelink requiring action by its board of directors or shareholders have been duly authorized or ratified by all necessary corporate action and are evidenced in such minutes and consents.

           (c) The Board of Directors of Spacelink, at a meeting duly called and held and taking into account the unanimous recommendation of a special committee of the Board of Directors as to the minority shareholders, has unanimously (i) determined that the transaction contemplated hereby is fair to, and in the best interest of, Spacelink's shareholders and (ii) resolved to recommend the Spacelink Proposals to the shareholders of Spacelink. Spacelink further represents that Goldman Sachs & Co. has delivered to the Board of Directors its written opinion that the number of shares to be received by the minority shareholders of Spacelink pursuant to the transactions contemplated hereby is fair to Spacelink's Minority Shareholders. Spacelink has been advised that all of its directors who are shareholders of Spacelink intend to vote in favor of the Spacelink Proposals.

           3. Governmental Authorization. Assuming the accuracy of the Purchaser's representations and warranties contained in Section 4.3 of the Agreement, the execution, delivery and performance by Spacelink of the Spacelink Agreement, and the consummation of the Spacelink Transaction, did not require action of any Spacelink Group Entity by or in respect of, or filing by any Spacelink Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than (i) compliance with any applicable requirements of the Exon-Florio Act, (ii) the actions and filings listed on (Schedule 3.3) and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           4. Non-Contravention. The execution, delivery and performance by Spacelink of the Spacelink Agreement, and the consummation of the Spacelink Transaction, did not, at the time the Spacelink Transaction was consummated:

           (i) violate (x) the articles of incorporation or by-laws of Spacelink or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Spacelink Group Entity,

          (ii) assuming compliance with the matters referred to in Section 3 and the accuracy of Purchaser's representations and warranties contained in
     Section 4.3 of the Agreement, violate any applicable law, rule, regulation, judgment, injunction, order or decree,

         (iii) except as set forth in Schedule 3.4 to Exhibit D and assuming compliance with the matters referred to in Section 3 above, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Spacelink Group Entity under, or cause a loss of any benefit to which such Spacelink Group Entity is entitled under, any agreement or other instrument binding upon any Spacelink Group Entity or any Franchise Agreement, license, permit or other similar authorization held by any Spacelink Group Entity, or

           (iv) result in the creation or imposition of any Lien on any asset of any Spacelink Group Entity,

except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           5. Capitalization of Spacelink. At the time the Spacelink Transaction was consummated: (a)

           (i) Spacelink's authorized capital stock consists of (A) 220,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of which 77,632,700 shares are issued and outstanding (of which 65,976,148 shares are held by the JI Group) and
     (B) 415,000 shares of Class B Common Stock par value $.01 per share (the "Class B Common Stock"), all of which are issued and outstanding (all of which are held by Jones International, Ltd); and

           (ii) there are outstanding options to purchase an aggregate of 2,116,947 shares of Class A Common Stock of Spacelink and Spacelink holds no shares of Class A Common Stock or Class B Common Stock in its treasury.

           (b) Except as set forth in paragraph (a) of this Section 5, there were no outstanding (i) shares of capital stock or other voting securities of Spacelink, (ii) securities of Spacelink convertible into or exchangeable for shares of capital stock or voting securities of Spacelink, or (iii) except as contemplated by the Spacelink Agreement, options or other rights to acquire from Spacelink, or other obligation of Spacelink to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Spacelink (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Outstanding Securities"). There were no outstanding obligations of any Spacelink Group Entity to repurchase, redeem or otherwise acquire any Outstanding Securities.

           (c) All outstanding shares of capital stock of Spacelink had been duly authorized and validly issued, fully paid and non-assessable and had been offered, issued, sold and delivered by Spacelink in compliance with applicable federal and state securities laws.

           (d) To the knowledge of the Company, there were no voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of capital stock of Spacelink other than those so created by the articles of incorporation and by-laws of Spacelink.

           6. Subsidiaries. All Subsidiaries of Spacelink at the date the Agreement was executed, and their respective jurisdictions of incorporation or organization (as applicable), are identified on Schedule 3.6.

           7. Financial Statements. The audited and unaudited interim consolidated financial statements of Spacelink included in the SEC Documents fairly present, in all material respects and in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Spacelink and its consolidated subsidiaries as at the date thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of unaudited interim financial statements).

           8. Directors and Officers. Schedule 3.21 identifies all directors and officers of Spacelink at the date of the Agreement. None of such directors or officers has indicated to an officer of the Company that he or she intends to resign or retire within one year after the Closing Date as a result of the Transactions or the exercise by Purchaser of the Control Option.

           9. Definitions. (a) For purposes of this Exhibit I, the following terms have the following meanings:

            "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Spacelink.

           (b) All other capitalized terms used but not defined herein have the meanings set forth in the Stock Purchase Agreement (the "Agreement") dated as of May 31, 1994 between Bell Canada International Inc. and Jones Intercable, Inc.

                                                                       EXHIBIT J



                              SPACELINK COVENANTS

           1. Stockholder Meetings; Proxy Material. (a) Spacelink will cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the following matters (the "Spacelink Proposals"):

           (i) a proposal to approve (x) the acquisition by the Company of substantially all of the assets of Spacelink in exchange for the Spacelink Shares and the assumption by the Company of all liabilities of Spacelink,
     (y) the dissolution of Spacelink and (z) the distribution by Spacelink to its shareholders of all of the shares of Capital Stock then held by Spacelink, in each case as contemplated by the Spacelink Agreement, and

           (ii) a proposal to approve the Alternative Transaction (as defined in the Transaction Agreement).

The Directors of Spacelink will, subject to their fiduciary duties as advised by counsel, recommend approval of the Spacelink Proposals by Spacelink's stockholders.

           (c) In connection with such meetings, Spacelink (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a joint proxy statement/prospectus and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of the matters submitted for approval to such stockholders and (iii) will otherwise comply with all legal requirements applicable to such meeting.

           (d) Spacelink will not file, amend or supplement any SEC Transaction Document without prior consultation with the Purchaser and its counsel. Spacelink shall notify the Purchaser promptly of the receipt by Spacelink of any comments from the SEC for amendments or supplements to any SEC Transaction Document or for additional information and will supply the Purchaser with copies of all correspondence between the Company or, to the extent available to Spacelink and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to any SEC Transaction Document.

           2. Conduct Prior to Closing of the Spacelink Group Entities. (a) From the date hereof until the Spacelink Closing Date, Spacelink shall, and will cause each of the other Spacelink Group Entities to, conduct its businesses in the ordinary course consistent with past practice and to use its reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

           (b) Without limiting the generality of paragraph (a) above, from the date hereof until the Closing Date, Spacelink will not, and will not permit any Spacelink Group Entity to, take or agree to take any action that would knowingly make any representation and warranty set forth in Article 3 of the Spacelink Agreement inaccurate in any respect at, or as of any time prior to, the Spacelink Closing Date. The Purchaser will not take or agree to take any action that would knowingly make any representation and warranty set forth in Article __ inaccurate in any respect at, or as of any time prior to, the Spacelink Closing Date.

           (c) From the date hereof until the Closing, Spacelink will regularly advise and consult with the Purchaser as to the business of the Spacelink Group Entities, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales of cable television systems (both as they relate to Partnership Systems and Owned Systems), (ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related policy decisions. From the date hereof until the Closing, the Company will deliver to the Purchaser copies of any agreements described in Section 3.14 of the Spacelink Agreement that are entered into by a Spacelink Group Entity after the date hereof.

           (d) As soon as available, Spacelink shall furnish the Company with a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows for (i) all fiscal quarters ending after November 30, 1993 but prior to the Spacelink Closing Date, and (ii) when available, for the fiscal year ended May 31, 1994. All such financial statements will be (and will be accompanied by a statement by the Chief Financial Officer of Spacelink that, in the opinion of management of Spacelink such financial statements have been) prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Spacelink at, and for the period ended, May 31, 1993, will fairly present, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition, results of operations, stockholders' equity and cash flows for the applicable periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

           (e) As soon as available and in any event within 20 calendar days after the end of each monthly accounting period ending prior to the Closing, Spacelink shall furnish the Company with a management report with respect to operating revenues, operating expenses, capital expenditures and related information in such detail as such management report is prepared for the use of the management of Spacelink, consistent with past practice.

           (f) Purchaser acknowledges that prior to the date hereof certain services have been provided by the Spacelink Group Entities to the JI Group Entities, and by the JI Group Entities to the Spacelink Group Entities. Purchaser agrees that the services described in the Spacelink Proxy Statement may continue to be provided during the period from the date hereof to the Spacelink Closing Date, on terms and conditions consistent with past practice. Except for transactions described in the immediately preceding sentence or contemplated by the Spacelink Agreement or the Stock Purchase Agreement, Spacelink agrees that neither it nor any Spacelink Group Entity will engage in any material transaction, or enter into any material agreement, with any JI Group Entity unless the terms of such transaction are fully and fairly disclosed to, and approved by, Purchaser.

           3. Access to Information. (a) From the date hereof until the earlier of the Spacelink Closing Date or the termination of the Spacelink Agreement, Spacelink will (i) give, and will cause each other Spacelink Group Entity to give, the Purchaser and BCI and their respective counsel, financial advisors, auditors and other authorized representatives (the "Authorized Representatives") full access to the offices, properties, books and records of the Spacelink Group Entities, (ii) furnish, and will cause each other Spacelink Group Entity to furnish, to the Authorized Representatives such financial and operating data and other information as such Persons may reasonably request and
(iii) instruct the employees, counsel and financial advisors of the Spacelink Group Entities to cooperate with such Authorized Representatives in their investigation of the Spacelink Group Entities.

           (b) Any investigations described in paragraph (a) by the Authorized Representatives will be conducted so as not to unreasonably disrupt the business operations of any Spacelink Group Entity, as the case may be. No investigation by the Authorized Representatives or other information received by the Authorized Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made under the Spacelink Agreement.

           4. Notices of Certain Events. From the date hereof until the earlier of the Spacelink Closing Date or the termination of the Spacelink Agreement, Spacelink and the Purchaser shall promptly notify each other of:

           (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or the exercise by BCI of the Control Option;

          (ii) any notice or other communication from any Governmental Authority in connection with any of the Transactions or the exercise by BCI of the Control Option;

         (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting any Spacelink Group Entity, or the Purchaser, as applicable, that, if pending on the Closing Date, would be required to be disclosed pursuant to Section 3.13 of the Spacelink Agreement, as applicable, or that relate to the consummation of the Transactions or the exercise by BCI of the Control Option; and

          (iv) any other material adverse developments affecting the business of Spacelink, other than developments affecting the cable television industry generally.

           5. Reasonable Efforts. (a) Subject to the terms and conditions of the Spacelink Agreement, each of the Purchaser and Spacelink will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to satisfy the conditions to the other party's obligations under the Spacelink Agreement, as the case may be. The Purchaser and Spacelink agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Spacelink Transaction in accordance with the terms of the Spacelink Agreement.

           (b)  Spacelink and the Purchaser shall cooperate with one another
(i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Spacelink Transaction and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

           6. Public Announcements. Spacelink and the Purchaser agree to consult with each other before issuing (or allowing their Affiliates or Subsidiaries to issue) any press release or making any public statement with respect to any of the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

           7. Other Offers. (a) From the date hereof until the earlier of the Spacelink Closing Date or the termination of the Spacelink Agreement, no Restricted Person will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject, in the case of the Company, to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, with a view to pursuing an Acquisition Proposal with any Person (x) engage in negotiations with, or (y) disclose any nonpublic information relating to any Spacelink Group Entity to, or (z) afford access to the properties, books or records of any Spacelink Group Entity to, any such Person. From the date hereof until the earlier of the Spacelink Closing Date or the termination of the Spacelink Agreement, Spacelink will promptly notify the Purchaser after receipt by a Restricted Person of (A) any Acquisition Proposal or (B) actual notice that any person is giving serious consideration to making an Acquisition Proposal or (C) any request for nonpublic information relating to any Spacelink Group Entity or for access to the properties, books or records of any Spacelink Group Entity by any person that has made, or a Restricted Person reasonably believes is considering making, an Acquisition Proposal and will keep the Purchaser fully informed of the status and details of any such Acquisition Proposal, notice or request. Nothing in this Section 8 shall prevent a Restricted Person from discussing, negotiating and otherwise pursuing transactions contemplated by Section 3.

           8. BCI. Spacelink acknowledges that it has reviewed the Stock Purchase Agreement, including Section 5.4 thereof, and that Purchaser has agreed to furnish to BCI information provided by Spacelink to Purchaser hereunder.

           9. Definitions. (a) For purposes of this Exhibit K, the following terms have the following meanings:

           "Acquisition Proposal" means a bona fide offer or proposal for, or indication of interest in, a merger or other business combination involving Spacelink or any other Spacelink Group Entity or the acquisition of any equity interest in, or a substantial portion of the assets of, any Spacelink Group Entity, other than the Spacelink Transaction.

           "BCI" means Bell Canada International Inc., a Canadian corporation.

           "Purchaser" means Jones Intercable, Inc., a Colorado corporation.

           "Restricted Persons" means any Spacelink Group Entity and their respective officers, directors, employees or other agents.

           "SEC Documents" means all registration statements, reports and proxy statements required to be filed by Spacelink or any other Spacelink Group Entity under the Securities Act and the Exchange Act.

           "Spacelink Proxy Statement" means the proxy statement dated November 19, 1993 of Spacelink prepared in connection with the Notice of Annual Meeting of Shareholders of Spacelink to be held on December 21, 1993.

           (b) All other capitalized terms used but not defined herein have the meanings set forth in the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of ___________, 1994 between Bell Canada International Inc. and Jones Intercable, Inc.

                                                                       EXHIBIT K


                              SECONDMENT AGREEMENT

                        Dated as of (Closing Date), 1994

                     Between BELL CANADA INTERNATIONAL INC.

                                      and

                             JONES INTERCABLE, INC.


SECONDMENT AGREEMENT made and entered into as of (Closing Date), 1994, between Bell Canada International Inc. ("BCI"), a Canadian corporation, and Jones Intercable, Inc. ("Jones"), a Colorado corporation. WHEREAS Jones is in the business of providing cable television service, which is to include fixed wire telecommunications services, in the United States of America and desires to have the benefit of the experience, knowledge, trained personnel and supervision capabilities of BCI by way of the secondment of certain personnel; and
 WHEREAS BCI has agreed, so far as it is able, to provide or procure the provision of such personnel upon the terms and conditions hereafter contained.

NOW, THEREFORE, the parties hereto agree as follows:

1.   DEFINITIONS

     In this Agreement unless the context otherwise requires, the following terms shall have the meaning set opposite, namely:

     "Affiliate(s)"           An affiliate of a specified person is any person
                              directly or indirectly controlling, controlled by or under common control with the specified person;

     "Agreement"              this Agreement, including its recitals and
                              appendix, as amended from time to time;

     "Business Day"           any day other than a Saturday, a Sunday, or a day
                              on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado;

     "Employment Costs"       the actual costs directly incurred by BCI or any
                              Affiliate thereof, as the case may be, in respect of the employment of each seconded employee, including but not limited to, the salary, benefits, bonuses, payroll and payroll related taxes, employer's pension contributions, subsistence and/or other allowances, private health scheme contributions and any relocation or expatriate costs, plus all reasonable administrative expenses relating thereto;

     "Intellectual Property"  patents, copyrights, designs, know-how and other intellectual property rights which are
                              protectable at law, whether registered or unregistered and including applications for any of the same;

     "Shareholders Agreement" the Shareholders Agreement dated the date hereof among Glenn R. Jones, Jones International, Ltd, BCI (and Jones Spacelink, Ltd) in respect of Jones;

     The expression "person" as used herein includes any individual, corporation, company, partnership or other entity. The singular includes the plural and vice versa. All terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Shareholders Agreement.

     References herein to clauses shall be taken as referring to clauses in this Agreement. Headings to clauses are for information only and shall not affect the construction or interpretation of this Agreement.

     Where any obligation in this Agreement is expressed to be performed by any Affiliate of BCI, then BCI shall procure that any such obligation be performed and observed by such Affiliate on the terms and conditions set out hereafter and shall be liable for any failure to do so as if the same were obligations of BCI.

2.   SECONDMENT SERVICES

     2.1. BCI shall have the right to second an agreed number of qualified personnel of BCI or any Affiliate thereof, at appropriate levels of responsibility into various business disciplines of Jones (collectively, the "Secondment Services"). More particularly, without restricting the generality of the foregoing, BCI shall have the right to second persons for up to 10 positions. Such positions shall be mutually agreed from time to time by BCI and Jones and shall initially include the positions described in Schedule A attached hereto;

     2.2. Subject to the terms and conditions of Clause 2.1, the parties acknowledge and agree that:

                 2.2.1 BCI and Jones shall collaborate on the purpose, scope and expected duration of the secondment of personnel and the identity of the employees to be seconded and BCI shall provide such information regarding the Employment Costs and terms and conditions of employment relating to such employees as Jones may reasonably require;

                 2.2.2 One (1) of the employees to be seconded to Jones will interface with Jones Financial Group, Inc. to identify and pursue investment opportunities for Jones;

                 2.2.3 Each seconded employee shall remain an employee of BCI or any Affiliate thereof, as the case may be, and notwithstanding any provision of this Agreement, nothing herein shall make any such employee an employee of Jones provided, however, that each seconded employee shall be managed by Jones, shall perform such duties and provide such services at such times and at such places as Jones may from time to time reasonably require, shall carry out such reasonable directions as may be given to him or her from time to time by Jones and shall act in accordance with and subject to the reasonable instructions of Jones;

                 2.2.4 Subject to the terms and conditions of Clause 2.3 of this Agreement, BCI shall itself, or, as the case may be, shall procure, that any Affiliate of BCI shall, in relation to each seconded employee, pay such employee's Employment Costs;

                 2.2.5 Jones shall take the same degree of care in respect of such seconded employee as if he or she were an employee of Jones and, in any event, no greater than required by applicable laws of the United States of America;

                 2.2.6 BCI shall have the right upon reasonable notice to inspect during normal business hours the working environment of a seconded employee;

                 2.2.7 BCI or the relevant Affiliate of BCI shall retain the absolute right to discipline and dismiss any seconded employee and Jones shall not and shall not purport to exercise any such right, provided that at any time Jones may require BCI to procure that any seconded employee cease to provide services to Jones and leave any premises owned or occupied by Jones if Jones in its reasonable discretion believes that the seconded employee has committed any act or omission which would entitle Jones to dismiss such employee had he or she been employed by Jones on the terms and conditions under which he or she is employed by BCI or a BCI Affiliate, or if Jones in its reasonable discretion believes that such employee has conducted himself or herself in a manner which is contrary to or otherwise not in the best interest of Jones;

                 2.2.8 If Jones requires that any seconded employee cease providing services to Jones during the duration of secondment in accordance with Clause 2.2.7 of this Agreement, or if any such employee is unable due to illness, accident or other incapacity to perform his or her duties, BCI shall use all reasonable endeavours to provide a substitute employee, but shall be under no obligation to do so. Jones shall provide BCI with all reasonable assistance as is necessary to enable the disciplinary process of BCI or the relevant Affiliate of BCI to operate in respect of any seconded employee.

                 2.2.9 To the extent that such employees are not covered by an equivalent policy of BCI or the relevant Affiliate of BCI (and that the cost thereof is not included in Employment Costs of such employee), Jones shall ensure that all seconded employees are insured in the same manner as its own employees in comparable positions against all insurable risks (other than insurance which, by its terms or by law, is not available to persons who are not employees) arising while any seconded employee is attending at the premises or other facilities of Jones pursuant to this Agreement;

     2.3. Jones shall reimburse BCI or any Affiliate thereof, as the case may be, within 30 days of the date of BCI's or its Affiliate's invoice, all Employment Costs in respect of each seconded employee appointed in accordance with Clause 2 of this Agreement, calculated and apportioned on a daily basis. Such invoices shall be submitted to Jones on a monthly basis;

     2.4. BCI shall use its best endeavours to notify Jones, not less than 30 days prior to the implementation thereof, of any change in the Employment Costs of any seconded employee (and the effective date thereof) during the period of secondment and thereafter the amounts payable by Jones under Clause 2.3 shall be adjusted accordingly. Jones shall have the right to require BCI to procure that any seconded employee cease to provide services to Jones in the event that the Employment Costs of such employee have substantially increased beyond those originally contemplated under Clause 2.2.1. BCI shall use all reasonable endeavours to provide a substitute employee, but shall not be under any obligation to do so;

     2.5. Each party will ensure that it keeps accurate records of the amounts charged and paid (including the method of calculation) pursuant to Clauses 2.3 and 2.4 and, at the other's expense, will allow the other all reasonable access thereto.

     2.6. Jones may within 60 days of the end of each full year of this Agreement or, if earlier, within 60 days of termination of this Agreement require that the Employment Costs charged to Jones in relation to employees seconded pursuant to Clause 2.1 during the preceding year be subject to audit in order to establish whether the Employment Costs of such seconded employees have been calculated correctly. Such audit shall be carried out by the auditors of BCI (the "Auditors") in accordance with Canadian generally accepted accounting principles. The parties shall give the Auditors all reasonable assistance. If the Auditors shall reasonably determine that the amounts charged to Jones exceeded by five percent (5%) the actual relevant Employment Costs, then BCI shall, or shall procure that the relevant Affiliate of BCI shall, repay any excess to Jones. Where the Auditors determine that the amounts so charged exceeded such Employment Costs by five percent (5%), the reasonable professional costs of the Auditors shall be borne by BCI, failing which the professional costs of the Auditors shall be borne by Jones.

3.   INTELLECTUAL PROPERTY

     Any Intellectual Property developed or created by any employee of BCI or any Affiliate thereof, while on secondment to Jones which directly relates to or concerns the business of Jones from time to time, shall confer on Jones the same rights in respect thereof as would have accrued to Jones had the relevant employee been in the employment of Jones at the relevant time. BCI shall use its reasonable efforts to procure that the said employee shall at the written request and expense of Jones do all things which, in the reasonable opinion of Jones, may be necessary or desirable to vest all such Intellectual Property in favour of Jones. Any other Intellectual Property developed or created by an employee shall belong at all times to that person's employer.

4.   LIABILITY CLAUSE

     4.1. BCI shall ensure that and shall procure that BCI's Affiliate(s) ensure that the Secondment Services shall be provided by BCI or any Affiliate thereof, as the case may be, or any such seconded employee with reasonable care and skill and shall be of a standard normally adopted and practiced by BCI or the relevant Affiliate of BCI or expected of such employees with respect to its own business and affairs, provided that, (i) BCI and the relevant Affiliates of BCI shall not be liable on account of anything done by them or any seconded employee in good faith in accordance with or pursuant to the direction of Jones, and (ii) neither BCI nor any Affiliate thereof, shall be liable to Jones for any error of judgment or for any loss suffered by Jones in connection with the subject matter of this Agreement (howsoever any such loss may have occurred) unless such loss arises from gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by BCI or any Affiliate thereof or any seconded employee of its obligations or duties under or pursuant to the terms of this Agreement.

     4.2. Each party shall be liable hereunder only for direct damages incurred by the other and in no event shall either party be liable for any consequential or indirect damages.

5.   ASSIGNMENT

     Each party hereto agrees not to assign or dispose of any of its rights and obligations under this Agreement without the prior consent of the other party, provided, however, that BCI may effect an assignment of its rights hereunder to an Eligible Assignee upon mere written notice to Jones.

6.   WAIVER

     The waiver, express or implied, by either party hereto of any right hereunder or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed as a waiver of any other right hereunder or of any failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

7.   NO PARTNERSHIP

     Nothing in this Agreement shall constitute either party as partner, agent or representative of the other. Neither BCI nor any Affiliate of BCI nor, unless otherwise agreed to, any employee seconded to or providing services to Jones hereunder shall have any authority to negotiate, enter into or amend or terminate contracts on behalf of Jones.

8.   NOTICES

     Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post or by facsimile to the respective addresses or facsimile numbers given below or such other address or facsimile number as the recipient may notify to the sender in writing. Proof of posting or despatch shall be deemed to be proof of receipt:

     (a) in the case of a letter sent by post, 48 hours after posting and in the case of a letter delivered personally upon delivery to the relevant addressee;

     (b) in the case of facsimile on the date on which the facsimile is transmitted by the sender:

           (i) to BCI:    1000 de la Gauchetiere Street West
                          Suite 1100
                          Montreal, Quebec H3B 4Y8
                          Facsimile: (514) 392-2342
                          Attention: General Counsel

          (ii) to Jones:  9697 East Mineral Avenue
                          Englewood,Colorado 80155-3309
                          U.S.A.
                          Facsimile: (303) 799-1644
                          Attention: General Counsel

9.   GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such State.

10.  TERM AND TERMINATION

     This Agreement shall be effective on the date first above written and shall terminate on the Event Date.

ii.  ENTIRE AGREEMENT

     This Agreement consists of these terms and conditions thereto and supersedes all proposals, oral or written, and all negotiations, conversations or discussions heretofore had betwcen the parties in relation to the subject matter of this Agreement. No understandings or agreements, verbal or otherwise, exist between the parties except as herein expressly set out.

12.  NON-SOLICITATION

     Jones agrees not to enter into any agreement or arrangement, directly or indirectly, written or verbal with any consultant, agent, employee or independent contractor of BCI or any Affiliate thereof who provides services directly to Jones hereunder for a period of thirty (30) months following his or her completion of such services, unless authorized in advance by BCI in writing.

13.  SEVERABILITY

     The invalidity or unenforceability of any provision, in whole or in part, of this Agreement shall not in any way affect the validity or enforceability of any other parts or provisions thereof; provided, however, that the parties hereto shall use their best efforts to achieve the purpose of the invalid or unenforceable provision or part thereof by a new valid and enforceable stipulation.

BELL CANADA INTERNATIONAL INC.    JONES INTERCABLE, INC.



By:    ______________________     By:    ________________________

Name:  ______________________     Name:  ________________________

Title: ______________________     Title: ________________________

                                  SCHEDULE "A"

Subject to the mutual agreement of BCI and Jones, and subject to changing business conditions, the following positions are currently contemplated for BCI secondees:

Engineering/technical: At least four fairly senior positions to assist in network design, telephony architecture, and project management:

         Vice President of Network Development, reporting to Group VP/Technology, Chris Bowick.

         Two Senior Engineering positions, to work in conjunction with Intercable engineering personnel and the VP of Network Development.

         Director of Technical Education, reporting to Intercable's Group VP/Human Resources, Ray Vigil.

         System Engineers, reporting to System General Managers or System Engineers, from time to time in Intercable's larger systems.

Regulatory: A regulatory affairs director would be responsible for Intercable's dealings with local municipalities and the state Public Utility Commissions, with the goal of obtaining the ability to offer telephony in Intercable's local marketplaces:

         Director of Regulatory Affairs, reporting to Group VP/Marketing or President, depending upon qualifications and fit.

Operations: Positions in the areas of new business development (especially telephony) both at the corporate office and in a few of Intercable's larger operations. The position at the corporate office will work with the Director of Regulatory Affairt; in the pursuit of telephony products:

         Director of New Business/Telephony Development, reporting to Group VP/Marketing or President, depending upon qualifications and fit.

         Manager(s) of New Business/Telephony Development, reporting to System General Managers in Alexandria, Albuquerque, Chicago.

Marketing: Positions in marketing research and implementation:

         Senior Research Analyst, reporting to the Group VP/Marketing.

         Finance: A person in finance, with responsibilities running from assisting in bank relations, acquisition and disposition due diligence and analysis, coordination with Jones Financial Group, Inc., and cash management:

         Assistant Treasurer/Director of Finance, reporting to Group VP/Finance, Kevin Coyle.

         Management Information Systems: MIS individuals with billing systems experience, with a special emphasis on telephony operations:

         Senior Information Systems Specialists (2), reporting to either the President of Intercable's MIS company or one of his direct reports.